UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CARNIVAL CORPORATION

CARNIVAL plc

(Name of Registrants as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2014 ANNUAL MEETINGS OF SHAREHOLDERS AND PROXY STATEMENT

Meeting Date:

Thursday, April 17, 2014

At 8:00 a.m. (EDT)

Meeting Place:

Four Seasons Hotel

57 East 57th Street

New York, New York 10022

United States of America

February 20, 2014

MICKY ARISON

Chairman of the Boards

To our Shareholders:

It is my pleasure to invite you to attend our joint annual meetings of shareholders at the Four Seasons Hotel, 57 East 57th Street, New York, New York 10022, United States on Thursday, April 17, 2014. The meetings will commence at 8:00 a.m. (EDT), and although there are technically two separate meetings (the Carnival plc meeting will begin first), shareholders of Carnival Corporation may attend the Carnival plc meeting and vice-versa. We plan to continue to rotate the location of the annual meetings between the United Kingdom and the United States each year in order to accommodate shareholders on both sides of the Atlantic.

We are also pleased to offer an audio webcast of the annual meetings at www.carnivalcorp.com or www.carnivalplc.com.

Details regarding the matters to be voted on are contained in the attached notices of annual meetings of shareholders and proxy statement. Because of the DLC arrangement, all voting will take place on a poll (or ballot).

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting.

The boards of directors consider voting in favor of Proposals 1 through 19 to be in the best interests of Carnival Corporation & plc. Accordingly, the boards of directors unanimously recommend that you cast your vote “FOR” Proposals 1 through 19.

Thank you for your ongoing interest in, and continued support of, Carnival Corporation & plc.

Sincerely,

Micky Arison

NOTICE OF ANNUAL MEETING OF CARNIVAL CORPORATION SHAREHOLDERS	2

NOTICE OF ANNUAL GENERAL MEETING OF CARNIVAL PLC SHAREHOLDERS	5

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETINGS	10

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL CORPORATION	14

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL PLC	17

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	20

PROPOSALS 1-9 RE-ELECTION OF DIRECTORS	20

PROPOSALS 10 & 11 RE-APPOINTMENT AND REMUNERATION OF INDEPENDENT AUDITORS FOR CARNIVAL PLC AND RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR CARNIVAL CORPORATION	23

PROPOSAL 12 RECEIPT OF ACCOUNTS AND REPORTS OF CARNIVAL PLC	23

PROPOSAL 13 AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	23

PROPOSAL 14 APPROVAL OF DIRECTORS’ REMUNERATION REPORT	24

PROPOSAL 15 APPROVAL OF CARNIVAL PLC DIRECTORS’ REMUNERATION POLICY	24

PROPOSALS 16 & 17 APPROVAL OF THE GRANT OF AUTHORITY TO ALLOT NEW CARNIVAL PLC SHARES AND THE DISAPPLICATION OF PRE-EMPTION RIGHTS APPLICABLE TO THE ALLOTMENT OF NEW CARNIVAL PLC SHARES	25

PROPOSAL 18 GENERAL AUTHORITY TO BUY BACK CARNIVAL PLC ORDINARY SHARES	27

PROPOSAL 19 APPROVAL OF CARNIVAL PLC 2014 EMPLOYEE SHARE PLAN	28

BOARD STRUCTURE AND COMMITTEE MEETINGS	33

DIRECTOR COMPENSATION	39

COMPENSATION DISCUSSION AND ANALYSIS and CARNIVAL PLC DIRECTORS’ REMUNERATION REPORT—PART I	41

REPORT OF THE COMPENSATION COMMITTEES	56

EXECUTIVE COMPENSATION	57

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	71

REPORT OF THE AUDIT COMMITTEES	72

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	73

Annex A Carnival plc Directors’ Report
Annex B Carnival plc Directors’ Remuneration Report—Part II
Annex C Carnival plc Corporate Governance Report
Annex D Carnival plc 2014 Employee Share Plan

3655 N.W. 87th Avenue

Miami, Florida 33178

NOTICE OF ANNUAL MEETING OF CARNIVAL CORPORATION SHAREHOLDERS

DATE	Thursday, April 17, 2014

TIME	8:00 a.m. (EDT), being 1:00 p.m. (BST)

The Carnival Corporation annual meeting will start directly following the annual general meeting of Carnival plc.

PLACE	Four Seasons Hotel

57 East 57th Street

New York, New York 10022

United States of America

WEBCAST	www.carnivalcorp.com or www.carnivalplc.com

ITEMS OF BUSINESS	1.	To re-elect Micky Arison as a director of Carnival Corporation and as a director of Carnival plc.

2.	To re-elect Sir Jonathon Band as a director of Carnival Corporation and as a director of Carnival plc.

3.	To re-elect Arnold W. Donald as a director of Carnival Corporation and as a director of Carnival plc.

4.	To re-elect Richard J. Glasier as a director of Carnival Corporation and as a director of Carnival plc.

5.	To re-elect Debra Kelly-Ennis as a director of Carnival Corporation and as a director of Carnival plc.

6.	To re-elect Sir John Parker as a director of Carnival Corporation and as a director of Carnival plc.

7.	To re-elect Stuart Subotnick as a director of Carnival Corporation and as a director of Carnival plc.

8.	To re-elect Laura Weil as a director of Carnival Corporation and as a director of Carnival plc.

9.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and as a director of Carnival plc.

10.

To re-appoint the UK firm of PricewaterhouseCoopers LLP as independent auditors for Carnival plc and to ratify the selection of the U.S. firm of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for Carnival Corporation;

11.	To authorize the Audit Committee of Carnival plc to agree the remuneration of the independent auditors of Carnival plc;

12.	To receive the UK accounts and reports of the directors and auditors of Carnival plc for the year ended November 30, 2013 (in accordance with legal requirements applicable to UK companies);

13.	To approve the fiscal 2013 compensation of the named executive officers of Carnival Corporation & plc (in accordance with legal requirements applicable to U.S. companies);

14.

To approve the Carnival plc Directors’ Remuneration Report (other than the Carnival plc Directors’ Remuneration Policy set out in Section A of Part II of the Carnival plc Directors’ Remuneration Report) for the year ended November 30, 2013 (in accordance with legal requirements applicable to UK companies);

15.

To approve the Carnival plc Directors’ Remuneration Policy set out in Section A of Part II of the Carnival plc Directors’ Remuneration Report for the year ended November 30, 2013 (in accordance with legal requirements applicable to UK companies);

16.	To approve the giving of authority for the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies);

17.	To approve the disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies);

18.

To approve a general authority for Carnival plc to buy back Carnival plc ordinary shares in the open market (in accordance with legal requirements applicable to UK companies desiring to implement share buy back programs);

19.	To approve the Carnival plc 2014 Employee Share Plan; and

20.	To transact such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote your Carnival Corporation shares if you were a shareholder at the close of business on February 18, 2014.

MEETING ADMISSION

Attendance at the meeting is limited to shareholders. Each Carnival Corporation shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in brokerage accounts (“under a street name”) will need to bring a copy of a brokerage statement reflecting share ownership as of the record date. Due to security measures, all bags will be subject to search, and all persons who attend the meeting will be subject to a metal detector and/or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures.

VOTING BY PROXY

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the Questions and Answers beginning on page 10 of this proxy statement and the instructions on your proxy card.

On behalf of the Board of Directors

ARNALDO PEREZ

General Counsel & Secretary

Carnival Corporation is continuing to take advantage of U.S. Securities and Exchange Commission (“SEC”) rules that allow it to deliver proxy materials over the Internet. Under these rules, Carnival Corporation is sending its shareholders a one-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials, unless they previously requested to receive printed copies. If you receive this one-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of the proxy materials. All Carnival Corporation shareholders are urged to follow the instructions in the notice and submit their proxy promptly. If you receive a printed copy of the proxy materials, the accompanying envelope for return of the proxy card requires no postage. Any shareholder attending the meeting in New York, New York may personally vote on all matters that are considered, in which event the previously submitted proxy will be revoked.

Notice and electronic delivery of this proxy statement and accompanying proxy card are being provided on or about March 7, 2014.

THIS NOTICE OF ANNUAL GENERAL MEETING IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO ANY ASPECT OF THE PROPOSALS REFERRED TO IN THIS DOCUMENT OR AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD IMMEDIATELY CONSULT YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORIZED UNDER THE UK FINANCIAL SERVICES AND MARKETS ACT 2000.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED ALL YOUR SHARES IN CARNIVAL PLC, PLEASE SEND THIS DOCUMENT AND THE ACCOMPANYING DOCUMENTS TO THE PURCHASER OR TRANSFEREE OR TO THE STOCKBROKER, BANK OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED FOR TRANSMISSION TO THE PURCHASER OR TRANSFEREE.

(incorporated and registered in England and Wales under number 4039524)

Carnival House

5 Gainsford Street

London SE1 2NE

United Kingdom

NOTICE OF ANNUAL GENERAL MEETING OF CARNIVAL PLC SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an ANNUAL GENERAL MEETING of Carnival plc will be held at the Four Seasons Hotel, 57 East 57th Street, New York, New York 10022, United States on Thursday, April 17, 2014 at 8:00 a.m. (EDT), being 1:00 p.m. (BST), for the purpose of considering and, if thought fit, passing the resolutions described below:

•

Proposals 1 through 16 and Proposal 19 will be proposed as ordinary resolutions. For ordinary resolutions, the required majority is more than 50% of the combined votes cast at this meeting and Carnival Corporation’s annual meeting.

•

Proposals 17 and 18 will be proposed as special resolutions. For special resolutions, the required majority is not less than 75% of the combined votes cast at this meeting and Carnival Corporation’s annual meeting.

Re-election of directors

1.	To re-elect Micky Arison as a director of Carnival Corporation and as a director of Carnival plc.

2.	To re-elect Sir Jonathon Band as a director of Carnival Corporation and as a director of Carnival plc.

3.	To re-elect Arnold W. Donald as a director of Carnival Corporation and as a director of Carnival plc.

4.	To re-elect Richard J. Glasier as a director of Carnival Corporation and as a director of Carnival plc.

5.	To re-elect Debra Kelly-Ennis as a director of Carnival Corporation and as a director of Carnival plc.

6.	To re-elect Sir John Parker as a director of Carnival Corporation and as a director of Carnival plc.

7.	To re-elect Stuart Subotnick as a director of Carnival Corporation and as a director of Carnival plc.

8.	To re-elect Laura Weil as a director of Carnival Corporation and as a director of Carnival plc.

9.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and as a director of Carnival plc.

Re-appointment and remuneration of Carnival plc auditors and ratification of Carnival Corporation auditors

10.

To re-appoint the UK firm of PricewaterhouseCoopers LLP as independent auditors of Carnival plc and to ratify the selection of the U.S. firm of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm of Carnival Corporation.

11.	To authorize the Audit Committee of the board of directors of Carnival plc to agree the remuneration of the independent auditors of Carnival plc.

Accounts and Reports

12.	To receive the UK accounts and the reports of the directors and auditors of Carnival plc for the year ended November 30, 2013.

Executive Compensation

13.	To approve the fiscal 2013 compensation of the named executive officers of Carnival Corporation & plc (in accordance with legal requirements applicable to U.S. companies).

Directors’ Remuneration Report

14.

To approve the Carnival plc Directors’ Remuneration Report (other than the Carnival plc Directors’ Remuneration Policy set out in Section A of Part II of the Carnival plc Directors’ Remuneration Report) as set out in the annual report for the year ended November 30, 2013.

15.

To approve the Carnival plc Directors’ Remuneration Policy set out in Section A of Part II of the Carnival plc Directors’ Remuneration Report as set out in the annual report for the year ended November 30, 2013.

Allotment of shares

16.	THAT the directors of Carnival plc be and they are hereby authorized to allot shares in Carnival plc and to grant rights to subscribe for or convert any security into shares in Carnival plc:

(a)	up to a nominal amount of $119,352,828 (such amount to be reduced by the nominal amount allotted or granted under paragraph (b) below in excess of such sum); and

(b)	up to a nominal amount of $238,705,657 (such amount to be reduced by any allotments or grants made under paragraph (a) above) in connection with an offer by way of a rights issue:

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities as required by the rights of those securities or as the directors of Carnival plc otherwise consider necessary,

and so that the directors of Carnival plc may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authorities to apply until the end of next year’s Carnival plc annual general meeting (or, if earlier, until the close of business on July 16, 2015) but, in each case, during this period Carnival plc may make offers and enter into agreements which would, or might, require shares to be allotted or rights to subscribe for or convert securities into shares to be granted after the authority ends and the directors of Carnival plc may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended.

Disapplication of pre-emption rights

17.

THAT, subject to Proposal 16 passing, the directors of Carnival plc be given power to allot equity securities (as defined in the UK Companies Act 2006 (the “Companies Act 2006”)) for cash under the authority given by that resolution and/or to sell ordinary shares held by Carnival plc as treasury shares for cash as if section 561 of the Companies Act 2006 did not apply to any such allotment or sale, such power to be limited:

(a)

to the allotment of equity securities and sale of treasury shares for cash in connection with an offer of, or invitation to apply for, equity securities (but in the case of the authority granted under paragraph (b) of Proposal 16, by way of a rights issue only):

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities, as required by the rights of those securities, or as the directors of Carnival plc otherwise consider necessary,

and so that the directors of Carnival plc may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and

(b)

in the case of the authority granted under paragraph (a) of Proposal 16 and/or in the case of any sale of treasury shares for cash, to the allotment (otherwise than under paragraph (a) above) of equity securities or sale of treasury shares up to a nominal amount of $17,902,924, such power to apply until the end of next year’s annual general meeting (or, if earlier, until the close of business on July 16, 2015) but, in each case, during this period Carnival plc may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the directors of Carnival plc may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended.

General authority to buy back Carnival plc ordinary shares

18.

THAT Carnival plc be and is generally and unconditionally authorized to make market purchases (within the meaning of Section 693(4) of the Companies Act 2006) of ordinary shares of $1.66 each in the capital of Carnival plc provided that:

(a)	the maximum number of ordinary shares authorized to be acquired is 21,569,788;

(b)	the minimum price (exclusive of expenses) which may be paid for an ordinary share is $1.66;

(c)

the maximum price which may be paid for an ordinary share is an amount (exclusive of expenses) equal to the higher of (1) 105% of the average middle market quotation for an ordinary share, as derived from the London Stock Exchange Daily Official List, for the five business days immediately preceding the day on which such ordinary share is contracted to be purchased and (2) the higher of the last independent trade and the highest current independent bid on the London Stock Exchange at the time the purchase is carried out; and

(d)

unless previously revoked or renewed, this authority shall expire on the earlier of (i) the conclusion of the annual general meeting of Carnival plc to be held in 2015 and (ii) 18 months from the date of this resolution (except in relation to the purchase of ordinary shares, the contract of which was entered into before the expiry of such authority).

Stock Plan

19.	To approve the Carnival plc 2014 Employee Share Plan.

By Order of the Board	Registered Office:

Carnival House 5 Gainsford Street London SE1 2NE United Kingdom
Arnaldo Perez Company Secretary February 20, 2014

Voting Arrangements for Carnival plc Shareholders

Carnival plc shareholders can vote in either of two ways:

•	by attending the meeting and voting in person or, in the case of corporate shareholders, by corporate representatives; or

•	by appointing a proxy to attend and vote on their behalf, using the proxy form enclosed with this notice of annual general meeting.

Voting in person

If you come to the annual general meeting, please bring the attendance card (attached to the enclosed proxy form) with you. This will mean you can register more quickly.

In order to attend and vote at the annual general meeting, a corporate shareholder may appoint one or more individuals to act as its representative. The appointment must comply with the requirements of Section 323 of the Companies Act 2006. Each representative should bring evidence of their appointment, including any authority under which it is signed, to the meeting. If you are a corporation and are considering appointing a corporate representative to represent you and vote your shareholding in Carnival plc at the annual general meeting you are strongly encouraged to pre-register your corporate representative to make registration on the day of the meeting more efficient. In order to pre-register, please fax your Letter of Representation to Carnival plc’s registrars, Equiniti Limited, on 01903 833168 from within the United Kingdom or +44 1903 833168 from elsewhere. Please note that this fax facility should be used only for pre-registration of corporate representatives and not for any other purpose.

Voting by proxy

A shareholder entitled to attend and vote at the meeting is entitled to appoint one or more proxies to exercise all or any of their rights to attend, speak and vote in his or her stead. A proxy need not be a shareholder of Carnival plc. A shareholder who appoints more than one proxy must appoint each proxy to exercise the votes attaching to specified shares held by that shareholder. A person who is nominated to enjoy information rights in accordance with Section 146 of the Companies Act 2006, but is not a shareholder, is not entitled to appoint a proxy.

If you are a person nominated to enjoy information rights in accordance with Section 146 of the Companies Act 2006 you may have a right under an agreement between you and the member by whom you were nominated to be appointed, or to have someone else appointed, as a proxy for the meeting. If you have no such right, or you have such a right but do not wish to exercise it, you may have a right under such an agreement to give instructions to the member as to the exercise of voting rights.

To be effective, a duly completed proxy form and the authority (if any) under which it is signed, or a notarially certified copy of such authority, must be deposited (whether delivered personally or by post) at the offices of Carnival plc’s registrars, Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom as soon as possible and in any event no later than 1:00 p.m. (BST) on April 15, 2014. Alternatively, a proxy vote may be submitted via the internet in accordance with the instructions set out on the proxy form.

In the case of joint registered holders, the signature of one holder on a proxy card will be accepted and the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which names stand on the register of shareholders of Carnival plc in respect of the relevant joint holding.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual, which can be viewed at www.euroclear.com. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID RA19) by the latest time(s) for receipt of proxy appointments specified in the notice of meeting. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Carnival plc may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

Shareholders who are entitled to vote

Carnival plc, pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, specifies that only those shareholders registered in the register of members of Carnival plc at 6:00 p.m. (BST) on April 15, 2014 shall be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to the entries on the register of members after 6:00 p.m. (BST) on April 15, 2014 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

Any shareholder attending the meeting has the right to ask questions. Carnival plc must cause to be answered any such question relating to the business being dealt with at the meeting but no such answer need be given if (a) to do so would interfere unduly with the preparation for the meeting or involve the disclosure of confidential information, (b) the answer has already been given on a website in the form of an answer to a question, or (c) it is undesirable in the interests of Carnival plc or the good order of the meeting that the question be answered.

Documents available for inspection

Copies of all service agreements (including letters of appointment) between each director and Carnival plc and of the Carnival plc 2014 Employee Stock Plan will be available for inspection during normal business hours on any weekday (public holidays excluded) at the registered office of Carnival plc from the date of this notice until and including the date of the meeting and at the place of the meeting for at least 15 minutes prior to and during the meeting.

*    *    *

There are 19 Proposals that require shareholder approval at the annual meeting this year. The directors unanimously recommend that you vote in favor of Proposals 1 through 19 (inclusive) and encourage you to submit your vote using one of the voting methods described herein. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting in person should you so choose.

Website materials

This proxy statement and other information required by Section 311A of the Companies Act 2006 have been posted on our website at www.carnivalcorp.com and www.carnivalplc.com.

Under Section 527 of the Companies Act 2006, shareholders meeting the threshold requirements set out in that section have the right to require Carnival plc to publish on a website a statement setting out any matter relating to: (i) the audit of Carnival plc’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the annual general meeting; or (ii) any circumstance connected with an auditor of Carnival plc ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with Section 437 of the Companies Act 2006. Carnival plc may not require the shareholders requesting any such website publication to pay its expenses in complying with Sections 527 or 528 of the Companies Act 2006. Where Carnival plc is required to place a statement on a website under Section 527 of the Companies Act, it must forward the statement to Carnival plc’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the annual general meeting includes any statement that Carnival plc has been required under Section 527 of the Companies Act 2006 to publish on a website.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETINGS

Q:	Why am I receiving these materials?

A:

The board of directors of each of Carnival Corporation and Carnival plc (together, “Carnival Corporation & plc,” “we,” “our” or “us”) is providing these proxy materials to you in connection with our joint annual meetings of shareholders on Thursday, April 17, 2014. The annual meetings will be held at the Four Seasons Hotel, 57 East 57th Street, New York, New York 10022, United States. The meetings will commence at 8:00 a.m. (EDT), and although technically two separate meetings (the Carnival plc meeting will begin first), shareholders of Carnival Corporation may attend the Carnival plc meeting and vice-versa.

Q:	What information is contained in these materials?

A:

The information included in this proxy statement relates to the proposals to be voted on at the meetings, the voting process, the compensation of directors and certain executive officers and certain other information required by rules promulgated by the SEC applicable to both companies. We have attached as Annexes A, B and C to this proxy statement information that Carnival plc is required to provide to its shareholders under applicable UK rules. The Carnival plc 2014 Employee Share Plan is attached as Annex D. Proposal 19 requires your approval of this plan.

Q:	What proposals will be voted on at each of the meetings?

A:	The proposals to be voted on at each of the meetings are set out in the notices of meetings starting on pages 2 and 5 of this proxy statement.

Q:	What is the voting recommendation of the boards of directors?

A:	Your boards of directors recommend that you vote your shares “FOR” Proposals 1 through 19.
Q:	How does the dual listed company (“DLC”) arrangement affect my voting rights?

A:

On most matters that affect all of the shareholders of Carnival Corporation and Carnival plc, the shareholders of both companies effectively vote together as a single decision-making body. These matters are called “joint electorate actions.” Combined voting is accomplished through the special voting shares that have been issued by each company. Certain matters specified in the organizational documents of Carnival Corporation and Carnival plc where the interests of the two shareholder bodies may diverge are called “class rights actions.” These class rights actions are voted on separately by the shareholders of each company. If either group of shareholders does not approve a class rights action, that action generally cannot be taken by either company. All of the proposals to be voted on at these annual meetings are joint electorate actions, and there are no class rights actions.

Q:	Generally, what actions are joint electorate actions?

A:

Any resolution to approve an action other than a class rights action or a procedural resolution (described below) is designated as a joint electorate action. The actions designated as joint electorate actions include:

•	the appointment, removal, election or re-election of any director of either or both companies;

•	if required by law, the receipt or adoption of the annual accounts of both companies;

•	the appointment or removal of the independent auditors of either company;

•	a change of name by either or both companies; or

•	the implementation of a mandatory exchange of Carnival plc shares for Carnival Corporation shares based on a change in tax laws, rules or regulations.

The relative voting rights of Carnival plc shares and Carnival Corporation shares are equalized based on a ratio which we refer to as the “equalization ratio.” Based on the current equalization ratio of 1:1, each Carnival Corporation share has the same voting rights as one Carnival plc share on joint electorate actions.

Q:	How are joint electorate actions voted on?

A:	Joint electorate actions are voted on as follows:

•

Carnival plc shareholders vote at the annual general meeting of Carnival plc (whether in person or by proxy). Voting is on a poll (or ballot), which remains open for sufficient time to allow the vote at the Carnival Corporation meeting to be held and reflected in the Carnival plc meeting through the mechanism of the special voting share. An equivalent vote is cast at the subsequent Carnival Corporation meeting on each of the corresponding resolutions through a special voting share issued by Carnival Corporation; and

•

Carnival Corporation shareholders vote at the Carnival Corporation annual meeting (whether in person or by proxy). Voting is by ballot (or on a poll), which remains open for sufficient time to allow the vote at the Carnival plc meeting to be held and reflected in the Carnival Corporation meeting through the mechanism of the special voting share. An equivalent vote is cast on the corresponding resolutions at the Carnival plc meeting through a special voting share issued by Carnival plc.

A joint electorate action is approved if it is approved by:

•

a simple majority of the votes cast in the case of an ordinary resolution (or not less than 75% of the votes cast in the case of a special resolution, if required by applicable law and regulations or Carnival plc’s articles) by the holders of Carnival plc’s shares and the holder of the Carnival plc special voting share as a single class at a meeting at which a quorum was present and acting;

•

a simple majority of the votes cast (or other majority if required by applicable law and regulations or the Carnival Corporation articles and by-laws) by the holders of Carnival Corporation shares and the holder of the Carnival Corporation special voting share, voting as a single class at a meeting which a quorum was present and acting; and

•

a minimum of one-third of the total votes available to be voted by the combined shareholders must be cast on each resolution for it to be effective. Formal abstentions (or votes withheld) by a shareholder on a resolution will be counted as having been “cast” for this purpose.

Q:	How are the directors of each company re-elected?

A:

Resolutions relating to the re-election of directors are considered as joint electorate actions. No person may be a member of the board of directors of Carnival Corporation or Carnival plc without also being a member of the board of directors of the other company. There are nine nominees for re-election to the board of directors of each company this year. Each nominee currently serves as a director of Carnival Corporation and Carnival plc. All nominees for director are to be re-elected to serve until the next annual meetings and until their successors are elected.

Q:	What votes are required to approve the proposals?

A:

Carnival Corporation Proposals 17 and 18 are required to be approved by 75% of the combined votes cast at both meetings. Each of the other proposals, including the re-election of directors, requires the approval of a majority of the combined votes cast at both meetings. Abstentions and broker non-votes are not deemed votes cast for purposes of calculating the vote, but do count for the purpose of determining whether a quorum is present.

If you are a beneficial owner of Carnival Corporation shares and do not provide the shareholder of record with a signed voting instruction card, your shares may constitute broker non-votes, as described in “How is the quorum determined?” In tabulating the voting result for any particular proposal, shares which constitute broker non-votes are not deemed cast for purposes of calculating the vote.

Additionally, if you are a beneficial owner of shares held through intermediaries such as brokers, banks and other nominees, such intermediaries are not permitted to vote without specific instructions from you unless the matter to be voted on is considered “routine.” In this proxy statement, Proposals 10 and 11 (the re-appointment and remuneration of independent auditors for Carnival plc and the ratification of independent registered certified public accounting firm for Carnival Corporation), Proposal 12 (the receipt of accounts and reports of Carnival plc), Proposal 14 (approval of the Carnival plc Directors’ Remuneration Report (other than the Carnival plc Directors’ Remuneration Policy), Proposal 15 (approval of the Carnival plc Directors’ Remuneration Policy), Proposal 16 (allotment of new shares by Carnival plc), Proposal 17 (disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc) and Proposal 18 (general authority for Carnival plc to buy back Carnival plc shares) are considered “routine.” On each of the other proposals, including the election of directors, your broker, bank or other nominee will not be permitted to vote your shares without receiving voting instructions from you.

Q:	Generally, what are procedural resolutions?

A:

Procedural resolutions are resolutions of a procedural or technical nature that do not adversely affect the shareholders of the other company in any material respect and are put to the shareholders at a meeting. The special voting shares do not represent any votes on “procedural resolutions.” The chairman of each of the meetings will determine whether a resolution is a procedural resolution.

To the extent that such matters require the approval of the shareholders of either company, any of the following will be procedural resolutions:

•	that certain people be allowed to attend or be excluded from attending the meeting;

•	that discussion be closed and the question put to the vote (provided no amendments have been raised);

•

that the question under discussion not be put to the vote (where a shareholder feels the original motion should not be put to the meeting at all, if such original motion was brought during the course of that meeting);

•	to proceed with matters in an order other than that set out in the notice of the meeting;

•	to adjourn the debate (for example, to a subsequent meeting); and

•	to adjourn the meeting.

Q:	Where can I find the voting results of the meeting?

A:

The voting results will be announced to the media and the relevant stock exchanges and posted on our website at www.carnivalcorp.com and www.carnivalplc.com, after both shareholder meetings have closed. The results will also be published in a joint current report on Form 8-K within 4 business days after the date the shareholders meetings have closed.

Q:	What is the quorum requirement for the meetings?

A:

The quorum requirement for holding the meetings and transacting business as joint electorate actions at the meetings is one-third of the total votes capable of being cast by all shareholders of both companies. Shareholders may be present in person or represented by proxy or corporate representative at the meetings.

Q:	How is the quorum determined?

A:

For purposes of determining a quorum with respect to joint electorate actions, the special voting shares have the maximum number of votes attached to them as were cast on such joint electorate actions, either for, against or abstained, at the parallel shareholder meeting of the other company, and such maximum number of votes (including abstentions) constitutes shares entitled to vote and present for purposes of determining whether a quorum exists at such meeting.

In order for a quorum to be validly constituted with respect to meetings of shareholders convened to consider a joint electorate action or class rights action, the special voting entities must be present.

Abstentions (including votes withheld) and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our boards of directors. Occasionally, shareholders provide written comments on their proxy card which are then forwarded to management.

Q:	Who will bear the cost of soliciting votes for the meetings?

A:

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes for the meetings. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareholders.

Q:	Can I view the proxy materials electronically?

A:

Yes. This proxy statement and any other proxy materials have been posted on our website at www.carnivalcorp.com and www.carnivalplc.com. Carnival Corporation shareholders can also access proxy-related materials at www.investoreconnect.com as described under “Questions Specific to Shareholders of Carnival Corporation” beginning on page 14.

Q:	What reports are filed by Carnival Corporation and Carnival plc with the SEC and how can I obtain copies?

A:

We file this proxy statement, joint annual reports on Form 10-K, joint quarterly reports on Form 10-Q and joint current reports on Form 8-K with the SEC. Copies of this proxy statement, the Carnival Corporation & plc joint annual report on Form 10-K for the year ended November 30, 2013, as well as any joint quarterly reports on Form 10-Q or joint current reports on Form 8-K, as filed with the SEC can be viewed or obtained without charge through the SEC’s website at www.sec.gov (under Carnival Corporation or Carnival plc) or at www.carnivalcorp.com or www.carnivalplc.com. Copies will also be provided to shareholders without charge upon written request to Investor Relations, Carnival Corporation, 3655 N.W. 87th Avenue, Miami, Florida 33178 or Carnival plc, Carnival House, 5 Gainsford Street, London SE1 2NE, United Kingdom. We encourage you to take advantage of the convenience of accessing these materials through the internet as it is simple and fast to use, saves time and money, and is environmentally friendly.

Q:	May I propose actions for consideration at next year’s annual meetings?

A:

Carnival Corporation shareholders and Carnival plc shareholders (to the extent permitted under Carnival plc’s governing documents and UK law) may submit proposals for consideration at future shareholder meetings, including director nominations. In order for shareholder proposals to be considered for inclusion in our proxy statement for next year’s annual meetings, the written proposals must be received by our Secretary no later than the close of business November 7, 2014. Such proposals also will need to comply with SEC regulations and UK corporate law requirements regarding the inclusion of shareholder proposals in company sponsored proxy materials. Any proposal of shareholders to be considered at next year’s meetings, but not included in our proxy statement, must be submitted no later than six weeks prior to the annual shareholders meeting or, if later, the time at which the notice of such meeting is publicly disclosed. In addition, the deadline for providing timely notice of any shareholder proposal to be submitted outside of the process of Rule 14a-8 of the Exchange Act to be considered for inclusion in our proxy statement for next year’s annual meetings is the close of business on January 21, 2015.

Q:	May I nominate individuals to serve as directors?

A:

You may propose director candidates for consideration by our board’s Nominating & Governance Committees. In order to have a nominee considered by the Nominating & Governance Committees for election at the 2015 annual meetings you must submit your recommendation in writing to the attention of our Secretary at our headquarters not later than November 7, 2014. Any such recommendation must include:

•	the name and address of the candidate;

•	a brief biographical description, including his or her occupation and service on boards of any public company or registered investment company for at least the last five years;

•

a statement of the particular experience, qualifications, attributes or skills of the candidate, taking into account the factors referred to below in “Board Structure and Committee Meetings — Nominations of Directors”; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL CORPORATION

Carnival plc shareholders should refer to the “Questions Specific to Shareholders of Carnival plc” beginning on page 17.

Q:	What Carnival Corporation shares owned by me can be voted?

A:

All Carnival Corporation shares owned by you as of February 18, 2014, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through Carnival Corporation’s Dividend Reinvestment Plan and its Employee Stock Purchase Plan and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	Will I be asked to vote at the Carnival plc annual meeting?

A:

No. Your vote at the Carnival Corporation annual meeting, for purposes of determining the outcome of combined voting, is automatically reflected as appropriate at the parallel annual meeting of Carnival plc through the mechanism of the special voting share issued by Carnival plc.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

Carnival Corporation is taking advantage of SEC rules that allow it to deliver proxy materials over the Internet. Under these rules, Carnival Corporation is sending its shareholders a one-page notice regarding the Internet availability of proxy materials (the “Notice of Internet Availability of Proxy Materials”) instead of a full set of proxy materials unless they previously requested to receive printed copies. You will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of the proxy materials.

Q	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Most of the shareholders of Carnival Corporation hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Carnival Corporation’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the shareholder of record, and the Notice of Internet Availability of Proxy Materials or set of printed proxy materials, as applicable, is being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to the persons named in the proxy or to vote in person at the meeting. If you request a paper copy of the proxy materials as indicated in the notice, Carnival Corporation will provide a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability of Proxy Materials or set of printed proxy materials, as applicable, is being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting. If you request a paper copy of the proxy materials as indicated in the notice, your broker or nominee will provide a voting instruction card for you to use.

Q:	How can I vote my Carnival Corporation shares in person at the meeting?

A:

Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting in New York, New York. If you choose to do so, please bring your proxy card and proof of identification.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Please refer to the voting instructions provided by your broker or nominee.

Q:	How can I vote my Carnival Corporation shares without attending the meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. For shareholders of record, you may do this by voting on the Internet or by telephone by following the instructions in the notice you received in the mail. If you received a full printed set of proxy materials in the mail, you can also vote by signing your proxy card and mailing it in the enclosed envelope. If you provided specific voting instructions, your shares will be voted as you instruct. If you submit a proxy but do not provide instructions, your shares will be voted as described below in “How are votes counted?” Where your shares are held in street name, in most instances you will be able to do this over the Internet or by telephone by following the instructions in the notice you received in the mail. If you received a full printed set of proxy materials in the mail, you can also vote by mail. Please refer to the voting instruction card included by your broker or nominee.

Q:	Can I change my vote?

A:

Yes. You may change your proxy instruction at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares owned beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or set of printed proxy materials, as applicable?

A:	It means your shares are registered differently or are in more than one account. Please follow the instructions in each notice to ensure all of your shares are voted.

Q:

Only one notice of Internet availability of proxy materials or set of printed proxy materials was delivered to my address, but there are two or more shareholders at this address. How do I request additional copies of the proxy materials?

A:	Broadridge Financial Solutions, Inc., the entity we have retained to mail the Notice of Internet Availability of Proxy Materials or printed proxy materials to Carnival Corporation’s registered owners and the entity retained by the brokerage community to mail the Notice of Internet Availability of Proxy Materials or printed proxy materials to Carnival Corporation’s beneficial owners, has been instructed to deliver only one notice or set of printed proxy materials to multiple security holders sharing an address unless we have received contrary instructions from you or one of the other shareholders. We will promptly deliver a separate copy of the notice or set of printed proxy materials for this year’s annual meeting or for any future meetings to any shareholder upon written or oral request. To make such request, please contact Broadridge Financial Solutions at 1-800-542-1061, or write to Broadridge Financial Solutions, Attention: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may contact us through any of these methods if you receive multiple notices or sets of printed proxy materials and would prefer to receive a single copy in the future.

Q:	Who can attend the Carnival Corporation meeting?

A:

All Carnival Corporation shareholders of record as of February 18, 2014, or their duly appointed proxies, may attend and vote at the meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.

If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of February 18, 2014 together with proof of identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

We are also offering an audio webcast of the annual meetings. If you choose to listen to the webcast, go to our website at www.carnivalcorp.com or www.carnivalplc.com shortly before the start of the meetings and follow the instructions provided.

Q:	What class of shares are entitled to be voted at the Carnival Corporation meeting?

A:

Carnival Corporation has only one class of common stock outstanding. Each share of Carnival Corporation common stock outstanding as of the close of business on February 18, 2014, the record date, is entitled to one vote at the annual meeting. As of January 17, 2014, Carnival Corporation had 592,239,644 shares of common stock issued and outstanding. The trust shares of beneficial interest in the P&O Princess Special Voting Trust that are paired with your shares of common stock do not give you separate voting rights.

Q:	How are votes counted?

A:

You may vote “FOR,” “AGAINST” or “ABSTAIN” for each of the proposals. If you “ABSTAIN,” it has no effect on the outcome of the votes, although abstentions will be counted for purposes of determining if a quorum is present for joint electorate actions. If you submit a proxy or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the boards of directors.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the proposals described in this proxy statement, Carnival Corporation does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Micky Arison, Carnival Corporation’s Chairman of the Board, and Arnaldo Perez, Carnival Corporation’s General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is unable to accept nomination or election (which is not anticipated), the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the boards of directors.

Q:	Who will count the vote?

A:	A representative of Broadridge Investor Communication Solutions will tabulate the votes and act as the inspector of elections.

QUESTIONS SPECIFIC TO SHAREHOLDERS OF CARNIVAL PLC

Carnival Corporation shareholders should refer to “Questions Specific to Shareholders of Carnival Corporation” beginning on page 14.

Q:	Who is entitled to attend and vote at the annual general meeting of Carnival plc?

A:

If you are a Carnival plc shareholder registered in the register of members of Carnival plc at 6:00 p.m. (BST) on April 15, 2014, you will be entitled to attend in person and vote at the annual general meeting to be held in the United States in respect of the number of Carnival plc shares registered in your name at that time. You may also appoint one or more proxies to attend, speak and vote instead of you. If you are a corporation you may appoint one or more corporate representatives to represent you and vote your shareholding in Carnival plc at the annual general meeting to be held in the United States. For further details regarding appointing a proxy or corporate representative please see below.

We are also offering an audio webcast of the annual meetings. If you choose to listen to the webcast, go to our website at www.carnivalcorp.com or www.carnivalplc.com shortly before the start of the meetings and follow the instructions provided.

Q:	Will I be asked to vote at the Carnival Corporation annual meeting?

A:

No. Your vote at the Carnival plc annual general meeting, for purposes of determining the outcome of combined voting, will automatically be reflected as appropriate at the parallel annual meeting of Carnival Corporation through the mechanism of a special voting share issued by Carnival Corporation.

Q:	How do I vote my Carnival plc shares without attending the annual general meeting?

A:

You may vote your Carnival plc shares at the annual general meeting by completing and signing the enclosed form of proxy in accordance with the instructions set out on the form and returning it as soon as possible, but in any event so as to be received by Carnival plc’s registrars, Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, by not later than 1:00 p.m. (BST) on April 15, 2014. Alternatively, a proxy vote may be submitted via the internet in accordance with the instructions set out in the proxy form. It is also possible to appoint a proxy via the CREST system, please see the Carnival plc Notice of Annual General Meeting for further details. Voting by proxy does not preclude you from attending the annual general meeting and voting in person should you wish to do so.

If you are a corporation you can vote your Carnival plc shares at the annual general meeting by appointing one or more corporate representatives. You are strongly encouraged to pre-register your corporate representative to make registration on the day of the annual general meeting more efficient. In order to pre-register you would need to fax your Letter of Representation to Carnival plc’s registrars, Equiniti Limited, on 01903 833168 from within the United Kingdom or +44 1903 833168 from elsewhere.

Corporate representatives themselves are urged to arrive at least two hours before commencement of the annual general meeting to assist Carnival plc’s registrars with the appropriate registration formalities. Whether or not you intend to appoint a corporate representative, you are strongly encouraged to return the enclosed form of proxy to Carnival plc’s registrars.

Q:	Can I change my vote given by proxy or by my corporate representative?

A:

Yes. You may change your proxy vote by either (1) completing, signing and dating a new form of proxy in accordance with its instructions and returning it to Carnival plc’s registrars by no later than the start of the annual general meeting, or (2) by attending and voting in person at the annual general meeting. If you do not attend and vote in person at the annual general meeting and wish to revoke the appointment of your proxy or corporate representative you must do so by delivering a notice of such revocation to Carnival plc’s registrars at least three hours before the start of the annual general meeting.

Q:	What class of shares are entitled to be voted at the Carnival plc meeting?

A:

Carnival plc has only one class of ordinary shares in issue. Each Carnival plc ordinary share in issue as of the close of business on April 15, 2014, is entitled to one vote at the annual general meeting. As of January 17, 2014, Carnival plc had 215,697,883 ordinary shares in issue. However, the 31,964,084 Carnival plc ordinary shares directly or indirectly held by Carnival Corporation have no voting rights (in accordance with the Articles of Association of Carnival plc).

Q:	How are votes counted?

A:

You may vote “FOR,” “AGAINST” or “ABSTAIN” your vote for each of the resolutions. If you “ABSTAIN,” it has no effect on the outcome of the votes, although abstentions will be counted for purposes of determining if a quorum is present for joint electorate actions.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information concerning the share ownership of (1) all persons known by us to be the beneficial owners of 5% or more of the 592,239,644 shares of Carnival Corporation common stock and trust shares of beneficial interest in the P&O Princess Special Voting Trust outstanding as of January 17, 2014, (2) all persons known by us to be the beneficial owners of 5% or more of the 215,697,883 ordinary shares of Carnival plc outstanding as of January 17, 2014, 31,964,084 of which are directly or indirectly owned by Carnival Corporation and have no voting rights, (3) each of our executive officers named in the “Summary Compensation Table” which appears elsewhere in this proxy statement, (4) each of our directors and (5) all directors and executive officers as a group.

Micky Arison, Chairman of the board of each of Carnival Corporation and Carnival plc, certain other members of the Arison family and trusts for their benefit (collectively, the “Principal Shareholders”), beneficially own shares representing approximately 33.5% of the voting power of Carnival Corporation and approximately 25.6% of the combined voting power of Carnival Corporation & plc and have informed us that they intend to cause all such shares to be voted in favor of Proposals 1 through 19. The table below begins with ownership of the Principal Shareholders.

The number of shares beneficially owned by each entity, person, director, nominee or executive officer is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual would have the right to acquire as of March 18, 2014 (being 60 days after January 17, 2014) through the exercise of any stock option (“Vested Options”) and the vesting of restricted share units (“RSUs”).

Beneficial Ownership Table

Name and Address Beneficial Owners or Identity of Group(1)	Amount and Nature of Beneficial Ownership of Carnival Corporation Shares and Trust Shares*		Percentage of Carnival Corporation Common Stock	Amount and Nature of Beneficial Ownership of Carnival plc Ordinary Shares		Percentage of Carnival plc Ordinary Shares		Percentage of Combined Voting Power**
Micky Arison	166,848,116	(2)(3)	28.2%	0		*	**	22.4%
MA 1994 B Shares, L.P.	100,638,843	(2)(4)	17.0%	0		*	**	13.0%
MA 1994 B Shares, Inc.	100,638,843	(2)(4)	17.0%	0		*	**	13.0%
Artsfare 2005 Trust No. 2	37,580,930	(2)(5)(11)	6.3%	0		*	**	4.8%
c/o SunTrust Delaware Trust Company 1011 Centre Road, Suite 108 Wilmington, DE 19805
Verus Protector, LLC	37,580,930	(2)(5)	6.3%	0		*	**	4.8%
Two Alhambra Plaza, Suite 1040 Coral Gables, FL 33134
Richard L. Kohan	37,582,930	(2)(6)	6.3%	0		*	**	4.8%
Two Alhambra Plaza, Suite 1040 Coral Gables, FL 33134
MBA I, L.P.	900,000	(2)(7)	* **	0		*	**	* **
Artsfare 2003 Trust	932,439	(2)(7)(8)(14)	* **	0		*	**	* **
TAMMS Management Corporation	32,439	(2)(8)(14)	* **	0		*	**	* **
James M. Dubin	58,453,734	(2)(9)	9.9%	0		*	**	8.0%
c/o Madison Place Partners, LLC One Madison Place Harrison, NY 10528
John J. O’Neil	51,876,638	(2)(10)(13)	8.8%	0		*	**	7.2%
c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
SunTrust Delaware Trust Company	38,230,930	(2)(11)	6.5%	0		*	**	4.9%
1011 Centre Road, Suite 108 Wilmington, DE 19805
JMD Delaware, Inc.	10,114,489	(2)(4)(12)	1.7%	0		*	**	* **
Knight Protector, Inc.	48,338,245	(2)(13)	8.2%	0		*	**	7.2%
Northern Trust Corporation	54,535,808	(15)	9.1%	0		*	**	7.8%
Arnold W. Donald	94,355	(16)	* **	0		*	**	* **
David Bernstein	72,917	(17)	* **	0		*	**	* **
Gerald R. Cahill	162,339	(18)	* **	0		*	**	* **
Howard S. Frank	272,809	(19)	* **	0		*	**	* **
Michael Thamm	0		* **	10,046	(21)	*	**	* **

Name and Address Beneficial Owners or Identity of Group(1)	Amount and Nature of Beneficial Ownership of Carnival Corporation Shares and Trust Shares*		Percentage of Carnival Corporation Common Stock		Amount and Nature of Beneficial Ownership of Carnival plc Ordinary Shares		Percentage of Carnival plc Ordinary Shares		Percentage of Combined Voting Power**
Sir Jonathon Band	13,793		*	**	0		*	**	*	**
33 Auckland Road East
Southsea, Hampshire PO5 2HB United Kingdom
Richard J. Glasier	52,025	(21)	*	**	0		*	**	*	**
122 Crystal Canyon Drive Carbondale, CO 81623
Debra Kelly-Ennis	0		*	**	0		*	**	*	**
6231 PGA Blvd, Suite 104-389 Palm Beach Gardens, FL 33418
Sir John Parker	26,238		*	**	10,004	(23)	*	**	*	**
c/o Anglo American plc 20 Carlton House Terrace London SW1Y 5AN United Kingdom
Stuart Subotnick	33,419	(23)	*	**	0		*	**	*	**
c/o Metromedia Company 810 7th Avenue, 29th Floor New York, NY 10019
Laura Weil	26,624		*	**	0		*	**	*	**
450 West 33rd Street New York, NY 10001
Randall J. Weisenburger	78,692		*	**	0		*	**	*	**
437 Madison Avenue, 9th Floor New York, NY 10022
T. Rowe Price Associates, Inc.	50,875,640	(24)	8.6%		0		*	**	6.5%
100 E. Pratt Street Baltimore, MD 21202
AXA S.A.	0		*	**	10,627,443	(25)	5.8%		1.4%
25 Avenue Matignon 75008 Paris France
BlackRock, Inc.	0		*	**	9,444,420	(25)	5.1%		1.2%
Drapers Gardens 12 Throgmorton Ave London EC2N 2DL United Kingdom
Schroders plc	0		*	**	9,758,601	(25)	5.3%		1.3%
c/o Schroders Investment Management Ltd. 31 Gresham Street London EC2V 7QA United Kingdom
The Capital Group Companies, Inc.	0		*	**	11,024,462	(25)	6.0%		1.4%
333 South Hope Street 55th Floor Los Angeles, CA 90071
Thornburg Investment Management, Inc.	0		*	**	14,262,976	(25)	7.8%		1.8%
2300 North Ridgetop Road Santa Fe, NM 87506
All directors and executive officers as a group (19 persons)	168,116,732	(26)	28.4%		53,418	(27)	*	**	21.7%

*

As part of the establishment of the DLC arrangement, Carnival plc issued a special voting share to Carnival Corporation, which transferred such share to the trustee of the P&O Princess Special Voting Trust (the “Trust”), a trust established under the laws of the Cayman Islands. Trust shares of beneficial interest in the Trust were transferred to Carnival Corporation. The trust shares represent a beneficial interest in the Carnival plc special voting share. Immediately following the transfer, Carnival Corporation distributed such trust shares by way of a dividend to holders of shares of Carnival Corporation common stock. Under a pairing agreement, the trust shares of beneficial interest in the Trust are paired with, and evidenced by, certificates representing shares of Carnival Corporation common stock on a one-for-one basis. In addition, under the pairing agreement, when a share of Carnival Corporation common stock is issued to a person after the implementation of the DLC arrangement, a paired trust share will be issued at the same time to such person. Each share of Carnival Corporation common stock and the paired trust share may not be transferred separately. The Carnival Corporation common stock and the trust shares (including the beneficial interest in the Carnival plc special voting share) are listed and trade together on the New York Stock Exchange under the ticker symbol “CCL.” Accordingly, each holder of Carnival Corporation common stock is also deemed to be the beneficial owner of an equivalent number of trust shares.

**

As a result of the DLC arrangement, on most matters that affect all of the shareholders of Carnival Corporation and Carnival plc, the shareholders of both companies effectively vote together as a single decision-making body. Combined voting is accomplished through the special voting shares that have been issued by each company.

***	Less than one percent.
(1)

The address of each natural person named, unless otherwise noted, is 3655 N.W. 87 Avenue, Miami, Florida 33178. The address of all entities, unless otherwise noted, is 1201 North Market Street, Wilmington, Delaware 19899.

(2)

The Principal Shareholders and others have filed a joint statement on Schedule 13D with respect to the shares of Carnival Corporation common stock held by such persons. Each Principal Shareholder may be deemed to own the shares of common stock held by all other Principal Shareholders.

(3)

Includes (i) 120,000 Vested Options, (ii) 10,114,489 shares of common stock held by the various Arison family trusts, (iii) 100,638,843 shares of common stock held by MA 1994 B Shares, L.P. and (iv) 55,974,784 shares of common stock held by the Artsfare 2005 Trust No. 2 and Eternity Four Trust by virtue of the authority granted to Mr. Arison under the last will of Ted Arison. Of these shares, Eternity Four Trust has pledged approximately 9 million shares. Mr. Arison does not have an economic interest in the shares of common stock held by Artsfare 2005 Trust No. 2 and Eternity Four Trust.

(4)

MA 1994 B Shares, L.P. (“MA 1994, L.P.”) owns 100,638,843 shares of common stock. The general partner of MA 1994, L.P. is MA 1994 B Shares, Inc. (“MA 1994, Inc.”), which is wholly-owned by the Nickel 1994 “B” Trust, a trust established for the benefit of Mr. Arison and his heirs (the “B Trust”). The sole limited partner of MA 1994, L.P. is the B Trust. Under the terms of the instrument governing the B Trust, Mr. Arison has the sole right to vote and direct the sale of the common stock indirectly held by the B Trust. By virtue of the limited partnership agreement of MA 1994, L.P., MA 1994, Inc. may be deemed to beneficially own all such 100,638,843 shares of common stock. By virtue of Mr. Arison’s interest in the B Trust and the B Trust’s interest in MA 1994, L.P., Mr. Arison may be deemed to beneficially own all such 100,638,843 shares of common stock. The trustee of the B Trust is JMD Delaware, Inc., a corporation wholly-owned by James M. Dubin.

(5)

Verus Protector, LLC is the protector of Artsfare 2005 Trust No. 2. Verus Protector, LLC has shared voting and dispositive power with respect to the shares of common stock held by Artsfare 2005 Trust No. 2.

(6)

By virtue of being the sole member of Verus Protector, LLC, Mr. Richard L. Kohan may be deemed to own the aggregate of 37,580,930 shares of common stock beneficially owned by such entity, as to which he disclaims beneficial ownership. Mr. Kohan owns 1,000 shares of common stock directly and owns 1,000 shares of common stock indirectly by virtue of such shares owned by Mr. Kohan’s wife.

(7)

MBA I, L.P. (“MBA I”) owns 900,000 shares of common stock. The Artsfare 2003 Trust owns a controlling interest in MBA I; therefore, the Artsfare 2003 Trust is deemed to beneficially own all such 900,000 shares of common stock.

(8)	TAMMS Management Corporation holds 32,439 shares of common stock (“TAMMS Corp.”). TAMMS Corp. is wholly-owned by the Artsfare 2003 Trust.
(9)

By virtue of being the sole shareholder of JMD Delaware, Inc. and a 50% shareholder of Knight Protector, Inc., Mr. Dubin may be deemed to own the aggregate of 58,452,734 shares of common stock beneficially owned by such entities, as to which he disclaims beneficial ownership.

(10)

By virtue of being a 50% shareholder of Knight Protector, Inc., Mr. O’Neil may be deemed to own the aggregate of 48,338,245 shares of common stock beneficially owned by such entity, as to which he disclaims beneficial ownership. By virtue of being the sole shareholder of JJO Delaware Inc., a trustee of certain Arison family trusts, Mr. O’Neil may be deemed to own the aggregate of 3,538,393 shares of common stock held by such trusts, as to which he disclaims beneficial ownership.

(11)	SunTrust Delaware Trust Company acts as trustee for the Artsfare 2005 Trust No. 2 and the Dozer Trust.
(12)

JMD Delaware, Inc. is a Delaware corporation wholly owned by Mr. James Dubin. JMD Delaware, Inc. acts as trustee of various Arison family trusts and has shared dispositive power over the shares of common stock held by such trusts.

(13)

Knight Protector, Inc. acts as protector of the Eternity Four Trust. As protector of the Eternity Four Trust, Knight Protector, Inc., has shared dispositive power with respect to all 48,338,245 shares of common stock held by Eternity Four Trust, shared voting power with respect to 18,393,854 shares of common stock held by Eternity Four Trust and sole voting power with respect to 29,944,391 shares of common stock held by Eternity Four Trust.

(14)

The Artsfare 2003 Trust owns a controlling interest in MBA 1 (See Note 8 above) and is the sole shareholder of TAMMS Corp., (See Note 9 above). By virtue of its controlling interested in MBA I, the Artsfare 2003 Trust is deemed to beneficially own 900,000 shares of common stock held directly by MBA I and by virtue of its ownership of TAMMS Corp., the Artsfare 2003 Trust is deemed to beneficially own 32,439 shares of common stock.

(15)

Northern Trust Company of Delaware acts as trustee for the Eternity Four Trust and beneficially owns all of the 48,338,245 shares of common stock held by Eternity Four Trust. In addition, according to the Schedule 13G filed by Northern Trust Corporation on February 14, 2013, it beneficially owns an additional 6,197,563 shares of common stock.

(16)	Includes (i) 20,000 Vested Options and (ii) 1,807 shares held by The Arnold W. Donald Revocable Trust UAD 5/26/98.
(17)	Includes 12,000 Vested Options.
(18)	Includes 50,000 Vested Options.
(19)	Includes 100,000 Vested Options.
(20)	Includes 5,700 Vested Options.
(21)	Includes 30,000 Vested Options.
(22)	Includes 7,000 shares held by Whitefoord Limited on behalf of GHM Trustees Limited, the trustee for Sir John Parker’s Fixed Unapproved Restricted Retirement Scheme.
(23)	Includes 6,000 Vested Options.
(24)

As reflected in separate Schedule 13G, filed on December 31, 2012 with the SEC. T. Rowe Price Associates, Inc., reported sole voting power over 17,155,962 shares of common stock and sole dispositive power over 50,875,040 shares of common stock as a result of acting as an investment advisor to various investment companies.

(25)	Based on notifications to Carnival plc of interests of 3% or more in the voting rights of Carnival plc as required by the Disclosure and Transparency Rules of the UK Listing Authority.
(26)	Includes 478,354 Vested Options.
(27)	Includes 20,897 Vested Options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of Forms 3, 4 and 5 and amendments thereto furnished to Carnival Corporation and Carnival plc during and with respect to their most recent fiscal year and upon written representations from persons known to us to be subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “reporting person”), all reporting persons filed on a timely basis reports required by Section 16(a) of the Exchange Act during and with respect to the year ended November 30, 2013, other than Mr. Thamm who filed one late report regarding one transaction.

PROPOSALS 1-9

RE-ELECTION OF DIRECTORS

The DLC arrangement requires the boards of Carnival Corporation and Carnival plc to be identical. Shareholders are required to approve the re-election of directors to each board. There are nine nominees for re-election to each board of directors. Each nominee currently serves as a director of both companies. All nominees for director are to be re-elected to serve until the next annual meeting and until their successors are elected.

With respect to each nominee set forth below, the information presented includes such person’s age, the year in which such person first became a director, any other position held with Carnival Corporation and Carnival plc, such person’s principal occupations during at least the past five years, any directorships held by such nominee in public or certain other companies over the past five years and the nominees’ qualifications, including particular areas of expertise, to serve as a director.

The Nominating & Governance Committees conducted performance evaluations on the members of our boards of directors serving during fiscal 2013 and reported the results to the boards. The boards determined that each nominee was an effective and committed member of the boards.

The boards expect that vacancies will arise primarily upon the retirement of directors. The boards have expressed their intent to fill future board vacancies with female candidates, where skill set and relevant experience for the particular vacancy can be met, to achieve a target of 25% female representation by 2015. This target is consistent with the aspirational target for FTSE 100 boards recommended in the Lord Davies report published in the UK in February 2011, entitled “Women on Boards.”

Accordingly, the boards of directors unanimously recommend a vote FOR the re-election of each of the following nominees:

1.

Micky Arison, age 64 has been Chairman of the board of directors of Carnival Corporation since 1990 and a director since 1987. He became a director and Chairman of the board of directors of Carnival plc in 2003. He was Chief Executive Officer of Carnival Corporation (formerly known as Carnival Cruise Lines) from 1979 to July 2013 and was Chief Executive Officer of Carnival plc from 2003 to July 2013.

Mr. Arison’s qualifications to serve on the boards include his decades of leadership experience with our company, as well as in-depth knowledge of our company, its history and the cruise industry, all gained through more than 30 years of service with our company.

2.

Sir Jonathon Band, age 64, has been a director of Carnival Corporation and Carnival plc since 2010. He served in the British Navy from 1967 until his retirement in 2009, having served as First Sea Lord and Chief of Naval Staff, the most senior officer position in the British Navy, until 2009. He has been a non-executive director of Lockheed Martin UK Limited since May 2010.

Sir Jonathon’s qualifications to serve on the boards include his extensive experience in maritime and security matters gained through his 42 years of service with the British Navy. He also brings an international perspective of company and industry matters.

3.

Arnold W. Donald, age 59, has been a director of Carnival Corporation since 2001 and a director of Carnival plc since 2003. He has been President and Chief Executive Officer of Carnival Corporation & plc since July 2013. Mr. Donald is a Principal of AWDPLC LLC, a private investment company. He was President and Chief Executive Officer of The Executive Leadership Council, a professional network of African-American executives of major U.S. companies, from 2010 to 2012. He previously served as President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International from 2006 to 2008. From 2000 to 2005, Mr. Donald was the Chairman of the Board of Merisant Company, a manufacturer and marketer of tabletop sweetener products, including the Equal® and Canderel® brands. From 2000 to 2003, he was also the Chief Executive Officer of Merisant Company. From 1998 to 2000 he was Senior Vice-President of Monsanto Company, a company which develops agricultural products and consumer goods, and President of its nutrition and consumer sector. Prior to that he was President of Monsanto Company’s agricultural sector. He has been a member of the boards of directors of Bank of America Corporation since January 2013 and Crown Holdings, Inc. since July 1999. He was a member of the board of Oil-Dri Corporation of America from December 1997 to January 2013, The Laclede Group, Inc. from January 2003 to January 2014 and The Scotts Company from March 2000 to January 2009.

Mr. Donald’s qualifications to serve on the boards include his broad leadership and other executive skills gained through his prior executive leadership experience with a Fortune-100 science-based research and development, manufacturing and marketing company, a privately-held company with global operations, and as head of a large international research-based not-for-profit corporation. He also has broad experience in corporate governance, having served as a director, past and present, of a number of other publicly-traded companies.

4.

Richard J. Glasier, age 68, has been a director of Carnival Corporation and Carnival plc since 2004. From 2002 to 2005, Mr. Glasier was President of Argosy Gaming Company, an owner and operator of casinos, and its Chief Executive Officer from 2003 until 2005. From 1995 to 2002, Mr. Glasier was Executive Vice President and Chief Financial Officer of Royal Caribbean Cruises Ltd.

Mr. Glasier’s qualifications to serve on the boards include significant cruise industry experience as a senior financial officer of a major cruise line, as well as his managerial and corporate governance expertise acquired as the chief executive officer of a New York Stock Exchange-listed operator of hotels and casinos, as well as a director of other public companies.

5.

Debra Kelly-Ennis, age 57, has been a director of Carnival Corporation and Carnival plc since 2012. She was President and Chief Executive Officer of Diageo Canada, Inc., a subsidiary of Diageo plc, a global spirits, wine and beer company, from 2008 to 2012. From 2005 to 2008, she was Chief Marketing Officer for Diageo North America Inc., another subsidiary of Diageo plc. Ms. Kelly-Ennis has also held marketing, sales and general management positions with leading companies such as RJR/Nabisco, Inc., The Coca-Cola Company, General Motors Corporation and Grand Metropolitan PLC. She has been honored as one of the Top 100 Most Powerful Women in Canada in 2012, 2011, 2010 and 2009 and was named Leading Chief Executive

Officer in 2010 by the Toronto Human Resources Professional Association. She has been a member of the board of directors of Altria Group, Inc. since February 2013, Hertz Global Holdings, Inc. since May 2013 and Pulte Group, Inc. since September 1997.

Ms. Kelly-Ennis’s qualifications to serve on the boards include her extensive marketing and practical managerial experience gained through 30 years working with consumer brand corporations, as well as over 16 years of public company board experience.

6.

Sir John Parker, age 71, has been a director of Carnival Corporation since 2003 and a director of Carnival plc since 2000, having served as Deputy Chairman of Carnival plc from 2002 to 2003. He was the non-executive Chairman of National Grid plc from October 2002 until January 2012. He has been Vice Chairman of DP World Limited since May 2007 and a director of Anglo American plc since July 2009, serving as its Chairman since August 2009. He has also been a non-executive director of European Aeronautic Defence and Space Company EADS N.V. since October 2009. From May 2007 to August 2009 he served as non-executive chairman of Mondi plc. He was formerly Senior Non-Executive Director of the Court of the Bank of England, a non-executive director of GKN plc, Brambles Industries plc and BG Group plc, Chairman of Babcock International Group plc, RMC Group plc and P&O Group plc, a President of the Royal Institution of Naval Architects, a member of the Prime Minister’s Business Council for Britain and Chancellor of the University of Southampton. Sir John Parker has been a member of the General Committee of Lloyds Register of Shipping since 1983 and was Chairman of its Technical Committee from 1993 until 2002.

Sir John’s qualifications to serve on the boards include his extensive international background and wealth of corporate experience. His past and present service as a non-executive director of a number of listed UK companies provides the boards with invaluable knowledge and insight with respect to UK corporate governance policies and practices. In addition, Sir John, as a qualified naval architect and former head of a major shipbuilding company, is very experienced in the design, construction and operation of ships.

7.

Stuart Subotnick, age 72, has been a director of Carnival Corporation since 1987 and a director of Carnival plc since 2003. Mr. Subotnick has been President and Chief Executive Officer of Metromedia Company, a privately held diversified Delaware general partnership, since 2010, having previously served as its general partner and Executive Vice President since 1986. He was a member of the board of directors of AboveNet, Inc. from July 1997 to July 2012.

Mr. Subotnick’s qualifications to serve on the boards include his significant experience in financing, investing and general business matters, as well as his past experience with us, which are important to the boards when reviewing our investor relations, assessing potential financings and strategies, and otherwise evaluating our business decisions.

8.

Laura Weil, age 57, has been a director of Carnival Corporation and Carnival plc since 2007. She has been the Executive Vice President and Chief Operating Officer of New York & Company, Inc., a woman’s apparel and accessories retailer, since June 2012, having served it as an Executive Consultant since February 2012. Ms. Weil was the Chief Executive Officer of Ashley Stewart LLC, a privately held retailer, from 2010 to 2011. Ms. Weil was the Chief Executive Officer of Urban Brands, Inc., a privately held apparel retailer, from 2009 to 2010. Urban Brands, Inc. filed for Chapter 11 bankruptcy protection in September 2010. Ashley Stewart LLC, the retail chain operated by Urban Brands, Inc., emerged from bankruptcy in October 2010. Ms. Weil was the Chief Operating Officer and Senior Executive Vice President of AnnTaylor Stores Corporation, a women’s apparel company, from 2005 to 2006. From 1995 to 2005, she was the Chief Financial Officer and Executive Vice President of American Eagle Outfitters, Inc., a clothing retailer.

Ms. Weil’s qualifications to serve on the boards include her extensive financial, information technology and operating skills developed over 30 years as an investment banker and senior financial operating executive. Ms. Weil also brings significant experience in global e-commerce and consumer strategies from her leadership experience with a multi-billion dollar New York Stock Exchange-listed retailer.

9.

Randall J. Weisenburger, age 55, has been a director of Carnival Corporation and Carnival plc since 2009. Mr. Weisenburger has been the Executive Vice President and Chief Financial Officer of Omnicom Group Inc., a Fortune-250 global advertising, marketing and corporate communications company, since 1998. Mr. Weisenburger has been a director of Valero Energy Corporation since January 2011.

Mr. Weisenburger’s qualifications to serve on the boards include his broad leadership and operational skills gained as a senior executive of a large multi-national corporation and his extensive financial and accounting skills acquired as an investment banker and senior financial operating executive.

PROPOSALS 10 & 11

RE-APPOINTMENT AND REMUNERATION OF INDEPENDENT AUDITORS FOR CARNIVAL PLC AND RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR CARNIVAL CORPORATION

The Audit Committee of the board of directors of Carnival plc has selected the UK firm of PricewaterhouseCoopers LLP as Carnival plc’s independent auditors for the year ending November 30, 2014, subject to approval of our shareholders. The Audit Committee of the board of directors of Carnival Corporation has selected the U.S. firm of PricewaterhouseCoopers LLP as Carnival Corporation’s independent registered certified public accounting firm for the year ending November 30, 2014. Representatives of both the U.S. and UK firms of PricewaterhouseCoopers LLP will be present at the annual meetings and will have an opportunity to make a statement if they desire to do so. Representatives of PricewaterhouseCoopers LLP will be available to respond to appropriate questions from shareholders.

This resolution would re-appoint PricewaterhouseCoopers LLP as the independent auditors of Carnival plc until the conclusion of the next general meeting at which accounts are laid. It is a requirement of Section 489(2) of the Companies Act 2006 that Carnival plc appoint its independent auditors at a general meeting at which accounts are laid. You are also being asked to authorize the Audit Committee of Carnival plc to determine the remuneration of PricewaterhouseCoopers LLP as independent auditors of Carnival plc.

Although ratification by our shareholders of the appointment of an independent certified public accounting firm for Carnival Corporation is not legally required, our boards of directors believe that such action is desirable. If our shareholders do not approve Proposal 11, the Audit Committees will consider the selection of another accounting firm for 2015 and future years.

The boards of directors unanimously recommend a vote FOR the re-appointment of the UK firm of PricewaterhouseCoopers LLP as Carnival plc’s independent auditors for the 2014 fiscal year, the authorization of the Audit Committee of Carnival plc to agree the remuneration of PricewaterhouseCoopers LLP and the ratification of the selection of the U.S. firm of PricewaterhouseCoopers LLP as Carnival Corporation’s independent registered certified public accounting firm for the 2014 fiscal year.

PROPOSAL 12

RECEIPT OF ACCOUNTS AND REPORTS OF CARNIVAL PLC

The directors of Carnival plc are required by the Companies Act 2006 to present the financial statements, the UK statutory Directors’ Report, the UK statutory Strategic Report and the auditors’ report relating to those accounts to the Carnival plc shareholders. Accordingly, the directors of Carnival plc lay before the annual meetings the Carnival plc accounts and the reports of the directors and auditors for the year ended November 30, 2013, which have been approved by and signed on behalf of Carnival plc’s board of directors and will be delivered to the Registrar of Companies in the UK following the annual meetings. Shareholders are voting to approve receipt of these documents, as UK law does not require shareholder approval of the substance and content of these documents. The UK statutory Directors’ Report is attached to this proxy statement as Annex A and the UK statutory Strategic Report is included within the Carnival plc IFRS consolidated financial statements. The full accounts and reports of Carnival plc will be available for inspection prior to and during the annual meetings.

The boards of directors unanimously recommend a vote FOR the receipt of the accounts and reports of Carnival plc for the year ended November 30, 2013.

PROPOSAL 13

AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and pursuant to Section 14A of the Exchange Act, our shareholders are being provided with an advisory (non-binding) vote on our executive compensation. Although the vote is advisory and is not binding on the boards, the Compensation Committees will take into account the outcome of the vote when considering future executive compensation decisions. We refer to this non-binding advisory vote as the “say-on-pay” vote.

The “say-on-pay” vote is required to be offered to our shareholders at least once every three years. Two years ago, our shareholders recommended that we provide them with the opportunity to provide their “say-on-pay” vote each year and our boards have accepted that recommendation.

The boards are committed to corporate governance best practices and recognize the significant interest of shareholders in executive compensation matters. The Compensation Committees seek to balance short-term and longer-term compensation opportunities to ensure that Carnival Corporation & plc meets short-term objectives while continuing to produce value for its shareholders over the long-term. They also promote a compensation program designed to attract, motivate and retain key executives. As discussed in the Compensation Discussion and Analysis, the Compensation Committees believe that our current executive compensation program directly links executive compensation to our performance and aligns the interests of our named executive officers with those of our shareholders. For example:

•	Our compensation philosophy places more emphasis on variable elements of compensation (such as annual cash bonuses and equity-based compensation) than fixed remuneration.

•

In accordance with the Compensation Committees’ focus on long-term shareholder return, they approved performance-based share grants for the named executive officers. The grants vest zero to 150% based upon the extent to which annual earnings before income and taxes (“EBIT”), as adjusted for certain fuel price changes and fuel expense in emission control areas, for each of the three fiscal years in the 2013-2015 performance cycle exceeds specified performance goals, as modified up or down by up to 25% at the end of the three year performance cycle for the Carnival Corporation & plc’s total shareholder return rank relative to its peers.

•	To further promote long-term shareholder alignment, we require our named executive officers to meet and maintain stock ownership requirements.

•

The Compensation Committees review the position of each element of total direct compensation relative to the competitive market, and use the range of total direct compensation levels in the competitive market to assess the extent to which the compensation provided to the named executive officers is generally consistent with that offered by the competitive market to their named executive officers.

•	Carnival Corporation & plc does not offer U.S. executives excise tax gross-up protections.

We encourage you to read our Compensation Discussion and Analysis contained within this proxy statement for a more detailed discussion of our compensation policies and procedures.

Our shareholders have the opportunity to vote for or against, or to abstain from voting, on the following resolution:

“Resolved, that the shareholders approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement).”

The above referenced disclosures appear at pages 41 to 70 of this proxy statement.

The boards of directors unanimously recommend a vote “FOR” approval of the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement).

PROPOSAL 14

APPROVAL OF DIRECTORS’ REMUNERATION REPORT

In accordance with Sections 439 and 440 of the Companies Act 2006 and Schedule 8 of the Large and Medium Sized Companies and Groups (Accounts and Reports) Regulations 2008 (the “LMCG Regulations”), shareholders are voting to approve adoption of the Carnival plc Directors’ Remuneration Report (other than the Carnival plc Directors’ Remuneration Policy set out in Section A of Part II of the Carnival plc Directors’ Remuneration Report). The Carnival plc Directors’ Remuneration Report is in two parts. Part I also constitutes the Compensation Discussion and Analysis as required by regulations promulgated by the SEC, and includes information that Carnival plc is required to disclose in accordance with the LMCG Regulations. Part II of the Carnival plc Directors’ Remuneration Report is set forth as Annex B to this proxy statement and includes the additional information that Carnival plc is required to disclose in accordance with the LMCG Regulations, including certain information which has been audited for the purposes of the Carnival plc Annual Report. Other than the Carnival plc Directors’ Remuneration Policy set out in Section A of Part II of the Carnival plc Directors’ Remuneration Report (as to which, please see Proposal 15), UK law does not require shareholder approval of the substance and content of the Carnival plc Directors’ Remuneration Report. Accordingly, disapproval of this Proposal 14 will not require us to amend the report although under applicable UK guidelines the boards and Compensation Committees are expected to take into account both the voting result and the views of our shareholders in their application, development and implementation of remuneration policies and plans.

The boards of directors unanimously recommend a vote FOR the approval of the Carnival plc Directors’ Remuneration Report.

PROPOSAL 15

APPROVAL OF CARNIVAL PLC DIRECTORS’ REMUNERATION POLICY

In accordance with Sections 439 and 440 of the Companies Act 2006 and Schedule 8 of the LMCG Regulations, shareholders are voting to approve the Carnival plc Directors’ Remuneration Policy set out in Section A of Part II of the Carnival plc Directors’

Remuneration Report. The policy has consciously been drafted broadly to give the Compensation Committees sufficient flexibility to act in the interests of Carnival Corporation and Carnival plc and their shareholders as, under the revised UK legislative requirements, payments may not be made to directors outside of an agreed policy. If approved, the Carnival plc Directors’ Remuneration Policy will take effect immediately following its approval at the 2014 annual meetings of shareholders and will apply until it is replaced by a new or amended policy.

Upon the Carnival plc Directors’ Remuneration Policy becoming effective, remuneration payments to directors of Carnival plc (including former or proposed directors) and payments for loss of office to a director of Carnival plc (including a former or a proposed director) will need to be consistent with the approved Carnival plc Directors’ Remuneration Policy or otherwise approved by an ordinary resolution of our shareholders (unless the payment is required to be made as part of a legal obligation entered into before June 27, 2012 and such obligation has not been amended or renewed since).

Section A of Part II of the Carnival plc Directors’ Remuneration Report sets out the boards’ remuneration policy for the next and subsequent fiscal years and other details required by the LMCG Regulations and the UK Corporate Governance Code published by the UK Financial Reporting Council in September 2012 (the “UK Corporate Governance Code”), which was formerly known as the Combined Code.

The boards of directors unanimously recommend a vote FOR the approval of the Carnival plc Directors’ Remuneration Policy.

PROPOSALS 16 & 17

APPROVAL OF THE GRANT OF AUTHORITY TO ALLOT NEW CARNIVAL PLC SHARES

AND THE DISAPPLICATION OF PRE-EMPTION RIGHTS APPLICABLE TO THE ALLOTMENT OF NEW

CARNIVAL PLC SHARES

Summary. Proposal 16 authorizes the directors of Carnival plc to issue, until the next annual general meeting of Carnival plc (or, if earlier, until the close of business on July 16, 2015), a maximum number of Carnival plc ordinary shares (or to grant rights to subscribe for or convert any securities into ordinary shares up to a maximum aggregate amount) without further shareholder approval. Proposal 17 authorizes the directors of Carnival plc to issue (or sell any ordinary shares which Carnival plc elects to hold in treasury), until the next annual general meeting of Carnival plc (or, if earlier, until the close of business on July 16, 2015), a maximum number of Carnival plc ordinary shares for cash without first offering them to existing shareholders in accordance with the pre-emption rights that would otherwise be applicable. As is the case with many UK companies, these resolutions are proposed each year as the directors believe occasions may arise from time to time when it would be beneficial for shares to be allotted without shareholder approval and for shares to be allotted for cash without making a pre-emptive offer. The Carnival plc directors have no current commitments or plans to allot additional shares of Carnival plc.

Discussion. Under Article 30 of the Articles of Association of Carnival plc, the directors have, for a “prescribed period,” unconditional authority to allot ordinary shares in Carnival plc up to an aggregate nominal amount known as the “allotment amount.”

The power to implement the authority provided by Article 30 is sought each year by the proposal of an ordinary resolution to establish the prescribed period and the allotment amount. By passing this ordinary resolution, shareholders are authorizing the board of Carnival plc to issue, during the prescribed period, a maximum number of shares having an aggregate nominal value equal to the allotment amount, without further shareholder approval. In the absence of such approval, the issuance of any additional shares would require shareholder approval.

Under Article 31 of the Articles of Association of Carnival plc, the directors have, for the same “prescribed period” referred to above, power to allot a small number of ordinary shares for cash without making a pre-emptive offer to existing shareholders up to an aggregate nominal amount known as the “disapplication amount.”

The power to implement the authority provided by Article 31 is sought each year by the proposal of a special resolution to establish the disapplication amount. By passing this special resolution, shareholders are authorizing the board of Carnival plc to issue, during the prescribed period, an amount of shares having an aggregate nominal value equal to the disapplication amount, for cash without first offering them to existing shareholders of Carnival plc.

The Third Amended and Restated Articles of Incorporation of Carnival Corporation do not contain equivalent provisions and holders of Carnival Corporation shares do not have pre-emption rights. Accordingly, no action is required in respect of the ability of Carnival Corporation to allot shares or to disapply pre-emption rights.

In common with many UK companies, resolutions to renew the prescribed period and re-establish the allotment amount and the disapplication amount are normally proposed each year as the directors believe occasions may arise from time to time when it would be beneficial for shares to be allotted and for shares to be allotted for cash without making a pre-emptive offer. This is the purpose of Proposal 16 (an ordinary resolution) and Proposal 17 (a special resolution). As usual, the prescribed period is the period from the passing of the resolutions until the next annual general meeting (or, if earlier, until the close of business on July 16, 2015).

Guidelines issued by the Association of British Insurers, whose member insurance companies are some of the largest institutional investors in UK listed companies, require the allotment amount to be limited to one-third of the issued ordinary share capital (except in the case of a rights issue). By reference to Carnival plc’s issued ordinary share capital on January 17, 2014, the maximum allotment amount is $119,352,828, which is equal to 71,899,294 new Carnival plc ordinary shares, being one third of the amount of the issued ordinary share capital (excluding treasury shares).

In line with guidance issued by the Association of British Insurers, paragraph (b) of Proposal 16 would give the directors of Carnival plc authority to allot ordinary shares or grant rights to subscribe for or convert any securities into ordinary shares in connection with a rights issue in favor of ordinary shareholders up to an aggregate nominal amount equal to $238,705,657 (representing 143,798,589 ordinary shares), as reduced by the nominal amount of any shares issued under paragraph (a) of Proposal 16. However, if they do exercise the authorities given to them if Proposals 16 and 17 are passed, the directors intend to follow the Association of British Insurers’ recommendations concerning their use (including as regards the directors standing for re-election in certain cases). This amount (before any reduction) represents approximately two-thirds of the issued ordinary share capital (excluding treasury shares) of Carnival plc as at January 17, 2014.

Guidelines issued by the Pre-emption Group, a group comprising representatives of UK listed companies, investment institutions and corporate finance practitioners and formed under the support of the London Stock Exchange to monitor the operation of the Guidelines, recommend that a resolution to disapply the statutory pre-emption rights provided by UK company law should be limited to an amount of equity securities not exceeding 5% of the nominal value of the company’s issued ordinary share capital. By reference to Carnival plc’s issued ordinary share capital on January 17, 2014, the maximum disapplication amount is $17,902,924, which is equal to 10,784,894 new Carnival plc ordinary shares. In respect of this aggregate nominal amount, the directors of Carnival plc confirm their intention to follow the provisions of the Pre-emption Group’s Statement of Principles regarding cumulative usage of authorities within a rolling three-year period where the Principles provide that usage in excess of 7.5% should not take place without prior consultation with shareholders.

In summary, if Proposals 16 and 17 were passed, the extent of the authority of the directors to allot new Carnival plc ordinary shares for cash on terms which would be dilutive to the existing shareholdings of Carnival plc shareholders, without shareholder approval, would be limited to 10,784,894 new Carnival plc ordinary shares, being 5% of the issued ordinary share capital of Carnival plc at January 17, 2014. The directors have no current commitments or plans to allot additional shares of Carnival plc. Furthermore, the adoption of Proposals 16 and 17 would have no material effect on the ability of Carnival plc to undertake or defend against a takeover attempt.

The boards of directors have authorized the repurchase of up to 19.2 million Carnival plc ordinary shares and the repurchase of up to 32.8 million shares of Carnival Corporation common stock under Stock Swap programs. We use the Stock Swap programs in situations where we can obtain an economic benefit because either Carnival Corporation common stock or Carnival plc ordinary shares are trading at a price that is at a premium or discount to the price of Carnival plc ordinary shares or Carnival Corporation common stock, as the case may be. Any realized economic benefit under the Stock Swap programs is used for general corporate purposes. As of the date of this proxy statement, no Carnival plc shares are held by Carnival plc in treasury.

In the event Carnival Corporation common stock trades at a premium to Carnival plc ordinary shares, we may elect to issue and sell shares of Carnival Corporation common stock through a sales agent, from time to time at prevailing market prices in ordinary brokers’ transaction, and use the sale proceeds to repurchase Carnival plc ordinary shares in the UK market on at least an equivalent basis. Based on authorizations provided by the boards of directors in October 2008, Carnival Corporation was authorized to issue and sell up to 19.2 million of its common stock in the U.S. market.

In the event Carnival Corporation common stock trades at a discount to Carnival plc ordinary shares, we may elect to sell existing ordinary shares of Carnival plc, with such sales made by Carnival Corporation or Carnival Investments Limited, a subsidiary of Carnival Corporation, through a sales agent from time to time at prevailing market prices in ordinary broker transactions, and use the sale proceeds to repurchase shares of Carnival Corporation common stock in the U.S. market on at least an equivalent basis. Based on an authorization provided by the boards of directors in January 2013, Carnival Corporation or Carnival Investments Limited was authorized to sell up to 32.8 million Carnival plc ordinary shares in the UK market.

The boards of directors unanimously recommend a vote FOR the approval of limits on the authority to allot Carnival plc shares and the disapplication of pre-emption rights for Carnival plc.

PROPOSAL 18

GENERAL AUTHORITY TO BUY BACK CARNIVAL PLC ORDINARY SHARES

The boards of directors have authorized the repurchase of up to an aggregate of $1 billion of Carnival Corporation common stock and Carnival plc ordinary shares subject to certain restrictions (the “Repurchase Program”). The Repurchase Program does not have an expiration date and may be discontinued by our boards of directors at any time.

At January 17, 2014, the remaining availability under the Repurchase Program was $975 million. We may repurchase shares of Carnival Corporation common stock or Carnival plc ordinary shares under the Repurchase Program, in addition to repurchases made with net proceeds resulting from the Stock Swap programs described above.

Shareholder approval is not required for us to buy back shares of Carnival Corporation, but is required under the Companies Act 2006 for us to buy back shares of Carnival plc. Accordingly, last year Carnival Corporation and Carnival plc sought and obtained shareholder approval to effect market purchases of up to 21,546,172 ordinary shares of Carnival plc (being approximately 10% of Carnival plc’s ordinary shares in issue). During fiscal 2013, no ordinary shares have been purchased under the Repurchase Program and the Stock Swap Program through January 17, 2014. Carnival Corporation & plc treats any such purchases made by Carnival Corporation or Carnival Investments Limited under the Repurchase Program or the Stock Swap Programs as if they were made by Carnival plc under the Carnival plc share buy back authority. That approval expires on the earlier of (i) the conclusion of Carnival plc’s 2014 annual general meeting or (ii) October 16, 2014. Shareholder approval to effect market purchases (within the meaning of Section 693(4) of the Companies Act 2006) of up to 21,569,788 ordinary shares of Carnival plc (being 10% of Carnival plc’s ordinary shares in issue as of January 17, 2014) is being sought.

The boards of directors confirm that the authority to purchase Carnival plc’s shares under the Repurchase Program and the Stock Swap program will only be exercised after careful consideration of prevailing market conditions and the position of Carnival plc. In particular, the program will only proceed if we believe that it is in the best interests of Carnival Corporation, Carnival plc and their shareholders generally. The boards of directors are making no recommendation as to whether shareholders should sell any shares in Carnival plc and/or Carnival Corporation.

If the boards of directors exercise the authority conferred by Proposal 18, we would have the option of holding the shares in treasury, or canceling them. Shares held in treasury can be re-sold for cash, used for employee share plans or later cancelled. The boards of directors think it prudent to maintain discretion as to dealing with the purchased shares.

The boards of directors consider that any buy back of Carnival plc shares may include the purchase of its American Depositary Shares (“ADSs”), each representing one ordinary share of Carnival plc, with a subsequent cancellation of the underlying ADSs. If the underlying ADSs are so cancelled, Carnival plc will either cancel or hold in treasury the ordinary share represented by such ADSs.

The minimum price (exclusive of expenses) which may be paid for each Carnival plc ordinary share is $1.66, and the maximum price which may be paid is an amount (exclusive of expenses) equal to the higher of (i) 105% of the average middle market quotations for an ordinary share, as derived from the London Stock Exchange Daily Official List, for the five business days immediately preceding the day on which such ordinary share is contracted to be purchased; and (ii) the higher of the price of the last independent trade and the highest current independent bid on the London Stock Exchange at the time the purchase is carried out.

As of January 17, 2014, there are options outstanding to subscribe for 722,719 ordinary shares and Carnival plc has issued 1,129,353 RSUs, which represent in the aggregate less than 1% of Carnival plc’s issued share capital. If 21,569,788 ordinary shares of Carnival plc were purchased by Carnival plc and cancelled, these options and RSUs would represent in the aggregate less than 1% of Carnival plc’s issued share capital.

The authority to purchase Carnival plc ordinary shares will expire at the conclusion of the Carnival plc annual general meeting in 2015 or on October 16, 2015, whichever is earlier (except in relation to any purchases of shares the contract for which was entered before the expiry of such authority).

The boards of directors unanimously recommend a vote FOR the general authority to buy back Carnival plc ordinary shares.

PROPOSAL 19

APPROVAL OF CARNIVAL PLC 2014 EMPLOYEE SHARE PLAN

General. The Carnival plc 2005 Employee Share Plan as amended and restated (the “2005 Plan”) is due to expire in April 2015. If approved by shareholders, the Carnival plc 2014 Employee Share Plan (the “2014 Plan”) will replace the 2005 Plan, and no further awards will be granted under the 2005 Plan. The 2014 Plan is based on the Carnival Corporation 2011 Stock Plan, which was approved by shareholders in April 2011. The 2014 Plan is designed for maximum flexibility as to the types of options and other share awards that may be granted to employees and executive directors.

The 2014 Plan is attached as Annex D to this proxy statement. The principal provisions of the 2014 Plan are summarized below. This summary is not complete and is qualified in its entirety by the terms of the 2014 Plan.

Reasons Why You Should Vote in Favor of the Approval of the 2014 Plan

The boards of directors recommend a vote for the approval of the 2014 Plan because they believe the plan is in the best interests of Carnival Corporation & plc and their shareholders for the following reasons:

Attracts and retains talent. Talented executives and employees are essential to executing our business strategies. The purpose of the 2014 Plan is to promote the success of Carnival Corporation & plc by giving us a competitive edge in attracting, retaining and motivating key personnel and providing participants with a plan that provides incentives directly related to increases in the value of Carnival Corporation & plc.

Aligns director, employee and shareholder interests. We currently provide long-term incentives primarily by (i) compensating participants with equity awards, including performance-based incentive compensation awards measured by reference to the value of Carnival Corporation & plc’s equity; (ii) rewarding such participants for the achievement of performance targets with respect to a specified performance period; and (iii) motivating such participants by giving them opportunities to receive awards directly related to such performance. If the 2014 Plan is approved, we will be able to maintain our means of aligning the interests of key personnel with the interests of our shareholders.

The boards of directors and Compensation Committees believe the 2014 Plan contains several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

Will not be excessively dilutive to our shareholders. Based on the number of Carnival plc shares outstanding as of January 17, 2014, the maximum number of shares of Carnival plc ordinary shares authorized for issuance under the 2014 Plan is 17,773,127 shares. Awards may not be granted over new shares under the 2014 Plan if as a consequence more than 10% of Carnival plc’s ordinary share capital would be issued under the 2014 Plan and other Carnival plc employee share plans in a 10 year period or if more than 5% of the ordinary share capital of Carnival plc would be issued in a ten year period under the 2014 Plan or any other discretionary share plans. If the 2014 Plan is approved by shareholders, no new awards will be granted under the Carnival plc 2005 Employee Share Plan and any shares of Carnival plc ordinary shares available for issuance under that plan that are not subject to outstanding awards will no longer be available for issuance.

Stock option exercise prices and SAR grant prices will not be lower than the fair market value on the grant date. The 2014 Plan prohibits granting stock options with exercise prices and stock appreciation rights (“SARs”) with grant prices lower than the fair market value of a Carnival plc ordinary share on the grant date, except in connection with the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations.

No repricing or exchange without shareholder approval. The 2014 Plan prohibits the repricing of outstanding stock options or SARs without shareholder approval, except in connection with certain corporate transactions involving Carnival plc.

“Clawback” provisions. The 2014 Plan contains “clawback” provisions. The Compensation Committees may require the participant to surrender and return to Carnival plc any shares received, and/or to repay any profits or any other economic value made or realized by the participant if such participant is determined by the Compensation Committees to have violated a noncompete, nonsolicit, nondisclosure or other agreement or taken action that would constitute a “detrimental activity,” as that term is defined in the 2014 Plan, that is in conflict with or adverse to the interest of Carnival Corporation & plc and its affiliates, including fraud or conduct contributing to any financial restatements or irregularities, or if the participant receives any amount in excess of what he or she should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error).

Description of the 2014 Plan

Purpose. The purpose of the 2014 Plan is to create, attract, retain and motivate key personnel and to provide participants with a plan that offers incentives directly related to increases in the value of Carnival plc ordinary shares (“Shares”), through ownership of Shares or the opportunity to be paid incentive compensation, measured by reference to the value of Shares.

Types of Awards. The 2014 Plan allows the following types of awards to be granted: options to purchase Carnival plc ordinary shares; restricted shares in Carnival plc; restricted share units; stock appreciation rights (“SARs”); and/or other share-based awards. These may be granted separately to any eligible employee or in any combination that the Compensation Committee may decide. Awards may be granted under the 2014 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by Carnival Corporation & plc or with which Carnival Corporation & plc combines (“Substitute Awards”). The Compensation Committee will determine the value of any award to be granted to an individual.

Administration. The 2014 Plan will be administered by the Carnival plc Compensation Committee, and acts of the majority are deemed to be acts of the Compensation Committee. Subject to the limitations described below, the Compensation Committee has discretion to determine the type of award granted and has authority to interpret the 2014 Plan and to make all determinations deemed necessary and advisable for its administration.

Grant of Awards and Limitations. Awards under the 2014 Plan are subject to limitations on the number of shares and monetary amount available to a participant. No more than 3,000,000 shares can be granted to an individual participant in the form of options or SARs during a 36 month period, and no more than 1,000,000 shares or $10,000,000 in cash can be delivered in respect of an award subject to performance conditions to an individual participant in respect of a single fiscal year. No award may be granted where the number of shares that could be issued pursuant to the award and any other awards granted at the same time, when aggregated with the number of shares that: (i) could be issued under any subsisting share options or awards granted during the preceding ten years under any Company employee share plan; and (ii) have been issued on the exercise or vesting of any share options or awards granted during the preceding ten years under any such employee share plan, would exceed 10% of the ordinary share capital of Carnival plc from time to time. No more than 5% of the ordinary share capital of Carnival plc is available in any ten year period for awards under the 2014 Plan or any other discretionary share plan.

Eligibility. The 2014 Plan provides that all employees of Carnival plc and its subsidiaries (the “plc Group”) are eligible to participate in the 2014 Plan at the discretion of the Compensation Committee, being approximately 35,800 employees. However, it is anticipated that awards will be granted primarily to key personnel, which may include executive directors.

Options. Options to acquire Carnival plc ordinary shares may be granted at an exercise price determined by the Compensation Committee, which may not be less than the fair market value of a Carnival plc ordinary share at the time the option is granted. The Compensation Committee has sole discretion to decide whether any performance goals shall apply to the vesting of an option, and if so the Compensation Committee shall set out these goals in the award agreement. Options may be granted over American Depositary Shares (“ADSs”), each representing one ordinary share of Carnival plc, where appropriate for U.S.-based executives. In the UK, we intend that options may be granted as HMRC approved options to qualify for income tax relief on exercise, or as unapproved or non-qualified options. In the US, we intend that all options granted under the 2014 Plan to US participants shall be nonqualified stock options unless it is expressly stated that the option is intended to be an incentive stock option (and only where the US participant is an employee of a member of the plc Group). The Compensation Committee has discretion to decide the appropriate vesting schedule to be applied to an option which will determine when the option may be exercised.

Restricted Shares. An award of restricted shares is a grant of Carnival plc ordinary shares on terms and conditions determined by the Compensation Committee. The Compensation Committee has discretion to determine the vesting schedule for restricted shares as it does for share options. Restricted shares may be forfeited in certain circumstances (see “Leaving Employment” below). Holders of an award of restricted shares will have all the rights of a shareholder of Carnival plc with regard to the restricted shares during the vesting period, including the right to vote the restricted shares. However, the Compensation Committee has discretion to determine whether cash or share dividends with respect to the restricted shares will be paid to the participant as they arise or whether they will be withheld and credited to the participant’s account, together with interest at a rate determined by the Compensation Committee, to be paid to the participant when and if the restricted shares vest. If cash or share dividends are withheld by the Compensation Committee they will be forfeited if the restricted shares to which they are attributable are forfeited.

Restricted Share Units. An award of restricted share units is a grant of a hypothetical investment in Carnival plc ordinary shares on terms and conditions (including vesting) determined by the Compensation Committee, with each restricted share unit representing a hypothetical investment in one Carnival plc ordinary share. A holder of restricted share units will receive one Carnival plc ordinary share, or the cash equivalent of one share (as determined by the Compensation Committee) in respect of each restricted share unit upon the satisfaction of the applicable vesting conditions. The Compensation Committee has discretion to determine the vesting schedule for restricted share units as it does for share options and restricted shares as well as whether the award will be settled in cash or by ordinary shares. During the vesting period, restricted share units may be forfeited in certain circumstances. Holders of an award of restricted share units will not have any of the rights of a shareholder of Carnival plc with respect to the restricted share units. The Compensation Committee has discretion to determine whether dividend equivalents with respect to the restricted share units (being equal to the cash and share dividends on the shares represented by the restricted share units) will be paid to the participant as they arise or withheld and credited for the participant’s account, and interest may be credited on such dividend equivalents at a rate determined by the Compensation Committee. If dividend equivalents are withheld by the Compensation Committee they will be forfeited if the restricted share to which they are attributable is forfeited.

SARs. The Compensation Committee may grant a SAR in tandem or independently of an option under the 2014 Plan. SARs will be subject to the terms and conditions established by the Compensation Committees. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. Except as otherwise provided by the Compensation Committees (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share for each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant. The remaining terms of the SARs are at the sole discretion of the Compensation Committee and are then reflected in the award agreement.

Other share-based awards. The Compensation Committee has sole discretion to issue unrestricted shares, rights to receive grants of awards at a future date, the grant of securities convertible into shares, the grant of other awards denominated in shares (including, without limitation, performance shares, or performance units), or valued with reference to shares, under the 2014 Plan to employees, alone or in tandem with other awards, in such amounts as the Compensation Committee shall from time to time in its sole discretion determine. Such other share-based awards shall be evidenced by an award agreement. Each such award granted under the 2014 Plan is subject to the conditions set out within the 2014 Plan, including the payment by the participant of the fair market value of the shares on the date of grant.

Performance Conditions. The Compensation Committee has discretion to determine whether the grant or vesting of an award is subject to performance conditions. The Compensation Committee has sole discretion to select the length of a performance period, the type of performance-based compensation to be awarded and the performance criteria that establish the performance goals.

Annual Award Grant. Awards will usually be granted to eligible employees on an annual basis. However, the Compensation Committee has discretion to grant additional awards to eligible employees at any time during the year when it deems advisable. Awards may not be granted when dealings in Carnival plc ordinary shares would not be permitted under the UK Listing Authority’s Model Code on restrictions in dealing in securities. Benefits under the 2014 Plan will not be pensionable.

Leaving Employment. An award will expire earlier than the end of the award period in a number of circumstances. Unvested options will not normally be exercisable, and unvested restricted share awards and restricted share unit awards will normally be forfeited, if a participant leaves the employment of the plc Group. There may be exceptions if a participant leaves employment in special circumstances, such as by reason of death or disability, retirement at retirement age as defined in the 2014 Plan or if the company or business in which the participant works is sold outside the plc Group or for any other reason in the Compensation Committee’s discretion. A participant, who ceases to be employed by the plc Group for the purpose of accepting employment with Carnival Corporation or any of its subsidiaries, will not be treated as ceasing employment with the plc Group.

In the event of death or disability, an option award shall only remain exercisable to the extent the award was exercisable at the point of death or termination. In the case of death of the participant, the option award shall be exercisable by the participant’s beneficiary.

In the event the participant’s employment is terminated for cause, the award shall expire immediately. Where employment ceases due to retirement, the option award shall expire at the end of the award period and continue to vest as normal without the need for the participant to be an employee.

Change of Control. Where a participant’s employment is terminated without cause (other than disability or death) on or within 12 months following a change of control, all options and SARs, and shares subject to such options and SARs become immediately exercisable, and the restricted period on restricted shares, restricted share awards and other awards will expire immediately. Where the award would otherwise be subject to performance conditions, the portion of the award that becomes immediately exercisable will be based on the actual performance up to the date of termination, or the assumed achievement of target performance where the Compensation Committee cannot reasonably measure actual performance.

The Compensation Committee may on the change of control, with 10 days’ notice to affected participants, cancel outstanding awards and pay in cash, shares or a combination of both, the value of the awards. The value shall be based on the price per share received (or to be received) by the other shareholders of Carnival plc. These obligations are binding on any corporation or organization resulting from the change of control, and Carnival plc will make appropriate provisions to preserve participants’ rights in any agreement it may enter into.

The intended HMRC approved part of the 2014 Plan enables options to be rolled-over in the event of a change of control. Options granted under the approved part which have not lapsed (“old options”) may be exchanged for a new option of the equivalent value to the old option, but in an acquiring company or its parent. The new option is construed as if it had been granted under the 2014 Plan at the same time as the old option, and references to the performance goals refer to those relating to the new grantor (if any). All references to Carnival plc and shares in the 2014 Plan are construed as references to the new grantor, and shares in the new grantor.

Variations of Share Capital. In the event of a variation of share capital such as a rights or bonus issue, a share subdivision or the implementation by Carnival plc of a demerger or a special dividend or other corporate transaction which in the Compensation Committee’s opinion would materially affect the current or future value of awards, the number of Carnival plc ordinary shares which may be acquired pursuant to an award (and in the case of an option, the exercise price) shall be adjusted in such manner as the Compensation Committee determines is appropriate.

Transferability. Awards granted under the 2014 Plan may not be transferred during a participant’s lifetime.

Amendment and Termination. The Compensation Committee may amend the 2014 Plan. However, the provisions governing eligibility requirements, equity dilution and the adjustments that may be made following a rights issue or any other variation of capital cannot be altered to the advantage of eligible employees or participants without the prior approval of Carnival plc’s shareholders (except for minor amendments to benefit the administration of the 2014 Plan, to take account of a change in legislation or developments in the law affecting the 2014 Plan, or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the 2014 Plan or any member of the plc Group). In addition, no alteration may be made that would materially affect any subsisting rights of any participants without the consent of a majority of participants who were informed of the proposed amendments and who expressed their view on it. The Compensation Committee may amend or cancel any award agreement, provided that this action does not precipitate anything which would be considered to be re-pricing of the option or award. The Compensation Committee intends to adopt a sub-plan to the 2014 Plan under which HMRC approved options capable of attracting preferential tax treatment may be granted to UK employees. The Compensation Committee may adopt further sub-plans to the 2014 Plan without shareholder approval to take account of tax, exchange control or securities laws which apply to employees in countries outside the UK. Shares made available under any sub-plan will count towards equity dilution limits. The 2014 Plan will terminate ten years from the date of approval by the shareholders of Carnival plc, except that the rights of existing participants will not be affected by any termination.

Operation of the Plan. Carnival plc ordinary shares used to satisfy awards may be purchased in the market or issued by Carnival plc. Ordinary shares held in treasury by Carnival plc may also be used to satisfy awards. The 2014 Plan may be operated in conjunction with an employee trust. The trust may acquire and hold Carnival plc ordinary shares required to satisfy awards. Outstanding ordinary shares may be acquired by the trustee of the trust in the market or new ordinary shares may be issued by Carnival plc to the trustee. The Compensation Committee may, in its absolute discretion, grant substitute awards for outstanding awards previously granted by an entity which is then acquired by or combines with Carnival plc.

Tax Effects of Plan Participation

The following summary generally describes the principal U.S. federal (and not foreign, state and local) income tax consequences of awards granted under the 2014 Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to us. The provisions of the Code and Treasury Regulations are complicated and their impact in any one case may depend upon the particular circumstances. Each holder of an award under the 2014 Plan should consult his or her own accountant, legal counsel or other financial advisor regarding the tax consequences of participation in the 2014 Plan. This discussion is based on the Code as currently in effect.

Options. If an option is granted to an employee in accordance with the terms of the 2014 Plan, no income will be recognized by such employee at the time the option is granted. Generally, on exercise of a nonqualified option, the amount by which the fair market value of the shares on the date of exercise exceeds the purchase price of such shares will be taxable to the employee as ordinary income. The disposition of shares acquired upon exercise of a nonqualified option under the 2014 Plan will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the nonqualified option.

Generally, on exercise of an incentive option, an employee will not recognize any income and neither Carnival plc nor any of its subsidiaries will be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income and the employee may be subject to the alternative minimum tax. The disposition of shares acquired upon exercise of an incentive option under the 2014 Plan will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period). Generally, however, if the employee disposes of shares of Carnival plc acquired upon exercise of an incentive option within two years after the date of grant or within one year after the date of exercise (as “disqualifying disposition”), the employee will recognize ordinary income in the amount of the excess of the fair market value of the shares on the date of exercise over the purchase price (or, in certain circumstances, the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the incentive option will ordinarily constitute capital gain.

Restricted Shares. An employee will not be subject to tax upon the grant of an award of restricted shares unless the employee otherwise elects to be taxed pursuant to Section 83(b) of the Code. On the date an award of restricted shares becomes transferable or is no longer subject to a substantial risk of forfeiture, the employee will have taxable compensation equal to the excess of the fair market value of the shares on that date over the amount the employee paid for such shares, unless the employee made an election under Section 83(b) of the Code to be taxed at the time of grant. The employee will have a tax basis in the shares equal to the amount the employee paid for such shares (generally, zero) plus the amount taxable as compensation to the employee. Upon the sale of the shares, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period.

Restricted Share Units. An employee will not be subject to tax upon the grant of a restricted share unit award. An employee who receives a cash payment pursuant to a restricted share unit will have taxable compensation equal to the full amount of such payment. If an employee receives shares pursuant to a restricted share unit award, the employee will have taxable compensation equal to the fair market value of the shares on the date of receipt and the employee will have a tax basis in the shares equal the amount taxable as compensation to the employee. Upon the sale of the shares, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period.

New Plan Benefits

Due to the composition of the awards to be granted in the future under the 2014 Plan being at the discretion of the Compensation Committee, it is not possible to determine the benefits or amounts which will be received in the future under the 2014 Plan by the Carnival plc executive directors.

Equity Compensation Plan Information

Set forth below is a table that summarizes compensation plans (including individual compensation arrangements) under which Carnival plc equity securities are authorized for issuance as of November 30, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)

Equity compensation plans approved by shareholders	1,592,401	(2)	$45.71	18,040,259	(3)

Equity compensation plans not approved by shareholders	—		—	—

(1)	Converted from sterling, if applicable, using the November 29, 2013 exchange rate of $1.63:£1.
(2)

Includes outstanding options to purchase Carnival plc ordinary shares under the Carnival plc Executive Share Option Plan and Carnival plc 2005 Employee Share Plan. Also includes 852,694 restricted share units outstanding under the Carnival plc 2005 Employee Share Plan.

(3)

In addition to options, the Carnival plc 2005 Employee Share Plan provides for the award of restricted shares and restricted share units without limitation on the number of share that can be awarded in either form.

The boards of directors unanimously recommend a vote FOR the adoption of the 2014 Plan.

BOARD STRUCTURE AND COMMITTEE MEETINGS

Independence of Board Members

The boards of directors have determined that each of the following directors is an “independent director” in accordance with the corporate governance rules of the New York Stock Exchange as a result of having no material relationship with Carnival Corporation & plc other than (1) serving as a director and board committee member, (2) receiving related fees as disclosed in this proxy statement and (3) having beneficial ownership of Carnival Corporation and/or Carnival plc securities as disclosed in the section of this proxy statement entitled “Stock Ownership of Certain Beneficial Owners and Management”: Sir Jonathon Band, Richard J. Glasier, Debra Kelly-Ennis, Sir John Parker, Stuart Subotnick, Laura Weil and Randall J. Weisenburger.

Board Meetings

During the year ended November 30, 2013, the board of directors of each of Carnival Corporation and Carnival plc held a total of six meetings. Each Carnival Corporation director and each Carnival plc director attended either telephonically or in person at least 75% of all Carnival Corporation & plc board of directors and applicable committee meetings held during the period that he or she served.

Our Corporate Governance Guidelines provide that our non-executive directors will meet privately in executive session at least quarterly. All of our non-executive directors, acting in executive session, elected Mr. Subotnick as the Presiding Director to preside at these meetings. Mr. Subotnick also acts as the senior independent director under the UK Corporate Governance Code.

All board members are expected to attend our annual meetings of shareholders. At the 2013 annual meetings, all of the board members of each company were in attendance.

Board Committees

The boards delegate various responsibilities and authority to different board committees. The committees regularly report on their activities and actions to the full boards. The board of directors of each of Carnival Corporation and Carnival plc has established standing Audit; Compensation; Executive; Health, Environmental, Safety & Security (“HESS”); and Nominating & Governance Committees, which are comprised of the same directors for each company. A majority of the directors of each company and all of the members of the Audit Committee, Compensation Committee, HESS Committee and Nominating & Governance Committee of each company are independent (as defined by the listing standards of the New York Stock Exchange, SEC rules and the UK Corporate Governance Code). In addition, all members of the Audit Committees and Compensation Committees meet the heightened independence criteria applicable to directors serving on those committees under New York Stock Exchange listing standards.

The membership and function of each committee is described below. Our Corporate Governance Guidelines and copies of the charters of our Audit, Compensation, HESS and Nominating & Governance Committees are available under the “Corporate Governance” section of our website at www.carnivalcorp.com and www.carnivalplc.com. Each committee periodically reviews its charter in light of new developments in applicable regulations and may make additional recommendations to the boards to reflect evolving best practices. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work.

The current committee members are as follows:

Committees
Name	Audit	Compensation	Executive	HESS	Nominating & Governance
Micky Arison	—	—	Chair	—	—
Sir Jonathon Band	—	—	—	X	—
Arnold W. Donald	—	—	X	—	—
Howard S. Frank	—	—	—	—	—
Richard J. Glasier	Chair	X	—	—	X
Debra Kelly-Ennis	—	—	—	X	—
Sir John Parker	—	—	—	Chair	X
Stuart Subotnick	X	—	X	—	Chair
Laura Weil	X	X	—	—	—
Randall J. Weisenburger	X	Chair	—	—	X

Number of committee meetings/consent actions in fiscal 2013	15	9	12	6	4

Audit Committees. The Audit Committees assist the boards in their general oversight of our financial reporting, internal controls and audit functions, and are responsible for the appointment, retention, compensation, and oversight of the work of our independent auditors and our independent registered certified public accounting firm. The board of directors of Carnival Corporation has determined that Mr. Glasier is both “independent” and an “audit committee financial expert,” as defined by SEC rules. In addition, the board of directors of Carnival plc has determined that Mr. Glasier has “recent and relevant financial experience” for purposes of the UK Corporate Governance Code. The boards determined that each member of the Audit Committees has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committees. The responsibilities and activities of the Audit Committees are described in detail in “Report of the Audit Committees” and the Audit Committees’ charter.

Compensation Committees. The Compensation Committees have authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock incentive plans, including reviewing and granting equity-based grants to our executive officers and other employees. The Compensation Committees also review and determine various other compensation policies and matters, including making recommendations to the boards with respect to the compensation of the non-executive (non-employee) directors, incentive compensation and equity-based plans generally, and administering the employee stock purchase plans. For more information on the responsibilities and activities of the Compensation Committees, including the committees’ processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Executive Compensation,” and the Compensation Committees’ charter.

Executive Committees. The Executive Committees may exercise the authority of the full board between board meetings, except to the extent that the board has delegated authority to another committee or to other persons, and except as limited by applicable law.

HESS Committees. The HESS Committees review and recommend policies relative to the protection of the environment and the health, safety and security of employees, contractors, guests and the public. The HESS Committees also supervise and monitor health, environmental, safety, security and sustainability policies and programs and review with management significant risks or exposures and actions required to minimize such risks. For more information on the responsibilities and activities of the HESS Committees, see the HESS Committees’ charter.

Nominating & Governance Committees. The Nominating & Governance Committees review and report to the boards on a periodic basis with regard to matters of corporate governance. The Nominating & Governance Committees also review and assess the effectiveness of our Corporate Governance Guidelines, make recommendations to the boards regarding proposed revisions to these guidelines, and make recommendations to the boards regarding the size and composition of the boards and their committees. For more information on the responsibilities and activities of the Nominating & Governance Committees, see “Nominations of Directors,” “Procedures Regarding Director Candidates Recommended by Shareholders” and the Nominating & Governance Committees’ charter.

Additional information with respect to Carnival plc’s corporate governance practices during the 2013 fiscal year is included in the Carnival plc Corporate Governance Report attached to this proxy statement as Annex C.

Risk Oversight

The boards of directors have overall responsibility for the Carnival Corporation & plc Enterprise Risk Management (“ERM”) Program, which assesses, monitors and identifies mitigation enhancement for key risks facing our company. The boards of directors receive both written and oral reports on the ERM Program at least twice each year and provide guidance on the direction and reporting of the ERM Program.

Our boards use their committees to assist in their risk oversight function as follows:

•

Our Audit Committees are responsible for oversight of our financial controls and compliance activities. The Audit Committees also oversee management’s processes to identify and quantify the material risks facing Carnival Corporation & plc. In connection with its risk oversight role, the Audit Committees regularly meet privately with representatives from our independent registered certified public accounting firm, the Chief Audit Executive and the General Counsel.

•	Our Compensation Committees are responsible for oversight of risk associated with our compensation plans.

•	Our HESS Committees are responsible for oversight of risk associated with the health, environment, safety and security of employees, contractors, guests and the public.

•	Our Nominating and Governance Committees are responsible for oversight of risk associated with board processes and corporate governance.

Each committee chairman presents this information to the full boards for review.

Discussions with the boards regarding the Carnival Corporation & plc strategic plan, consolidated business results, capital structure, and other business related activities include a discussion of the risks associated with the particular item under consideration. This oversight includes briefings by management, review of audit results and corrective actions, and results of risk assessment and risk monitoring activities.

The boards believe that the structure and assigned responsibilities provides the appropriate focus, oversight and communication of key risks faced by our company.

Compensation Risk Assessment

In 2011, Carnival’s management, in conjunction with the Compensation Committees’ independent compensation consultant, Frederic W. Cook & Co., Inc., conducted a thorough review of our compensation programs, including those programs in which our named executive officers participate, to determine if aspects of those programs contribute to excessive risk-taking. Based on the findings from this review and a reassessment conducted in 2013, the Compensation Committees continue to believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on Carnival Corporation & plc.

To reach this conclusion, key elements of our compensation programs were assessed to determine if they exhibited excessive risk. These elements included pay mix (cash vs. equity) and pay structure (short- vs. long-term focus), performance metrics, performance goals and ranges, the degree of leverage, incentive maximums, payment timing, incentive adjustments, use of discretion and stock ownership requirements. Our assessment reinforced the Compensation Committees’ belief that our compensation programs are not contributing to excessive risk-taking, but instead contain many features and elements that help to mitigate risk. For example:

•

Pay Structure: Our compensation programs emphasize both short- and long-term performance through our annual bonus program (delivered in cash) and through the delivery of long-term incentives (equity) in a balanced approach (approximately 50% through base salary and bonus and 50% in long-term equity grants). The mix of our pay program is intended to motivate management to consider the impact of decisions on shareholders in the short, intermediate and long-terms.

•

Incentive Limits: Our annual cash bonus plans do not allow for unlimited payouts. Cash bonus awards cannot exceed 200% of target levels. The performance-based share grants made in 2013 limits the payouts to 150% of target, unless the TSR modifier increase applies. If the TSR modifier increase applies, the maximum payout would be 187.5% of target.

•

Performance-based Share Grants: To strengthen the relationship between pay and performance, our annual cash bonus and long-term incentive plans include performance-based share grants. The entire annual cash bonus is measured against performance targets. Since 2011 a portion of the long-term equity grants has been in the form of performance-based share grants. Performance-based share grants will have no value unless Carnival Corporation & plc achieves pre-determined three-year performance targets. Further, all restricted share and RSU grants vest at the end of three years, rather than vesting ratably on an annual basis.

•

Performance Measurement: For corporate officers, the performance measurement used when determining their annual cash bonus is based on the performance of Carnival Corporation & plc. For officers of our operating units, the performance measurements used when determining their bonus is based 75% on the performance of their operating unit, with the remaining balance being based on the performance of Carnival Corporation & plc to ensure a continued focus on the overall success of Carnival Corporation & plc.

•

Stock Ownership Guidelines: All of our senior executives who are designated as reporting officers under Section 16 of the Exchange Act (each a “Section 16 Officer”), including our named executive officers, are subject to a Stock Ownership Policy which specifies target ownership levels of Carnival Corporation and Carnival plc shares for each Section 16 Officer expressed in terms of the value of the equity holdings (including unvested restricted shares and RSUs) as a multiple of each Section 16 Officer’s base salary.

•

Clawback Policy: The Carnival Corporation 2011 Stock Plan (which was approved by shareholders in 2011) and the Carnival plc 2014 Employee Share Plan described in Proposal 19 contains a clawback policy, which authorizes us to recover incentive-based compensation granted under that plan in the event Carnival Corporation & plc is required to restate its financial statements due to fraud or misconduct.

•

Adjustments and Discretion: There are no predetermined adjustments under the short-term incentive plans, and the Compensation Committees may use their discretion to make such adjustments as they deem appropriate in determining awards, thereby helping to mitigate windfall payments not anticipated or warranted.

Corporate Governance Guidelines

Our Corporate Governance Guidelines address various governance issues and principles, including director qualifications and responsibilities, access to management personnel, director compensation, director orientation and continuing education and annual performance evaluations of the boards and directors. Our Corporate Governance Guidelines are posted on our website at www.carnivalcorp.com and www.carnivalplc.com.

Succession Planning

Our boards believe that planning for the succession of our Chief Executive Officer is an important function. Our decentralized structure enhances our succession planning process. At the corporate level, a highly-skilled management team oversees a collection of separately managed cruise brands. Each of our brands is led by locally-based executives who are driven to grow and optimize their brands, which fosters an ownership-oriented attitude that is not always common in an organization of our size. At both the corporate and brand levels, we continually strive to foster the professional development of senior management. As a result, Carnival Corporation & plc has developed a very experienced and strong group of leaders, with their performance subject to ongoing monitoring and evaluation, as potential successors to our Chief Executive Officer.

The independent non-executive directors meet with the Chief Executive Officer at least annually to plan for the succession of the Chief Executive Officer (including plans in the event of an emergency). During those sessions, the Chief Executive Officer discusses his recommendations of potential successors, along with an evaluation and review of any development plans for such individuals. As provided in our Corporate Governance Guidelines, the Nominating and Governance Committees will, when appropriate, make recommendations to the boards with respect to potential successors to the Chief Executive Officer. All members of the boards will work with the Nominating and Governance Committees to evaluate potential successors to the Chief Executive Officer. In June 2013, Carnival Corporation & plc made the decision to split the roles of Chairman and Chief Executive Officer.

Carnival Corporation received a proposal for the 2014 annual shareholders meeting from Robert L. Kurte and Harold Kurte (the “Kurte Family”). The proposal asked us to initiate the appropriate process to amend our Corporate Governance Guidelines to adopt and disclose a written and detailed succession planning policy. Although Nominating & Governance Committees and the boards already have a robust succession planning process in place, which we have historically disclosed to shareholders in the proxy statement, the procedures were not included in the Corporate Governance Guidelines.

Management and the boards take all shareholder proposals very seriously. After receiving the proposal from the Kurte Family, we reviewed our Corporate Governance Guidelines and the Nominating & Governance Committees and the boards determined that we should amend the Corporate Governance Guidelines to formalize the succession planning process. As a result, the Corporate Governance Guidelines were amended to provide for the following:

•	The boards and the Nominating & Governance Committees are responsible for succession planning (including emergency succession planning).

•	The boards and the Nominating & Governance Committees will annually review a plan for succession of the Chief Executive Officer.

•

All members of the boards will work with the Nominating & Governance Committees to see that qualified candidates are available and that development plans are being utilized to strengthen the skills and qualifications of the candidates.

•

When assessing the qualifications of potential successors to the Chief Executive Officer, the boards and the Nominating & Governance Committees will take into account our business strategy as well as any other criteria they believe are relevant.

In view of our amendment to the Corporate Governance Guidelines outlined above, the Kurte Family agreed to withdraw their proposal. We wish to acknowledge the Kurte Family and thank them for their role in working with us to address this matter.

Nominations of Directors

Carnival Corporation and Carnival plc are two separate legal entities and, therefore, each has a separate board of directors, each of which in turn has its own Nominating & Governance Committee. As the DLC arrangement requires that there be identical boards of directors, the Nominating & Governance Committees make one set of determinations in relation to both companies.

The Nominating & Governance Committees actively seek individuals qualified to become board members and recommend to the boards the nominees to stand for election as directors at the annual meetings of shareholders or, if applicable, at a special meeting of shareholders.

When evaluating prospective candidates for director, regardless of the source of the nomination, the Nominating & Governance Committees will consider, in accordance with their charter, such factors as they deem appropriate, including, but not limited to:

•	the candidate’s judgment;

•	the candidate’s skill;

•	diversity considerations;

•	the candidate’s experience with businesses and other organizations of comparable size;

•	the interplay of the candidate’s experience with the experience of other board members; and

•	the extent to which the candidate would be a desirable addition to the boards and any committees of the boards.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Nominating and Governance Committees in the director identification and nomination process. This means that the Nominating and Governance Committees seek nominees who bring a variety of business backgrounds, experiences and perspectives to the boards. The boards believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the boards to fulfill their responsibilities.

The Nominating & Governance Committees will also use their best efforts to seek to ensure that the composition of the boards at all times adheres to the independence requirements applicable to companies listed for trading on the New York Stock Exchange and the London Stock Exchange. The Nominating & Governance Committees may consider candidates proposed by management, but are not required to do so. Other than the foregoing, there are no stated minimum criteria for director nominees.

The Nominating & Governance Committees identify nominees by first evaluating the current members of the boards willing to continue in service. Current members of the boards with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the boards with that of obtaining a new perspective. If any member of the boards does not wish to continue in service or if the Nominating & Governance Committees or the boards decide not to re-nominate a member for re-election, the Nominating & Governance Committees identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Governance Committees and the boards are polled for suggestions as to individuals meeting the criteria of the Nominating & Governance Committees. The Nominating and Governance Committees may engage a third party search firm to identify or evaluate or assist in identifying potential nominees.

Procedures Regarding Director Candidates Recommended by Shareholders

The Nominating & Governance Committees will also consider shareholder recommendations of qualified director nominees when such recommendations are submitted in accordance with the procedures below. In order to have a nominee considered by the Nominating & Governance Committees for election at the 2014 annual meetings, a shareholder must submit his or her recommendation in writing to the attention of our Secretary at our headquarters no later than November 7, 2014. Any such recommendation must include:

•	the name and address of the candidate;

•	a brief biographical description, including his or her occupation and service on boards of directors of any public company or registered investment company for at least the last five years;

•	a statement of the particular experience, qualifications, attributes or skills of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

Once we receive the recommendation, we will deliver to the candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the Nominating & Governance Committees in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating & Governance Committees.

Communications between Shareholders or Interested Parties and the Boards

Shareholders or interested parties who wish to communicate with the boards, the Presiding Director, the non-executive directors as a group or any individual director should address their communications to the attention of the Secretary of Carnival Corporation and Carnival plc at 3655 N.W. 87th Avenue, Miami, Florida 33178. The Secretary will maintain a log of all such communications, promptly forward to the Presiding Director those which the Secretary believes require immediate attention, and also periodically provide the Presiding Director with a summary of all such communications and any responsive actions taken. The Presiding Director will notify the boards or the chairs of the relevant board committees as to those matters that he believes are appropriate for further action or discussion.

Code of Business Conduct and Ethics

Carnival Corporation and Carnival plc’s Code of Business Conduct and Ethics applies to all employees and members of the boards of Carnival Corporation and Carnival plc and provides guiding principles on areas such as identifying and resolving conflicts of interest. Our Code of Business Conduct and Ethics is posted on our website at www.carnivalcorp.com and www.carnivalplc.com. The Code of Business Conduct and Ethics may be amended periodically to remain in line with best practices.

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director, executive officer, nominee or principal shareholder, or any affiliate thereof, is a party adverse to Carnival Corporation or Carnival plc, or has a material interest adverse to Carnival Corporation or Carnival plc.

DIRECTOR COMPENSATION

Our non-executive directors are entitled to receive an annual retainer of $40,000 per year, an attendance fee per board meeting of $5,000 ($2,000 if meeting attended by telephone), equity compensation, as further described below, and reimbursement for travel, meals and accommodation expenses attendant to their board membership. We do not provide retirement benefits or other benefits to our non-executive directors. We reimburse directors for travel expenses incurred for spouses or partners when we request that they attend a special event. Any amount reimbursed for spousal or partner travel is reported below in the “Director Compensation for Fiscal 2013” table. The Presiding Director receives an additional retainer of $20,000 per annum. In addition, non-executive directors receive additional compensation for serving as chairman or a member of a board committee. Board members who are employed by us do not receive additional compensation for their services as a member of the boards of directors.

The retainer and meeting attendance fees currently in effect for the board committees are as follows:

	Retainer		Attendance Fee
	Chair	Member	In Person	By Telephone
Audit Committees	$23,000	$7,500	$3,000	$1,500
Compensation Committees	$23,000	$3,750	$2,500	$1,250
Executive Committees	—	$3,750	—	—
HESS Committees	$23,000	$7,500	$3,000	$1,500
Nominating & Governance Committees	$10,000	$3,750	$2,500	$1,250

For purposes of calculating fees, a board or committee meeting of Carnival Corporation and a concurrent or related board or committee meeting of Carnival plc constitute a single meeting. Non-executive directors receive payment of their earned retainer and meeting fees in quarterly installments. Annual retainers are pro-rated so that adjustments can be made during the year. Unearned portions of cash retainers are forfeited upon termination of service.

Non-executive directors receive annual share grants under the Carnival Corporation 2011 Stock Plan. In May 2013 the non-executive directors received grants with a dollar value equal to $120,000. As a result, a grant of 3,611 Carnival Corporation restricted shares or RSUs was made to each non-executive director re-elected on April 17, 2013 based on the closing price of a share on the date re-elected of $33.23.

Grants under the Carnival Corporation 2011 Stock Plan vest in their entirety on the third anniversary of the grant date. Grants of restricted shares have the same rights with respect to dividends and other distributions as all other outstanding shares of Carnival Corporation common stock. Grants of RSUs do not receive dividends and do not have voting rights. Each RSU granted is credited with dividend equivalents equal to the value of cash and stock dividends paid on Carnival Corporation common stock. The cash and stock dividend equivalents will be distributed in additional shares upon the settlement of the RSUs upon vesting. It is anticipated that non-executive directors will receive their annual grants initially upon their election to the boards and subsequently at the time of their annual re-election to the boards.

Director Compensation for Fiscal 2013

The following table details the total compensation earned by our non-executive directors in fiscal 2013. Compensation for our executive directors who are named executive officers, being Messrs. Arison, Donald and Frank is reflected in the section entitled “Summary Compensation Table,” which follows the Compensation Discussion and Analysis. Board members who are employed by us do not receive additional compensation for their services as a member of the boards of directors.

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Sir Jonathon Band	86,500	(5)	119,994	16,219	222,713
Robert H. Dickinson(6)	34,000		—	26,797	60,797
Richard J. Glasier	149,250		119,994	3,044	272,288
Debra Kelly-Ennis	86,500		119,994	2,622	209,066
Modesto A. Maidique(6)	51,250		—	12,289	63,539
Sir John Parker	115,750		119,994	3,756	239,500
Peter G. Ratcliffe(6)	34,000		—	12,289	46,289
Stuart Subotnick	143,750		119,994	8,783	272,527
Laura Weil	120,000		119,994	—	239,994
Randall J. Weisenburger	119,188		119,994	—	239,182

(1)	Refer to the table above describing the board committee membership.
(2)

No stock option grants were granted in fiscal 2013. Represents the grant date fair value, assuming no risk of forfeiture of the grants of Carnival Corporation restricted shares and RSUs granted in fiscal 2013, calculated in accordance with Accounting Standards Codification Topic 718, “Stock Compensation” (“ASC 718”). In May 2013, each of the non-executive directors received a grant of either 3,611 restricted shares or RSUs based on the closing price of a share on April 17, 2013, the date they were re-elected, of $33.23. The restricted shares and RSUs granted in 2013 vest on the third anniversary of the grant date. The restricted shares and RSUs granted to non-executive directors also vest in full upon the death or disability of the director, and continue to vest in accordance with the original vesting schedule and are not forfeited if a director ceases to be a director for any other reason after having served as a director for at least one year. All of the directors who received grants served for all of fiscal 2013.

(3)	The aggregate number of Carnival Corporation and Carnival plc restricted shares, RSUs and options (all of which are exercisable) outstanding at November 30, 2013 are as follows:

Name	Unvested Restricted Shares	Unvested RSUs	Unexercised Options
Sir Jonathon Band	10,639	0	0
Robert H. Dickinson	7,028	0	240,000
Richard J. Glasier	10,639	0	30,000
Debra Kelly-Ennis	0	7,451	0
Modesto A. Maidique(6)	7,028	0	30,000
Sir John Parker	10,639	0	0
Peter G. Ratcliffe(6)	3,840	3,188	150,000
Stuart Subotnick	10,639	0	6,000
Laura Weil	10,639	0	0
Randall J. Weisenburger	10,639	0	0

(4)

Represents reimbursement of expenses associated with spousal or partner travel and the incremental cost of cruise benefits. For Mr. Dickinson, Dr. Maidique and Mr. Ratcliffe, also includes the cost of a watch given to each of them upon his retirement.

(5)	Exclusive of value added tax.
(6)	Mr. Dickinson, Dr. Maidique and Mr. Ratcliffe were not nominated for re-election at the April 2013 annual general meeting. As a result, their terms ended on April 17, 2013.

The following policies also apply to our non-executive directors:

•

Stock Ownership Guidelines. All non-executive directors are required to own at least 5,000 shares (inclusive of unvested restricted shares, RSUs and shares in a trust beneficially owned by the director) of either Carnival Corporation common stock or Carnival plc ordinary shares. New directors must achieve this requirement no later than two years from the date of their initial election to the boards by the shareholders. Each of the non-executive directors has achieved this board-mandated requirement.

•

Product Familiarization. All non-executive directors are encouraged to take a cruise for up to 14 days per year for product familiarization and pay a fare of $35 per day for such cruises. In addition, guests traveling with the non-executive director in the same stateroom are charged a fare of $35 per day. All other charges associated with the cruise (e.g., air fares, fuel supplements, fees, taxes and port expenses, gratuities, ground transfers, tours, etc.) are the responsibility of the non-executive director.

Carnival plc

Additional information with respect to Carnival plc’s compensation and reimbursement practices during fiscal 2013 for non-executive directors is included in Part II of the Carnival plc Directors’ Remuneration Report, which is attached as Annex B to this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

and

CARNIVAL PLC DIRECTORS’ REMUNERATION REPORT – PART I

INTRODUCTION

Carnival Corporation and Carnival plc are separate legal entities (together referred to in this report as “Carnival Corporation & plc”) and each company has its own board of directors and Compensation Committee. However, as is required by the agreements governing the dual listed company (“DLC”) arrangement, the boards of directors and members of the committees of the boards, including the Compensation Committees, are identical and there is a single senior management team.

Carnival Corporation and Carnival plc are subject to disclosure regimes in the U.S. and UK. While some of the disclosure requirements are the same or similar, some are very different. As a result, the Carnival plc Directors’ Remuneration Report is in two parts. The information contained in this Part I constitutes the Compensation Discussion and Analysis as required by regulations promulgated by the SEC, and includes information that Carnival plc is required to disclose in accordance with the Sections 439 and 440 of the Companies Act 2006 and Schedule 8 of the Large and Medium-Sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended (the “LMCG Regulations”). Part II of the Carnival plc Directors’ Remuneration Report is set forth as Annex B to this proxy statement and includes the additional information that Carnival plc is required to disclose in accordance with Section 439A of the Companies Act 2006 and the LMCG Regulations, including certain information that has been audited for the purposes of the Carnival plc Annual Report.

Parts I and II of the Carnival plc Directors’ Remuneration Report are in compliance with the LMCG Regulations, the UK Corporate Governance Code published in September 2012 by the UK Financial Reporting Council (the “UK Corporate Governance Code”), the UK Companies Act 2006 and the Listing Rules of the UK Listing Authority. Both Parts I and II form part of the Annual Report of Carnival plc for the year ended November 30, 2013.

Pursuant to rules promulgated by the SEC and the LMCG Regulations, this Compensation Discussion and Analysis reviews the compensation of the following named executive officers of Carnival Corporation & plc (the “NEOs”):

Name	Title
Micky Arison	Chairman of the Boards of Directors and Former Chief Executive Officer
Arnold W. Donald	President and Chief Executive Officer
David Bernstein	Chief Financial Officer
Gerald R. Cahill	President and Chief Executive Officer of Carnival Cruise Lines
Howard S. Frank	Former Vice Chairman of the Boards of Directors and Chief Operating Officer
Michael Thamm	Chief Executive Officer of the Costa Group, which includes Costa Cruises, AIDA Cruises and Ibero Cruises

EXECUTIVE SUMMARY AND 2013 COMPENSATION ACTIONS

The following highlights the Compensation Committees’ key compensation decisions in fiscal 2013, as reported in the “Summary Compensation Table.” These decisions were made with the advice of the Compensation Committees’ independent consultants, Frederic W. Cook & Co., Inc. (“FWC”) and are discussed in greater detail elsewhere in this Compensation Discussion and Analysis. Carnival Corporation & plc achieved operating income of $1.35 billion, which is 17.6% less than its operating income in fiscal 2012. In line with our commitment to link pay to performance, overall cash compensation paid to the NEOs as a group for fiscal 2013, excluding first year NEOs, Messrs. Donald and Thamm, was substantially less than cash compensation paid to the NEOs as a group for fiscal 2012. Despite the decline in operating income over the past two years, the Compensation Committees believe that our results for fiscal 2013, reflected significant efforts of our management teams. Several notable operating achievements during fiscal 2013 were as follows:

•	continued to generate strong cash from operations,

•	commenced a corporate-wide vessel enhancement program to improve emergency power capabilities, introduced new and enhanced fire safety technology and increased the level of operating redundancies,

•	introduced a number of innovative product enhancement initiatives,

•	launched a nationwide advertising campaign and new travel agent outreach program, as well as an industry-leading vacation guarantee (Carnival Cruise Lines),

•

realized major milestones in the emerging Asian cruise region by more than doubling our presence in China, launched our first season of cruising originating from Japan and opened ten sales offices throughout Asia,

•	continued successful fuel conservation initiatives, which have allowed us to reduce the rate of fuel consumption by more than 23% over the past eight years,

•

furthered our environmental efforts by successfully testing a new exhaust gas cleaning “scrubber” technology that exceeds stricter air emissions standards, as well as mitigating higher fuel costs on our ships, and

•

realigned our leadership team and changed our work processes and our incentive structures to enable our brands to more efficiently collaborate and coordinate among each other, which will help us further optimize our operations.

Over the last several years, the Compensation Committees have reinforced the commitment to strengthening the linkage between pay and performance. Historically, the Compensation Committees award annual time-based share (“TBS”) grants each year. The performance-based share (“PBS”) grant program was revised in 2013 to align a material portion of our NEOs’ long-term pay opportunity to Carnival Corporation & plc’s annual earnings before income and taxes (“EBIT”) and total shareholder return rank relative to its peers. Finally, the annual bonus programs are intended to closely align annual bonuses to Carnival Corporation & plc’s performance against pre-determined operating income targets, which are corporate and operating company specific, where applicable.

Fiscal 2013 was a very challenging year for Carnival Corporation & plc and was also a difficult year for the industry in general. As a result, total direct compensation for Messrs. Arison, Cahill and Frank decreased on average 16.2% compared to fiscal 2012 and 19.5% compared to fiscal 2011. Total direct compensation for Mr. Bernstein increased by 2.8% compared to fiscal 2012 as a result of a mid-year salary and bonus target opportunity increase in the prior year due to increased responsibilities. Messrs. Donald and Thamm were not NEOs in fiscal 2012. Mr. Arison informed the Compensation Committees that he voluntarily elected to forego any bonus for fiscal 2013 and the Compensation Committees agreed to honor his request. Because pre-established operating income targets were not achieved, annual cash bonuses for Messrs. Cahill, Frank and Bernstein decreased on average 25.7% compared to fiscal 2012. Annual cash bonuses are a function of formulaic annual bonus programs based on operating income goals set at the beginning of the year. As provided for under the terms of the annual bonus programs and consistent with prior practice, operating income of Carnival Corporation & plc used to calculate the annual cash bonuses for the NEOs was adjusted for trademark, ship and other impairments and gains and losses on ship sales. Despite significant progress made in a challenging environment, the Compensation Committees decided to accept management’s recommendation not to make any discretionary adjustments (up or down) to the individual annual cash bonus amounts, which were determined in accordance with the provisions of the annual bonus programs. The Compensation Committees believe that outcomes of the annual bonus programs appropriately balance the overall earnings results for Carnival Corporation & plc and the qualitative performance of the individual NEOs.

The following key compensation decisions reflected the challenging operating environment in fiscal 2013 and the Compensation Committees’ continued focus on strengthening the linkage between long-term pay and performance.

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Base Salaries. The base salary for all NEOs remained unchanged for fiscal 2013 with the exception of Mr. Thamm who received an increase upon being appointed as Chief Executive Officer of the Costa Group.

•

Annual Cash Bonuses. The fiscal 2013 cash bonuses for NEOs were on average 25.7% lower than the fiscal 2012 cash bonuses, excluding the bonuses awarded to Messrs. Donald and Thamm who were not NEOs in fiscal 2012. Mr. Arison voluntarily elected to forego his bonus for fiscal 2013.

•	Long Term Incentives.

•

Annual PBS Grants. The Compensation Committees approved PBS grants for the NEOs and other key executives, which provide a future compensation opportunity based on EBIT performance goals over a three-year period, as modified for total shareholder return rank relative to its peers. Even though the actual compensation that the NEOs receive from the PBS grants will not be determined until the end of the three-year performance period, and will depend on EBIT performance over such period, the SEC’s disclosure rules require us to include the fair value of the PBS grants in the “Summary Compensation Table” as compensation for fiscal 2013.

•	Annual TBS Grants. The Compensation Committees approved TBS grants to the NEOs to further align a portion of our NEOs’ compensation with shareholder outcomes.

2011-2013 PBS Grant. For the first time in 2011, the Compensation Committees adopted a three-year PBS grant program to align senior officer pay opportunity to long-term performance. The performance cycle for the first PBS grant ended on November 30, 2013. In order for the 2011 PBS grants to begin vesting, EPS growth of 18% was required. EPS performance over the established performance period failed to achieve this level of performance. As a result no shares were earned related to the 2011-2013 PBS cycle.

COMPENSATION ARRANGEMENTS WITH MESSRS. ARISON AND DONALD

During 2013, Mr. Arison resigned his role as Chief Executive Officer and Mr. Arnold was hired as President and Chief Executive Officer. The section below provides an overview of these changes and summarizes the key compensation related thereto.

Mr. Arison’s Compensation Arrangement

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In July 2013, after 34 years serving as our Chairman and Chief Executive Officer, Mr. Arison recommended to the boards of directors that Mr. Donald be hired as President and Chief Executive Officer. Following Mr. Arison’s resignation as Chief Executive Officer, Mr. Donald assumed the position of President and Chief Executive Officer, and Mr. Arison focused solely on his role as executive Chairman.

•

As executive Chairman, the boards of directors decided to provide Mr. Arison with a 2014 annual salary in the amount of $1,000,000. The boards of directors believe this amount appropriately recognizes the significance of his new role, his unique knowledge of the industry, and his continuing leadership of the organization and boards of directors.

•

Beginning for fiscal 2014 and future years, Mr. Arison will not participate in performance-based cash bonus programs or equity-based plans. He will receive incentive payments warranted for services provided prior to fiscal 2014.

Mr. Donald’s Employment Agreement

•	Effective July 3, 2013, the boards of directors retained Mr. Donald as President and Chief Executive Officer.

•

As is common practice among large U.S. based companies hiring a chief executive officer from outside of the corporation, the boards of directors elected to offer Mr. Donald an employment agreement. The employment agreement provides a term of three years.

•	In establishing Mr. Donald’s 2013 and 2014 compensation levels, the Compensation Committees recommended to the boards of directors an annual pay package as follows:

•	Base Salary: $1,000,000 per year

•	Target Annual Incentive Opportunity: $2,650,000

•	Annual Long-Term Incentive Grant: $3,500,000 ($1,400,000 granted in the form of a PBS grant and $2,100,000 in the form of a TBS grant).

•	One-Time Compensation Actions:

•

2013 Annual Incentive Payment: Pursuant to the terms of his employment agreement, Mr. Donald received a fixed payment under the Carnival Corporation & plc Management Incentive Plan (the “Corporate Plan”) in the amount of $1,125,000.

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2013 Special PBS Grant: In order to establish immediate alignment between compensation opportunities for Mr. Donald and shareholder outcomes over the next three years, Mr. Donald received a special one-time equity grant with an initial target value of $3,000,000. The award is performance-based and the value is contingent upon Carnival Corporation & plc’s total shareholder return (“TSR”) over the next three years.

OVERALL PHILOSOPHY AND OBJECTIVES

The objectives of the Compensation Committees with respect to executive compensation are to create competitive compensation packages that provide both short-term rewards and long-term incentives for positive individual and corporate performances and to ensure the alignment of the financial interests of our executive officers and Carnival Corporation & plc’s shareholders. To help strengthen that linkage, the Compensation Committees’ philosophy is to place appropriate emphasis on the variable elements of compensation, such as the annual cash bonus and equity-based compensation. The Compensation Committees seek to provide total direct compensation for each NEO that is competitive for the market (as described below under “Competitive Market (Peer Group) Comparison”), adjusted as necessary to take into consideration a particular NEO’s individual circumstances, as applicable (including the NEO’s performance, experience and responsibility).

Most of the executive officers of Carnival Corporation & plc are located in the U.S., with others based in Europe. As a global entity, it is challenging to establish consistent compensation practices across geographic and corporate lines that satisfy the particular requirements of all jurisdictions and local market demands. Since the largest presence of executive officers is in the U.S., our compensation policies primarily reflect U.S. market practices. However, the Compensation Committees seek to incorporate UK compensation principles, including those contained in the UK Corporate Governance Code, as far as practicable.

It is the practice of the Compensation Committees for executive officers to have notice periods, if any, of not more than 12 months in duration prior to termination of employment; however, an exception was made related to the hiring of Mr. Donald as our new President and Chief Executive Officer. The Compensation Committees will continue to regard the individual circumstances of each case taking account of best practice in the relevant market and the expected cost to Carnival Corporation & plc of any termination of an executive’s employment arrangements.

2013 ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, at the 2013 annual shareholders meeting, our shareholders provided an advisory (non-binding) vote on the fiscal 2012 compensation of our NEOs, which is referred to as the “say-on-pay” vote. The fiscal 2012 compensation of our NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC (including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in the proxy statement) was approved, with 89% of the shares voting ‘for’ approval of the “say-on-pay” proposal. The Compensation Committees noted the results of this vote, and although the say-on-pay vote is advisory and is not binding on the boards of directors of Carnival Corporation & plc, the Compensation Committees took the positive vote into consideration in determining that the current compensation philosophy and objectives remain appropriate for use in determining the compensation of our NEOs. The Compensation Committees did not, however, make any specific changes to the compensation program as a result of the vote.

OVERVIEW OF TOTAL DIRECT COMPENSATION FOR 2013 AND COMPARISON TO 2012

Total Cash Compensation. Annual changes in total cash compensation for Carnival Corporation & plc’s senior management team, including the NEOs, take into account changes in operating income as measured at the corporate and/or operating company levels. Other considerations impacting cash compensation include changes in responsibility, market pay positioning and comparisons to other Carnival Corporation & plc executives with similar responsibility levels.

The table below shows actual cash compensation for fiscal 2013 compared to actual cash compensation for fiscal 2012. Annual cash bonuses decreased in fiscal 2013 from fiscal 2012, consistent with operating performance, except in the case of Messrs. Donald and Thamm due to new roles in fiscal 2013.

NEO	Fiscal 2012 Salary Plus Bonus	Fiscal 2013 Salary Plus Bonus	Change from Fiscal 2012 Salary Plus Bonus
Micky Arison	$ 2,431,307(1)	$ 906,400(2)	(62.7%)
Arnold W. Donald(4)	N/A	$ 1,541,667(5)	N/A
David Bernstein	$ 902,133(3)	$ 912,200	1.1%
Gerald R. Cahill	$ 2,096,668	$ 1,364,750	(34.9%)
Howard S. Frank	$ 2,280,654	$ 2,127,835	(6.7%)
Michael Thamm(4)	N/A	€1,150,000(6)	N/A

(1)	Mr. Arison donated his entire annual cash bonus for fiscal 2012 to charitable organizations.
(2)	Mr. Arison declined his entire annual cash bonus for fiscal 2013.
(3)	Reflects Mr. Bernstein’s base salary increase as a result of an increase in his responsibilities effective July 2012.
(4)	Mr. Donald and Mr. Thamm are NEO’s for the first time in 2013.
(5)	Reflects Mr. Donald’s pro-rata base salary from July and guaranteed bonus payment for fiscal 2013 pursuant to his employment agreement.
(6)

Mr. Thamm’s base salary and bonus is payable in euros. His base salary and bonus is equivalent to $1,518,000 for fiscal 2013 when converted to U.S. dollars at the average exchange rate for fiscal 2013 of $1:32:€1.

Total Direct Compensation. Unlike the annual cash bonuses, individual equity awards (both the TBS grants and the PBS grants) take into account the scope of the NEO’s responsibilities and the NEO’s performance and long-term retention considerations. In addition, the PBS grants provide compensation only to the extent specified performance targets are achieved over a three-year performance period. The changes in total direct compensation in fiscal 2013 from fiscal 2012 reflect primarily the same factors that explain the year-over-year change in NEO cash compensation. For Messrs. Arison, Cahill and Frank, the average aggregate decrease in total direct compensation has been 16.2%. As a result of a 2012 mid-year salary and target bonus opportunity increase for Mr. Bernstein provided as a result of increased responsibilities, the total direct compensation for Mr. Bernstein increased by 2.8% compared to fiscal 2012.

The table below compares each NEO’s year-over-year change in total direct compensation (salary, annual cash bonus and equity grants).

NEO	Fiscal 2012 Total Direct Compensation		Fiscal 2013 Total Direct Compensation		Change from Fiscal 2012 Total Direct Compensation
Micky Arison	$5,932,427	(1)	$4,407,520	(2)	(25.7%)
Arnold W. Donald(3)	N/A		$8,041,667	(4)	N/A
David Bernstein	$1,792,133	(5)	$1,842,200		2.8%
Gerald R. Cahill	$3,581,668		$2,849,750		(20.4%)
Howard S. Frank	$5,927,654		$5,774,835		(2.6%)
Michael Thamm(3)	N/A		€2,132,920	(6)	N/A

(1)	Mr. Arison donated his entire annual cash bonus for fiscal 2012 to charitable organizations.
(2)	Mr. Arison declined his entire annual cash bonus for fiscal 2013.
(3)	Mr. Donald and Mr. Thamm are NEO’s for the first time in 2013.
(4)	Includes a special one-time PBS grant made to Mr. Donald under the terms of his employment agreement.
(5)	Reflects Mr. Bernstein’s base salary increase as a result of an increase in his responsibilities effective July 2012.
(6)

Mr. Thamm’s base salary and bonus is payable in euros. His total direct compensation is equivalent to $2,815,454 for fiscal 2013 when converted to U.S. dollars at the average exchange rate for fiscal 2013 of $1:32: €1. The Carnival plc restricted share units granted to Mr. Thamm are denominated in sterling. Because Mr. Thamm is compensated in euros, the value of the Carnival plc restricted share units granted for fiscal 2013 has been converted from sterling into euros based on the January 14, 2014 grant date exchange rate of €1:20£1 and the July 16, 2013 grant date exchange rate of €1:16:£:1.

The fiscal 2012 and fiscal 2013 compensation values included in the above table reflect the fair value of TBS awards made in January 2013 (awarded in fiscal 2013 for fiscal 2012) and January 2014 (awarded in fiscal 2014 for fiscal 2013), respectively. Under SEC disclosure rules, TBS awards that were not granted until fiscal 2014 do not appear in the “Grants of Plan-Based Awards in Fiscal 2013” table or the “Summary Compensation Table” for fiscal 2013, even though these grants are compensation for fiscal 2013. However, the Compensation Committees believe that the TBS awards made in fiscal 2014 are properly considered as part of the NEOs compensation for fiscal 2013 performance (in the same way that bonuses paid in fiscal 2014 are treated as compensation for fiscal 2013 performance). Because PBS awards depend on future performance, the Compensation Committees believe that the PBS awards (unlike the TBS awards) should be considered as compensation for the fiscal year in which they are granted.

PROCESS FOR MAKING COMPENSATION DETERMINATIONS

The Compensation Committees determine the compensation policy and the compensation payable to all of our executive officers, including Carnival Corporation & plc’s Chief Executive Officer and Chief Financial Officer. The Compensation Committees interact with the management of Carnival Corporation & plc on compensation issues primarily through communications, meetings and discussions with Mr. Arison, Mr. Frank and the Chief Human Resources Officer, who also attend meetings of the Compensation Committees as requested by the Compensation Committees. As part of the fiscal 2013 annual compensation determination process, Mr. Arison and Mr. Frank recommended to the Compensation Committees key initiatives and goals for Carnival Corporation & plc at the beginning of each year. After the fiscal year was completed, Mr. Arison and Mr. Frank reviewed with the Compensation Committees the results of those initiatives, progress towards goals and other material items relating to overall Carnival Corporation & plc performance. The compensation for the NEOs was then determined by the Compensation Committees using their discretion to evaluate the individual performance of the NEOs and the overall performance of Carnival Corporation & plc.

The Compensation Committees believe that the incentive structure for senior management does not raise environmental, social or governance risks by inadvertently motivating irresponsible behavior, and that risks arising from Carnival Corporation & plc’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Carnival Corporation & plc. Please refer to the section of the proxy statement entitled “Compensation Risk Assessment” for additional information.

Compensation Consultant

The Compensation Committees have engaged a consultant from FWC to assist in their annual review of our executive and director compensation programs. The Compensation Committees believe that FWC provided objective advice to the Compensation Committees.

During fiscal 2013, a consultant from FWC attended meetings of the Compensation Committees and provided FWC’s views on proposed actions by the Compensation Committees.

In accordance with the New York Stock Exchange rules relating to compensation consultant independence in accordance with the provision of Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committees have determined that FWC and their consultants are independent after taking into consideration the factors set forth in the New York Stock Exchange rules. Pursuant to the foregoing factors, the Compensation Committees have determined that FWC’s work raised no conflicts of interest.

Peer Group Characteristics

The Compensation Committees perform an annual review of the compensation practices of certain other publicly-listed companies with the assistance of its consultant when determining each element of NEO compensation. This annual market assessment consists of an analysis of top officer pay at a group of publicly-listed peer companies. Based on the recommendations of FWC, the Compensation Committees approved a peer group before the annual assessment commenced. The peer group used when assessing the fiscal 2013 compensation for the NEOs, which remains unchanged from fiscal 2012, consisted of 13 U.S. publicly-listed companies comparable to Carnival Corporation & plc across one or more of the following factors: revenue, market capitalization, operating income, total assets, reported full-time employees, nature of business and complexity of business; and reflect a balanced group of media, entertainment, consumer goods and services and retailing companies. Notwithstanding the use of this peer group, the Compensation Committees believe there are no public companies that are directly comparable to Carnival Corporation & plc in terms of comparing executive officer pay. The only direct peer is Royal Caribbean Cruises Ltd., which is a substantially smaller corporation with significantly less revenue than Carnival Corporation & plc. The other selected companies have some characteristics similar to Carnival Corporation & plc, but they also have some significant differences.

Current Peer Group Companies

Colgate-Palmolive Company	Starbucks Corporation
Macy’s, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
General Mills, Inc.	Target Corporation
Marriott International, Inc.	The DIRECTV Group, Inc.
McDonald’s Corporation	The Walt Disney Company
NIKE, Inc.	Yum! Brands, Inc.
Royal Caribbean Cruises Ltd.

Competitive Market (Peer Group) Comparison

Annually, the Compensation Committees’ independent consultant conducts a competitive market review to assist the Compensation Committees in their assessment of the NEOs’ competitive positioning of total compensation relative to the markets in which Carnival Corporation & plc competes for executive talent. FWC conducted a competitive market assessment on behalf of the Compensation Committees for fiscal 2013. The Compensation Committees reviewed our aggregate NEO total compensation in comparison to the competitive market, which consists of our peer group as well as third-party surveys that reflect a broad database pool of hundreds of companies. The Compensation Committees were not provided with the identities of the companies in the surveys generally (or of the subsets of companies which had data for relevant comparable positions). As applicable, any utilized survey data was combined with the data for the peer group to produce a consolidated aggregated competitive market range for total direct compensation.

These analyses suggest that, in the aggregate, total direct compensation levels for Carnival Corporation & plc’s NEOs are competitively positioned. Consistent with the approach that the Compensation Committees take in reviewing each element of total direct compensation, the Compensation Committees utilize these analyses to assess the extent to which the compensation provided to the NEOs is generally consistent with that offered by companies with whom Carnival Corporation & plc competes for executive level talent. The Compensation Committees do not use these analyses to peg any particular element of compensation (or total compensation) to any specific targeted peer group level.

NEO COMPENSATION DESIGN AND ELEMENTS

The compensation elements for our NEOs consist of base salary, an annual cash bonus, equity-based compensation, retirement benefits, perquisites and other benefits.

The compensation practices for each of our NEOs vary in order to reflect the organizational structure of Carnival Corporation & plc. Four of our NEOs (Messrs. Arison, Donald, Bernstein and Frank) had company-wide roles during fiscal 2013 and two of our NEOs (Mr. Cahill and Mr. Thamm) were chief executive officers of one or more operating units during fiscal 2013. As a result, the compensation practices for these two groups are different. For example, the annual cash bonuses for the NEOs with company-wide roles are based primarily on company-wide operating income. Conversely, and in order to more closely align pay results with their performance, the annual cash bonuses of the NEOs who are chief executive officers of operating units are weighted primarily on the operating unit operating income, with lesser weight given to company-wide performance. The benefits and perquisites and certain elements of the equity-based awards vary among the NEOs to reflect local market practices where an NEO resides.

In determining the amount of any particular compensation element, the Compensation Committees consider the impact of such an element on total compensation (and thus, indirectly each element affects the amount paid in respect of other elements of compensation). For example, the Compensation Committees consider the amount of the base salary and annual bonus that may be earned by an NEO when granting an equity award. However, the annual bonus and equity-based compensation awards are set independently on the basis of dollar values (and are not set or determined as a fixed percentage of base salary).

Base Salaries

A.	General

Base salaries are intended to provide a level of fixed compensation that reflects each NEO’s level of responsibility. Base salaries for fiscal 2013 of our NEOs are reported in the “Summary Compensation Table.” The Compensation Committees annually review each NEO’s performance and may increase the base salary of each NEO in their discretion if merited by performance or other market factors necessary to attract and retain our executives.

Salaries for fiscal 2013 were established for NEOs after performance results for the prior fiscal year were available. Mr. Arison and Mr. Frank reviewed the annual competitive market analysis provided by the consultant, as well as individual and operating unit performance, and provided the Compensation Committees with recommended salaries for each NEO, except for themselves. The recommendations included a review of each NEO’s individual performance for the prior fiscal year. The Compensation Committees determined the salaries for Mr. Arison and Mr. Frank after requesting recommendations from FWC.

B.	2013 Base Salaries and Analysis

At the beginning of fiscal 2013, Mr. Arison and Mr. Frank recommended to the Compensation Committees that there be no increase in their base salaries for fiscal 2013 (which is consistent with the lack of increase provided to the other NEOs and other members of senior management). The Compensation Committees accepted their recommendation.

As a result, the base salaries for fiscal 2013 were as follows:

NEO	Fiscal 2012 Base Salary		Fiscal 2013 Base Salary		Percentage Increase (%)
Micky Arison	$906,400		$906,400		0
Arnold W. Donald	N/A		$416,667	(1)	N/A
David Bernstein	$548,333	(2)	$595,000		8.5
Gerald R. Cahill	$798,250		$798,250		0
Howard S. Frank	$803,400		$803,400		0
Michael Thamm	N/A		€700,000	(3)	N/A

(1)	Mr. Donald’s base salary is pro-rated from July 3, 2013.
(2)	Reflects pro-rata base salary increase from July 2012. Mr. Bernstein’s annual salary remained flat in fiscal 2013, following the mid-year increase in fiscal 2012.
(3)	Mr. Thamm’s base salary is payable in euros. His base salary is equivalent to $924,000 for fiscal 2013 when converted into U.S. dollars at the average exchange rate for fiscal 2013 of $1.32:€1.

Pursuant to the terms of his employment agreement, Mr. Donald’s annual salary was established at $1,000,000. As described above in the section entitled “Mr. Donald’s Employment Agreement,” the boards of directors established Mr. Donald’s salary based upon its review of market information.

Annual Cash Bonuses

A.	General

The performance-related annual cash bonus is the most significant cash compensation feature of our executive compensation program. In fiscal 2013, each NEO’s target bonus comprised the majority of their respective total cash compensation opportunity, supporting Carnival Corporation & plc’s objective to pay for performance. Annual cash bonus payments are intended to reward short-term individual and corporate and operating unit performance results and achievements. The emphasis on the annual cash bonus allows Carnival Corporation & plc greater flexibility in rewarding favorable individual and overall company performance.

B.	2013 Annual Cash Bonuses and Analysis

As described above in the section entitled “Mr. Donald’s Employment Agreement,” Mr. Donald’s annual cash bonus for 2013 pursuant to his employment agreement was set at $1,125,000. For fiscal 2013, the annual cash bonuses for NEOs, other than Mr. Donald, were determined in accordance with the annual bonus programs described below. For fiscal 2014 and forward, Mr. Donald will participate in the Corporate Plan.

The Corporate Plan

Messrs. Arison, Bernstein and Frank, who have company-wide roles, participate in the Corporate Plan. The Corporate Plan is designed to focus the attention of these NEOs on achieving outstanding performance results as reflected by income from the operations of Carnival Corporation & plc as well as other relevant measures.

Under the Corporate Plan, the target bonus for each participant is revised from year-to-year directly in proportion to the percentage change in the Corporation Operating Income Target for the new plan year as compared to the Corporation Operating Income Target of the prior year, subject to the discretion of the Compensation Committees to modify the resulting target bonus amount. The Compensation Committees may, in their discretion, increase or decrease the Corporation Operating Income Target for any reason they deem appropriate.

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The “Corporation Operating Income Target” for each year will be equal to the projected Corporation Operating Income for the year that corresponds to the midpoint of the diluted earnings per share guidance publicly announced during the first month of the fiscal year by Carnival Corporation & plc.

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“Corporation Operating Income” is defined in the plan to mean the net income of Carnival Corporation & plc before interest income and expense, other nonoperating income and expense and income taxes as reported by Carnival Corporation & plc in its full year earnings report issued following each plan year.

The preliminary bonus amount payable under the Corporate Plan depends upon the amount of Corporation Operating Income achieved as compared to the Corporation Operating Income Target as follows:

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If the amount of Corporation Operating Income does not exceed 72% of the Corporation Operating Income Target (Threshold Performance), then the preliminary bonus amount is equal to 50% of the target bonus.

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If the amount of Corporation Operating Income is between 97% to 103% of the Corporation Operating Income Target (Target Performance), then the preliminary bonus amount is equal to 100% of the target bonus.

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If the amount of Corporation Operating Income equals or exceeds 123% of the Corporation Operating Income Target (Maximum Performance), then the preliminary bonus amount is equal to 150% of the target bonus.

•	The preliminary bonus amounts are interpolated for results between Threshold and Target performance, and between Target and Maximum performance.

Following the end of each fiscal year, the Compensation Committees confirm the actual Corporation Operating Income for the year and the preliminary bonus amount for each participant. The Compensation Committees then may consider other factors deemed relevant to the performance of Carnival Corporation & plc, including the impacts of changes in accounting principles, unusual gains and losses and other events outside the control of management. The Compensation Committees also may consider other factors relevant to the performance of each participant, such as successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors the Compensation Committees may increase or decrease the bonus to determine the final bonus amount. However, the final bonus amount may not exceed 200% of the target bonus of the participant.

In January 2013, the Compensation Committees set the initial fiscal 2013 target bonuses for Messrs. Arison, Bernstein and Frank after consideration of both competitive market analysis and historical bonus payout levels, along with corresponding financial results. The Compensation Committees considered that the Corporation Operating Income Target for fiscal 2013 was approximately 28% more than the actual Corporation Operating Income achieved in fiscal 2012, representing a challenging performance goal. For fiscal 2013, the Compensation Committees established target bonuses of $2,629,150 for Mr. Arison, $2,546,990 for Mr. Frank and $610,000 for Mr. Bernstein representing no increase from their fiscal 2012 target bonus opportunities. When these target annual cash bonuses are combined with their fiscal 2013 base salary, their target cash compensation opportunity for fiscal 2013 represented no increase over their respective target cash compensation opportunity for fiscal 2012.

Following the end of fiscal 2013, the Compensation Committees confirmed funding guideline bonus amounts for the NEO participants based on the actual Corporation Operating Income results achieved during fiscal 2013. Actual Corporation Operating Income for fiscal 2013, as adjusted for trademark, ship and other impairments and gains and losses on ship sales, was $1.54 billion, or 73% of the Corporation Operating Income Target, and was 6.4% lower than the actual Corporation Operating Income for fiscal 2012. Based on the formula set forth above, the achievement of 73% of the Corporation Operating Income Target resulted in a funding guideline equal to 52% of a participant’s target bonus.

The Corporation Operating Income, performance levels and resulting actual performance level payouts for fiscal 2013 were as follows:

Plan Provisions
Corporation Operating Income (in thousands)	Performance Level (% of Target Achievement)	Payout Percentage
$1,515,791	Threshold (72%)	50%
$2,042,107 - $2,168,423	Target (97% - 103%)	100%
$2,589,476	Maximum (123%)	150%

Actual Results and Payout
Actual Adjusted Fiscal 2013 Corporation Operating Income (in thousands)	Actual Percent of Target Achieved	Actual Fiscal 2013 Payout Percentage
$1,535,860	73%	52%

Mr. Arison, Mr. Donald and Mr. Frank made recommendations to the Compensation Committees for all NEO cash bonuses except for their own. The recommendations included a review of the prior fiscal year performance of each NEO. Mr. Arison and Mr. Frank also submitted self-assessments to the Compensation Committees summarizing their own activities and results as compared to their goals, as well as Carnival Corporation & plc’s overall performance. Mr. Arison further informed the Compensation Committees that he voluntarily elected to forego any bonus for fiscal 2013 and the Compensation Committees agreed to honor his request, although the Compensation Committees did make a determination as to the bonus Mr. Arison would have received had he not elected to forego such bonus.

Final bonus amounts were then determined by the Compensation Committees, which requested input from FWC. In making their determinations, including whether to vary bonuses from the amount determined under the funding guidelines, the Compensation Committees considered the factors summarized in the Executive Summary above, in addition to the competitive market compensation for each NEO and individual NEO performance in fiscal 2013. As noted above, despite significant progress made in a challenging environment, as well as the numerous operating achievements detailed above, the Compensation Committees decided to accept management’s recommendation not to make any discretionary adjustments (up or down) to the individual annual cash bonus amounts, which were determined in accordance with the provisions of the annual bonus programs. Accordingly, the Compensation Committees determined the final bonus amounts, as follows:

NEO	Fiscal 2013 Target Bonus		Actual 2013 Payout Percentage		Fiscal 2013 Actual Bonus		Fiscal 2012 Actual Bonus	Change from Fiscal 2012 Actual Bonus
Micky Arison	$2,629,150	x	52%	=	0	(1)	$1,524,907	N/A
David Bernstein	$610,000	x	52%	=	$317,200		353,800	(10.3%)
Howard S. Frank	$2,546,990	x	52%	=	$1,324,435		$1,477,254	(10.3%)

(1)	The Compensation Committees determined that Mr. Arison’s bonus under the Corporate Plan would have been $1,367,158 had he not declined his entire annual cash bonus for fiscal 2013.

The CCL Plan

Mr. Cahill participates in the Carnival Cruise Lines Management Incentive Plan (the “CCL Plan”). The CCL Plan is designed to focus the attention of the employees of Carnival Cruise Lines on achieving outstanding performance results as reflected in the operating income of Carnival Cruise Lines and the operating income of Carnival Corporation & plc, as well as other relevant measures. The majority of the other operating units also have their own annual bonus programs that are generally similar to the structure and operation of the CCL Plan, except for the annual bonus program for Mr. Thamm described below under “The Costa Plan.”

Bonus funding under the CCL Plan is calculated by reference to a bonus schedule that calibrates the weighted Carnival Cruise Lines Operating Income Target (75%) and Corporation Operating Income Target (25%) for the fiscal 2013 plan year with the target bonus. The performance range in the bonus schedule is from 75% to 120% of the Operating Income Targets with results at 75% or less producing a preliminary bonus amount equal to 50% of the target bonus and at 120% or more producing a preliminary bonus amount equal to 150% of the target bonus. Results from 75% to 120% of the Operating Income Targets will be calculated using interpolation.

•

The “CCL Operating Income” means the net income of Carnival Cruise Lines before interest income and expense and other non-operating income and expense and income taxes, as reported by Carnival Cruise Lines for the plan year.

•

The “CCL Operating Income Target” for the plan year will be equal to the actual Carnival Cruise Lines Operating Income for the prior plan year adjusted for any change in capacity. The “Corporation Operating Income” and the “Corporation Operating Income Target” are calculated in the same manner as described above for the Corporate Plan.

The Compensation Committees have the discretion to increase or decrease the CCL Operating Income Target and/or the Corporation Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Compensation Committees, certain items, including, but not limited to, gains or losses on ship sales, can be excluded from the CCL and Corporation Operating Income Targets and the actual CCL and Corporation Operating Income for any plan year.

Following the end of each plan year, the Compensation Committees confirm the actual CCL Operating Income, adjusted to reflect the impact of constant (prior year) fuel prices on fuel expense, and the actual Corporation Operating Income for the plan year and the preliminary bonus amount for Mr. Cahill. The Compensation Committees then may consider other factors deemed relevant to the performance of Carnival Cruise Lines and Carnival Corporation & plc, including the impacts of changes in accounting principles, unusual gains and losses and other events outside the control of management. The Compensation Committees also may consider other factors relevant to the performance of Carnival Cruise Lines or Mr. Cahill, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per available lower berth day), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors the Compensation Committees may increase or decrease the preliminary bonus to determine the final bonus amount. However, the final bonus amount may not exceed 200% of Mr. Cahill’s target bonus.

Both the CCL Operating Income Target and the actual CCL Operating Income achieved for fiscal 2013 were measured using a constant fuel price per ton. The Corporation Operating Income Target and actual Corporation Operating Income for fiscal 2013 are as described above for the Corporate Plan.

For fiscal 2013, the Compensation Committees established Mr. Cahill’s target bonus opportunity at $1,133,000, representing no increase from his fiscal 2012 target bonus opportunity. In light of the target setting provisions of the CCL Plan, the Compensation Committees considered the attainment of the CCL Operating Income Target to be achievable but challenging. Mr. Cahill’s preliminary bonus funding for fiscal 2013 was therefore expected to be similar to Mr. Cahill’s actual bonus for fiscal 2012.

The adjusted CCL Operating Income for fiscal 2013 was 54.8% of its target and the adjusted Corporation Operating Income for fiscal 2013 was 73% of its target, resulting in a funding guideline equal to 50% of Mr. Cahill’s target bonus.

In making their bonus determination for Mr. Cahill under the CCL Plan, including whether to vary his bonus from the amount determined under the funding guidelines, the Compensation Committees considered the same factors discussed under the Corporate Plan.

Based on the funding guideline for fiscal 2013 the Compensation Committees awarded Mr. Cahill a fiscal 2013 bonus of $566,500 or 50% of his target bonus of $1,133,000. This final annual bonus for fiscal 2013 represents a 56.4% decrease from Mr. Cahill’s fiscal 2012 bonus.

The Costa Plan

Costa Crociere S.p.A. entered into an employment agreement with Michael Thamm, which provides that Mr. Thamm’s annual cash bonus is determined pursuant to the Costa Crociere CEO Management Incentive Plan (the “Costa Plan”). The Costa Plan is designed to focus Mr. Thamm’s attention on achieving outstanding performance results as reflected in the operating income of all of the other operating companies under Mr. Thamm’s responsibility, including Costa Crociere and its Asia operations, Ibero Cruises and AIDA Cruises (the “Group”) and the operating income of Carnival Corporation & plc, as well as other relevant measures.

Bonus funding is calculated by reference to a bonus schedule that calibrates the weighted Group Operating Income Target (75%) and the Corporation Operating Income Target (25%) for the plan year with the target bonus. The performance range in the bonus schedule is from 75% to 120% of the Operating Income Targets with results at 75% or less producing a preliminary bonus amount equal to 50% of the target bonus and at 120% or more producing a preliminary bonus amount equal to 150% of the target bonus. Results from 75% to 120% of the Operating Income Targets are calculated using interpolation.

•	The “Group Operating Income” means the net income of Group before interest income and expense and other non-operating income and expense and income taxes, as reported by Group for the plan year.

•

The “Group Operating Income Target” for 2013 is equal to the approved plan Group operating income. For subsequent plan years it will be equal to the actual Group Operating Income for the prior plan year adjusted for any change in capacity.

•	The “Corporation Operating Income” and the “Corporation Operating Income Target” are calculated in the same manner as described above for the Corporate Plan.

The Compensation Committees may, in their discretion, increase or decrease the Group Operating Income Target and the Corporation Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Compensation Committees, certain items, including, but not limited to, gains or losses on ship sales can be excluded from the Group Operating Income Target and the Corporation Operating Income and the actual Group and Corporation Operating Income for any Plan Year.

Following the end of each fiscal year, the Compensation Committees confirm the actual Group Operating Income, adjusted to reflect the impact of constant (prior year) fuel prices on fuel expense, and the actual Corporation Operating Income for the plan year and the preliminary bonus amount for Mr. Thamm. The Compensation Committees may then consider other factors deemed, in their discretion, relevant to the performance of the Group and the Corporation, including, but not limited to, the impacts of changes in accounting principles, unusual gains and losses and other events outside the control of Mr. Thamm. The Compensation Committees may also consider other factors they deem, in their discretion, relevant to the performance of the Group or Mr. Thamm, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per ALBD), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors, the Compensation Committees may increase or decrease the preliminary bonus amount to determine the final bonus amount. The final bonus amount shall not exceed 200% of Mr. Thamm’s target bonus.

For fiscal 2013, Mr. Thamm’s target bonus opportunity was €900,000, in accordance with the terms of the Costa Plan and his employment agreement. The Compensation Committees considered it unlikely that the Group Operating Income Target would be achieved and that Mr. Thamm’s actual 2013 bonus would be less than an at target payout.

The adjusted Group Operating Income for fiscal 2013 was 70.3% of its target and the adjusted Corporation Operating Income for fiscal 2013 was 73% of its target, resulting in a funding guideline equal to 50% of Mr. Thamm’s target bonus.

In making their bonus determination for Mr. Thamm under the Costa Plan, including whether to vary his bonus from the amount determined under the funding guidelines, the Compensation Committees also considered the same factors discussed under the Corporate Plan.

Based on the funding guideline for fiscal 2013, the Compensation Committees did not make any adjustment to the bonus amount computed in accordance with the Costa Plan, and awarded Mr. Thamm a fiscal 2013 bonus of €450,000 ($594,000) or 50% of his target.

Equity-Based Compensation

A.	General

The Compensation Committees award equity-based compensation to NEOs to provide long-term incentives and align management and shareholder interests. The Compensation Committees believe that a significant percentage of compensation should be equity-based, rather than paid in cash. The equity-based compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance and align the interests of the executive with our shareholders. There are two different types of equity awards granted to our NEOs and other key executives within Carnival Corporation & plc: PBS awards and TBS awards. PBS awards provide for performance-based vesting criteria and align our senior management team’s long-term compensation opportunities with Carnival Corporation & plc’s long-term performance. In addition, the value of TBS awards (as well as PBS awards) appreciates or depreciates based on the trading price of our shares and thus these awards also serve to link pay and performance.

Our equity-based compensation awards are granted pursuant to the Carnival Corporation 2011 Stock Plan or the Carnival plc 2005 Employee Share Plan, which have been approved by Carnival Corporation & plc’s shareholders. Messrs. Arison, Donald, Bernstein, Cahill and Frank receive equity awards under the Carnival Corporation 2011 Stock Plan. Mr. Thamm receives awards under the Carnival plc 2005 Employee Share Plan.

The specific equity awards granted to NEOs reflect the desire of the Compensation Committees to have a substantial portion of compensation be in the form of equity-based compensation. The number and form of equity awards granted annually to our NEOs are determined both in the discretion of the Compensation Committees and pursuant to certain agreements with certain NEOs. Existing ownership levels are not a factor in award determinations, as the Compensation Committees do not want to discourage executives from holding significant amounts of Carnival Corporation and Carnival plc shares. In 1998, Mr. Arison and Mr. Frank entered into Long-Term Equity Incentive Compensation Agreements that provide for an annual grant of restricted shares. These grants are subject to the Compensation Committees’ review of their performance, taking into consideration each NEO’s long-term contributions. The terms of these agreements are described below in the narrative disclosure following the “Grants of Plan-Based Awards in Fiscal 2013” table.

The number of equity awards granted to the other NEOs in 2013 was determined by the Compensation Committees after reviewing the recommendation of Mr. Arison and Mr. Frank, the other elements of an NEO’s current year compensation, and taking into account the position and role of the NEO, his individual performance in the preceding fiscal year and historically, and his perceived future value to Carnival Corporation & plc. The Compensation Committees also review the competitive market assessment for long-term incentive compensation provided by the consultant to confirm that the value of an NEO’s aggregate equity-based compensation and total direct compensation remains generally competitive. As discussed previously in “Overview of Total Direct Compensation for 2013 and Comparison to 2012,” individual equity awards are not directly linked to operating income results or other company or individual performance from the prior year.

B.	Disclosure and the Timing of Equity-Based Compensation

The Compensation Committees met in July 2013 to determine the PBS grants made as part of the equity-based compensation for key executives in fiscal 2013.

While the size of the TBS grant made to each NEO at the beginning of each fiscal year is influenced by the NEO’s experience and long-term prior performance, the vesting of these grants made to the NEOs is not subject to performance criteria. Although the TBS grants are not specifically based on the preceding fiscal year’s performance, the Compensation Committees believe that discussion of these equity-based compensation awards made after a fiscal year end is important to an understanding of overall NEO compensation for the preceding fiscal year. Thus, in the next section of this Compensation Discussion and Analysis, the Compensation Committees

discuss not only the TBS grants made in early fiscal 2014, but also the TBS grants made in early fiscal 2013 (which were discussed previously in last year’s proxy statement but first appear in the “Summary Compensation Table” and “Grants of Plan-Based Awards in Fiscal 2013” table in this year’s proxy statement).

The Compensation Committees determined the number of PBS and TBS grants to make to the NEOs and all other participants based on the value of the shares rather than based on share numbers. Basing equity grants on value facilitates comparisons to external market references and also to other forms of remuneration such as salaries, bonuses and benefits. Value-based equity grants help Carnival Corporation & plc more effectively manage stock compensation expense.

C.	Annual PBS Grants

The PBS grants made to the NEOs and other key executives in fiscal 2013 vest zero to 150% of target based upon the extent to which EBIT, as adjusted for certain fuel price changes and fuel expense in emission control areas, for each of the three fiscal years in the 2013-2015 performance cycle exceeds specified performance goals, as modified up or down by up to 25% at the end of the three year performance cycle for Carnival Corporation & plc’s TSR rank relative to its peers. If the TSR modifier increase applies, the maximum payout would be 187.5% of target. The Compensation Committees believe that growth in EBIT is a critical measure of Carnival Corporation & plc’s ability to maintain and grow earnings over time. The grants further align an increasing proportion of the total compensation of key members of our management team (approximately 89 senior managers worldwide, including the NEOs) with the long-term growth of Carnival Corporation & plc. The Compensation Committees believe the introduction of PBS grants into the compensation program for the NEOs demonstrates the Compensation Committees’ continued focus on pay for performance and strengthens our commitment to aligning management compensation with shareholder outcomes.

The Compensation Committees approved the PBS grants to the NEOs after an evaluation of current market practice, the aggregate market positioning of total direct compensation, and the Compensation Committees’ focus on increasing alignment between our NEO’s pay outcomes and Carnival Corporation & plc’s long-term performance.

The PBS grants made to the NEOs, except Mr. Donald, in July 2013 and to Mr. Donald in October 2013 were as follows:

NEO	Target PBS Grants (#)	Grant Date Fair Value of PBS Grants(1)
Micky Arison	24,145	$ 831,493
Arnold W. Donald	43,613(2)	$1,329,975
David Bernstein	8,551	$ 294,475
Gerald R. Cahill	10,620	$ 365,726
Howard S. Frank	20,121	$ 692,917
Michael Thamm	12,312(3)	€ 335,532

(1)	The grant date fair value of the PBS grants is calculated in accordance with Accounting Standards Codification Topic 718, “Stock Compensation” (“ASC 718”).
(2)	PBS granted to Mr. Donald pursuant to his employment agreement. The terms of this October 2013 PBS grant are the same as those of the July 16, 2013 grants to the other NEOs.
(3)

The PBS grants made to Mr. Thamm are based on Carnival plc shares denominated in sterling. Because Mr. Thamm is compensated in euros, the value of the PBS grants made to Mr. Thamm has been converted from sterling into euros based on the July 16, 2013 grant date exchange rate of €1.16: £1.

D.	TBS Grants Made During Fiscal 2014

All individuals who received awards during fiscal 2014 under the Carnival Corporation 2011 Stock Plan and the Carnival plc 2005 Employee Share Plan, including the NEOs, receive restricted shares or RSUs that cliff vest after three years, such vesting being in conformity with the UK Corporate Governance Code.

The Compensation Committees approved the equity-based awards to the NEOs (other than Mr. Frank) after consideration of recommendations received from Mr. Arison and Mr. Frank, as well as reviewing the scope of the NEO’s responsibilities, the NEO’s performance and long-term retention considerations. The TBS grants for the NEOs in January 2014 were as follows:

NEO	TBS Grants Restricted Shares/RSUs (#)	Grant Date Fair Value of TBS Grants(1)
Micky Arison	63,242	$2,625,808
Arnold W. Donald	50,578	$2,099,999
David Bernstein	14,932	$ 619,977
Gerald R. Cahill	26,493	$1,099,989
Michael Thamm	20,870	€ 647,387

(1)

The grant date fair value of the TBS grants is calculated by reference to the price of Carnival Corporation common stock on the New York Stock Exchange on the date of grant. The TBS grants made to Mr. Thamm are based on Carnival plc shares denominated in sterling. Because Mr. Thamm is compensated in euros, the value of the TBS grants made Mr. Thamm has been converted from sterling into euros based on the January 14, 2014 exchange rate of €1.20:£1.

Mr. Arison’s TBS grant was made under the Carnival Corporation 2011 Stock Plan pursuant to his Executive Long-Term Compensation Agreement. This grant was contingent on the Compensation Committees’ determination that his long-term and recent performance was satisfactory. Mr. Donald’s TBS grant was made pursuant to his employment agreement. In addition, as previously discussed, under SEC disclosure rules the grants in fiscal 2014 do not appear in the “Grants of Plan-Based Awards in Fiscal 2013” table or the “Summary Compensation Table” for fiscal 2013, but will appear in these tables in next year’s proxy statement.

E.	TBS Grants Made During Fiscal 2013

TBS grants made during January 2013 were previously discussed in detail in our 2013 proxy statement. However, as discussed above, due to SEC disclosure rules, the grant date fair value of the grants detailed below are included in this proxy’s “Summary Compensation Table” and “Grants of Plan-Based Awards in Fiscal 2013” table. In addition, Mr. Frank received a TBS grant in November 2013 in recognition of his 2013 performance prior to his retirement under the Carnival Corporation 2011 Stock Plan and his Executive Long-Term Compensation Agreement.

All participants in the Carnival Corporation 2011 Stock Plan and the Carnival plc 2005 Employee Share Plan, including the NEOs, received restricted shares or RSUs that cliff vest after three years, such vesting being in conformity with the UK Corporate Governance Code.

The Compensation Committees approved the TBS to the NEOs after consideration of recommendations received from Mr. Arison and Mr. Frank as well as reviewing the scope of the NEO’s responsibilities, the NEO’s performance and long-term retention considerations. The TBS grants approved for the NEOs in January 2013 and for Mr. Frank in November 2013 were as follows:

NEO	TBS Grants Restricted Shares/RSUs (#)	Grant Date Fair Value of TBS Grants(1)
Micky Arison	69,743	$2,625,824
Arnold W. Donald(2)	N/A	N/A
David Bernstein	16,467	$ 619,983
Gerald R. Cahill	29,216	$1,099,982
Howard S. Frank	77,492(3)	$2,917,574
	81,134(4)	$2,917,579
Michael Thamm(2)	N/A	N/A

(1)	The grant date fair value of the TBS grants is calculated by reference to the price of Carnival Corporation common stock on the New York Stock Exchange on the date of grant.
(2)	Mr. Donald and Mr. Thamm first became NEOs in 2013.
(3)	Grant to Mr. Frank made in January 2013.
(4)	Grant to Mr. Frank prior to his retirement in November 2013.

The TBS grants during fiscal 2013 are shown in the “Grants of Plan-Based Awards in Fiscal 2013” table and are included in the “Outstanding Equity Awards at 2013 Fiscal Year-End” table, and the grant date fair value of those shares is reflected in the “Summary Compensation Table.”

F.	Special One-Time PBS Grant Made to Mr. Donald

In order to establish immediate alignment between compensation opportunities for Mr. Donald and shareholder outcomes over the next three years, the Compensation Committees granted Mr. Donald a special one-time PBS grant with a target value of $3,000,000. The special PBS grant is entirely performance-based and the ultimate value is contingent upon Carnival Corporation & plc’s TSR over the next three years.

The special PBS grant requires an absolute TSR condition which requires Carnival Corporation & plc’s TSR as follows:

TSR over 3 years	Less than 2% per year	2% per year to just less than 5% per year	Between 5% and 17% per year	17% per year or greater
Vesting	0%	Such shares as have, at the end of the performance period, a value equal to $500,000	At 5%, 0.2x the shares initially granted will vest increasing by 0.2x for each additional 0.5% increase in TSR so the multiple becomes 5x at 17%

5x the initial number of shares awarded subject to a cap that the number of shares be reduced to such shares as have a value equal to $24 million if, at the end of the performance period, they would be then be worth more than $24 million

While dividends are taken into account in assessing the TSR calculation, the shares that vest do not accrue any dividends over the performance period. TSR is calculated using the stock price as of October 14, 2013 of $32.10 and the 90-day average stock price as of October 14, 2016. At the end of the three-year performance period, 50% of the earned shares will immediately vest and the other 50% will vest 12 months later, if Mr. Donald continues to be employed with us.

In the event of departure before the end of the performance period, the special PBS grant will generally lapse, except in certain situations identified in the special PBS grant agreement in which case the shares shall vest in respect of the target level (subject to pro-rating for the period actually worked). In the event of a change in control, the shares shall vest according to the performance condition pro-rated through the Change in Control date.

Perquisites and Other Compensation

The NEOs are provided various perquisites believed by the Compensation Committees to be representative of common practices for executives in their respective countries. Some of Mr. Donald’s and Mr. Thamm’s perquisites and other benefits are provided pursuant to terms of their employment agreements. The Compensation Committees, with the assistance of a consultant, review perquisites provided to the NEOs on a periodic basis and taking into account each NEO’s particular circumstances and overall level of compensation, and believe that perquisites provided by Carnival Corporation & plc continue to be an appropriate element of the overall compensation package used to attract and retain such officers.

The Compensation Committees have approved a policy to establish procedures and controls as to the authorized use of aircraft owned or chartered by Carnival Corporation & plc (the “Aircraft”). According to the policy, the Aircraft can only be used for business purposes, except that Mr. Arison and Mr. Frank (with the authorization of Mr. Arison) are authorized to use the Aircraft for personal travel. Guests may accompany these executives when traveling. The Compensation Committees have also agreed to allow Mr. Donald to use the Aircraft a maximum of 30 hours of personal use so long as the incremental cost to Carnival Corporation & plc does not exceed $200,000 per year. Once that threshold is reached, Mr. Donald will reimburse us for those costs. The Compensation Committees determined that the aircraft usage policy, and levels of usage and costs were consistent with those offered by large multinational companies like Carnival Corporation & plc.

In accordance with the terms of his employment agreement, Mr. Donald was paid $350,000 to cover all relocation and temporary living expenses.

The perquisites received by each NEO in fiscal 2013, as well as their incremental cost to Carnival Corporation & plc, are reported in the “Summary Compensation Table” and its accompanying footnotes.

POST-EMPLOYMENT COMPENSATION OBLIGATIONS

Carnival Corporation & plc does not have any change of control agreements that provide cash severance to our NEOs upon a change of control of Carnival Corporation & plc, with the exception of the employment agreement with Mr. Donald. Carnival Corporation & plc does not have employment agreements with any of our NEOs that provide cash severance benefits in connection with the termination of an executive’s employment, with the exception of employment agreements with Mr. Donald and Mr. Thamm.

Mr. Donald’s employment agreement, which is consistent with U.S. norms, provides for a three-year term, commencing October 14, 2013. If Mr. Donald wishes to leave prior to the end of the three-year term, he would generally need to give at least 60 days’ written notice. In the event of his earlier termination by Carnival Corporation & plc without cause or by Mr. Donald for good reason (each as defined in his employment agreement), the employment agreement provides for compensation of one year’s base salary and target bonus for the year of termination (or, if terminated prior to October 14, 2014, one and a half times that amount). In the event of termination in connection with or following a change of control, the multiple would be two times. Mr. Donald would also be entitled to continuation of his benefits in kind for a period of up to 18 months.

If Mr. Donald is terminated for cause or Mr. Donald gives notice without good reason (each as defined in his employment agreement), he will not be entitled to the above sums and will receive any accrued but unpaid salary and other benefits. He will not be entitled to receive a bonus in respect of the year of termination (and will only be entitled to a bonus for any year which has been completed prior to his termination). Any equity-based awards will be subject to the plan under which they were issued and the associated award agreements.

Mr. Thamm’s employment agreement provides that he is generally entitled to an amount equal to one year’s base salary and bonus as compensation for his agreement not to engage in competition with us. The Compensation Committees believe that the severance benefits provided to Mr. Thamm under his employment agreement are reasonable and in accordance with market practice in Italy.

Upon termination of employment for certain circumstances or upon a change of control, our NEOs may be entitled to receive accelerated vesting of equity awards. Under the terms of the Carnival Corporation 2011 Stock Plan, however, the default provision upon a change in control would provide only for a “double trigger” acceleration of equity awards (such that no acceleration would occur unless the participant’s employment were subsequently terminated by Carnival Corporation & plc (or its successor) without cause). These benefits are provided under the terms of the plans pursuant to which the equity grants were awarded and under individual agreements with certain NEOs. However, none of the NEOs are entitled to receive any tax gross-up payments in respect of their severance benefits or accelerated equity awards. The benefits that our NEOs may be eligible to receive in connection with the termination of their employment or upon a change of control are described in detail in this proxy statement under the heading “Potential Payments Upon Termination or Change of Control.”

Following Mr. Frank’s retirement from his role as Vice Chairman and Chief Operating Officer, Carnival Corporation & plc entered into a separation agreement with Mr. Frank, which is described in detail in this proxy statement under the heading “Potential Payments Upon Termination or Change of Control.”

The Compensation Committees believe that these arrangements are reasonable and encourage an executive to comply with post-termination non-compete and other restrictive covenants and to cooperate with us both before and after their employment is terminated.

Pensions and Deferred Compensation Plans

As part of the overall compensation program, Carnival Corporation & plc operates various group pension programs for certain of its executives. Under the Carnival Corporation pension programs, base salaries and annual cash bonuses were used to determine pension benefits.

Until January 1, 2009, Messrs. Arison, Cahill and Frank received retirement benefits under the Carnival Corporation Nonqualified Retirement Plan for Highly Compensated Employees (the “Retirement Plan”) and Mr. Frank also participated in the Carnival Corporation Supplemental Executive Retirement Plan (“Carnival SERP”). In light of the application of Section 457A of the U.S. Internal Revenue Code, the present value of any annual accruals after fiscal 2008 earned by eligible and participating employees (including participating NEOs) under the Retirement Plan and the Carnival SERP are currently payable. See the information regarding defined benefit retirement plan benefits for each of the NEOs in the “Pension Benefits in Fiscal 2013” table. The benefit formula for these plans is described in the narrative immediately following this table.

In addition, until January 1, 2009, Messrs. Bernstein, Cahill and Frank also participated in the Carnival Corporation Fun Ship Nonqualified Savings Plan (the “Savings Plan”), which is a nonqualified defined contribution plan whereby certain executives may defer salary and/or bonus amounts into the Savings Plan. Because Mr. Bernstein was not a participant in the Retirement Plan, which was closed to participation prior to his commencement of employment, Carnival Corporation matched 50% of every dollar Mr. Bernstein deferred into the Savings Plan up to the lower of (i) 50% of the U.S. Internal Revenue Service qualified plan limitation (which in 2013 was $17,000, or $23,000 with catch-up contributions) or (ii) 6% of his annual base salary (before any pre-tax contributions from his pay and taxes) and bonus. Additional information regarding the Savings Plan is described in the narrative immediately following the “Nonqualified Deferred Compensation in Fiscal 2013” table. Information regarding nonqualified deferred compensation for each of the NEOs is shown in the “Nonqualified Deferred Compensation in Fiscal 2013” table.

Mr. Thamm does not participate in any pension or defined contribution plans sponsored by Carnival Corporation or Carnival plc.

As a result of Section 457A of the U.S. Internal Revenue Code, Carnival Corporation no longer provides future accruals under the Retirement Plan, the Savings Plan or the Carnival SERP to its employees, including the NEOs. In lieu of participation in the Retirement Plan or the Savings Plan, the Compensation Committees approved payment of an additional annual cash bonus directly to these employees in an amount equal to what would have been deposited on behalf of those employees into those plans, less, as described below, any amount Carnival Corporation contributes to the Carnival Corporation Fun Ship Savings Plan, a 401(k) plan (the “401(k) Plan”). These payments are taxable as ordinary income.

Beginning with the 2010 calendar year, the 401(k) Plan was amended and allows Messrs. Arison, Donald, Bernstein, Cahill and Frank (as well as all other highly compensated employees) to defer a limited amount of compensation into the 401(k) Plan subject to nondiscrimination testing. Similarly, except for Messrs. Arison, Cahill and Frank, Carnival Corporation shall make a matching contribution to the 401(k) Plan under the plan’s formula, subject to nondiscrimination testing. Mr. Donald did not elect to participate in the 401(k) Plan during fiscal 2013.

STOCK OWNERSHIP REQUIREMENTS

Our boards of directors and Compensation Committees believe it is important for executive officers and directors to build and maintain a long-term ownership position in Carnival Corporation or Carnival plc shares in order to align their financial interests with those of our shareholders and to encourage the creation of long-term value. Our compensation structure provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at risk over a long-term period. Accordingly, our Section 16 Officers, including our NEOs, are subject to a stock ownership policy. The policy specifies target ownership levels of Carnival Corporation or Carnival plc shares for each participant expressed in terms of the value of the equity holdings (including unvested restricted shares and RSUs) as a multiple of each Section 16 Officer’s base salary as follows:

Officers	Ownership Target Multiple of Base Salary
Chairman and Chief Executive Officer	5X salary
Vice Chairman and Chief Operating Officer	4X salary
Other Section 16 Officers	3X salary

Current Section 16 Officers are expected to be in compliance with the stock ownership policy within five years of the date of the policy’s adoption in January 2010. Individuals who are newly designated as Section 16 Officers are expected to be in compliance with the stock ownership policy within five years of the date of becoming a Section 16 Officer. All of our NEOs have either already complied with the stock ownership policy or are on target to comply within the five year period. Our Section 16 Officers are restricted from trading call and put options and entering into any hedging transactions with respect to our shares. Carnival Corporation & plc does not make any commitment to any persons covered by the stock ownership policy that they will receive any particular level of equity-based awards.

IMPACT OF REGULATORY REQUIREMENTS ON COMPENSATION

In making determinations regarding executive compensation, the Compensation Committees consider relevant issues relating to accounting treatment, tax treatment (both company and individual) and regulatory requirements. The global nature of Carnival Corporation & plc’s operations necessarily means that monitoring these technical issues and considering their potential impact on the appropriate design and operation of executive remuneration programs is an increasingly complex exercise. Technical issues are evaluated in light of Carnival Corporation & plc’s philosophy and objectives for executive compensation and its corporate governance principles, as described earlier in this Compensation Discussion and Analysis.

REPORT OF THE COMPENSATION COMMITTEES

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed it with the management of Carnival Corporation & plc. Based on its review and discussions with management, the Compensation Committees recommended to our boards of directors that the Compensation Discussion and Analysis be incorporated by reference into the Carnival Corporation & plc joint Annual Report on Form 10-K for 2013 and included in the Carnival Corporation & plc 2014 proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committees:

The Compensation Committee of Carnival Corporation	The Compensation Committee of Carnival plc
Randall J. Weisenburger, Chairman	Randall J. Weisenburger, Chairman
Richard J. Glasier	Richard J. Glasier
Laura Weil	Laura Weil

EXECUTIVE COMPENSATION

Although Carnival Corporation and Carnival plc are two separate entities, our business is run by a single management team. The following table sets forth the annual compensation for both persons who served during the year as our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the year ended November 30, 2013. Because Mr. Thamm lived in Italy, his compensation was payable in euros. These euro amounts have been converted into U.S. dollars at the average U.S. dollar to euro exchange rate for fiscal 2013 of $1.32:€1.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)		Total ($)
Micky Arison(4)	2013	906,400	—	3,457,317	—	54,705	385,025		4,803,447
Chairman of the Board & Former CEO	2012	906,400	—	3,501,074	1,524,907	149,450	415,954		6,497,785
	2011	906,400	—	4,376,344	2,074,918	70,118	180,142		7,607,922

Arnold W. Donald(5)	2013	416,667	1,125,000	5,845,134	—	—	469,549	(6)	7,856,350
President & CEO

David Bernstein	2013	595,000	—	914,458	317,200	—	132,586		1,959,244
CFO	2012	548,333	—	889,983	353,800	—	145,341		1,937,457
	2011	515,000	—	755,950	417,780	—	110,816		1,799,546

Gerald R. Cahill	2013	798,250	—	1,465,709	566,500	44,449	57,968		2,932,876
President and CEO	2012	798,250	—	1,484,982	1,298,418	493,780	64,078		4,139,508
	2011	798,250	—	1,374,946	1,214,576	266,443	62,260		3,716,475

Howard S. Frank	2013	803,400	—	6,528,069	1,324,435	—	475,195		9,131,099
Former Vice Chairman of the Board & COO	2012	803,400	—	3,646,949	1,477,254	—	319,912		6,247,515
	2011	803,400	—	3,646,946	2,010,077	—	235,269		6,695,692

Michael Thamm	2013	924,000	—	627,830	594,000	—	318,523		2,464,353
CEO of Costa Crociere S.p.A.

(1)

No stock option grants were made in fiscal 2011 through 2013. The amounts included in the “Summary Compensation Table” reflect the grant date fair value, assuming no risk of forfeiture of the grants of Carnival Corporation restricted shares, Carnival Corporation RSUs and Carnival plc RSUs made to the named executive officers in fiscal 2013, calculated in accordance with ASC 718. The valuation of share-based grants is discussed in footnotes 2 and 12 in the Carnival Corporation & plc financial statements for the year ended November 30, 2013. The amounts reflect the grant date fair value (95% of target) of the annual PBS grants made in July 2013 and to Mr. Donald in October 2013, calculated in accordance with ASC 718. The grant date fair value of the annual PBS grants assuming maximum performance (being 187.5% of target if the TSR modifier is applied) is $1,559,050 for Mr. Arison, $2,493,710 for Mr. Donald, $552,141 for Mr. Bernstein, $685,737 for Mr. Cahill, $1,299,219 for Mr. Frank and $818,945 for Mr. Thamm. Mr. Donald also received a special PBS grant pursuant to the terms of his employment agreement. The amount for Mr. Donald also reflects the grant date fair value (146.5% of target) of the special PBS grant made in October 2013. The special PBS grant is capped at a maximum value (being 800% of target) of $24,000,000. The amount for Mr. Donald also includes a grant of 3,611 restricted shares made in May 2013 based on the closing price of a share on April 17, 2013, the date he was re-elected as a non-executive director, of $33.23. For the proceeds actually received by the listed officers upon exercise of options granted in prior years or the vesting of restricted shares or RSUs, see the “Option Exercises and Stock Vested for Fiscal 2013” table. For the grant date fair value of equity grants made to the named executive officers as compensation for fiscal 2013, which grants were made in January 2014, see the “Equity Grants Made During Fiscal 2014 as Compensation for Fiscal 2013” table.

(2)

Represents the actuarial increase during the applicable fiscal year in the pension value for the plans in which each named executive officer participates. Carnival Corporation & plc does not pay above-market rates under its nonqualified deferred compensation plans. A description of these benefits is set forth in the “Pension Benefits in Fiscal 2013” and “Nonqualified Deferred Compensation Benefits in Fiscal 2013” tables. As disclosed in the footnotes and narrative to the “Pension Benefits in Fiscal 2013” table, the value of a portion of Mr. Cahill’s benefits are distributed to him in the fiscal year following their accrual. As a result, this amount in this column already reflects the distribution of the prior year’s accrual.

(3)	See the “All Other Compensation Table” for additional information.
(4)	Mr. Arison transitioned to executive Chairman from Chairman and Chief Executive Officer on July 3, 2013.
(5)	Mr. Donald was appointed President and Chief Executive Officer effective July 3, 2013.
(6)	Includes $92,438 received by Mr. Donald as retainer and meeting fees for his service as a non-executive director from December 1, 2012 to July 2, 2013.

The amounts set forth in the column entitled Stock Awards in the “Summary Compensation Table” do not represent the equity-based compensation granted to the named executive officers as compensation for fiscal 2013. As required by SEC rules and as described in note 1 to the “Summary Compensation Table,” the amounts reported in this column only reflect the grants made during fiscal 2013. The amounts reported in this column do not include value associated with grants made in January 2014 that are described in the Compensation Discussion and Analysis. The equity grants made to the named executive officers in January 2014 as compensation for fiscal 2013 are as follows:

Equity Grants Made During Fiscal 2014 as Compensation for Fiscal 2013

Name	Grant Date Fair Value of Stock Awards(1) ($)	Option Awards ($)
Micky Arison	2,625,808	0
Arnold W. Donald	2,099,999	0
David Bernstein	619,977	0
Gerald R. Cahill	1,099,989	0
Howard S. Frank	0(2)	0
Michael Thamm	884,763	0

(1)

The amounts are the full value of the TBS grants on January 14, 2014, the date the grants were made. The value for Carnival plc shares has been converted from sterling into U.S. dollars based on the January 14, 2014 exchange rate of $1.64:£1. The full grant date fair value for a grant is the amount that Carnival Corporation & plc will expense in its financial statements over the grant’s vesting period or until the retirement eligibility date, if such date is earlier than the vesting date, when vesting is not contingent upon any future performance. The full grant date fair value may not correspond to the actual value that will be realized by the named executive officers.

(2)	Mr. Frank did not receive TBS grants in fiscal 2014 because he received his fiscal 2013 TBS grant prior to his retirement in November 2013.

All Other Compensation Table

Each component of the All Other Compensation column in the “Summary Compensation Table” is as follows:

Item	Micky Arison ($)	Arnold W. Donald ($)	David Bernstein ($)	Gerald R. Cahill ($)	Howard S. Frank ($)	Michael Thamm ($)
Compensation in lieu of Savings Plan profit sharing contribution	—	—	45,287	—	—	—
Private medical/health insurance costs and premiums(1)	61,035	6,439	57,650	29,416	34,773	—
Automobile lease or allowance	12,999	9,046	11,400	18,000	20,504	50,404
Personal use of Aircraft(2)	277,126	—	—	—	345,451	—
Other personal air travel(3)	—	11,180	2,745	2,523	14,436	—
Tax planning and return preparation fees	—	—	4,000	5,800	48,138	—
Living accommodations and maintenance	—	—	—	—	—	171,308
Driver and Security	21,346	—	—	—	—	96,811
Relocation expenses	—	350,000	—	—	—	—
Compensation for services as a non-executive director		92,438
Other(3)	12,519	446	11,504	2,229	11,893	—

Total	385,025	469,549	132,586	57,968	475,195	318,523

(1)

Certain of our named executive officers are eligible to participate in an executive health insurance program, which includes a fully insured plan and a secondary insured plan. Amounts reported represent the cost of the premiums paid on a named executive officer’s behalf under these plans plus the additional costs of medical services rendered during the fiscal year. Named executive officers participating in this plan generally have until March 31, 2014 to submit their 2013 claims for reimbursement, and as a result, these amounts may increase. The maximum amount that may be reimbursed in any year under the secondary plan is $20,000.

(2)

Represents the aggregate incremental cost to Carnival Corporation & plc for travel on the Aircraft not related to company business. The aggregate incremental cost for the use of the Aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the Aircraft used by the hours used. The hourly variable cost rate primarily includes fuel, airport handling and other fees, aircraft repairs and maintenance, crew expenses and catering. The variable cost rate is recomputed annually to reflect changes in costs. Fixed costs which do not change based on usage, such as pilots’ salaries, Aircraft depreciation and overhead costs, are excluded.

(3)

Includes the total amount of other benefits provided, none of which individually exceeded $10,000 for the named executive officer. These other benefits include: accidental death or dismemberment insurance premiums, long-term disability insurance premiums, life and auto insurance premiums, automobile repairs and expenses, health or other club membership, spousal meals, the opportunity to travel on Carnival Corporation & plc cruise lines for reduced fares, the cost of tickets purchased by Carnival Corporation & plc used by the named executive officers or their guests on non-business occasions and employer contributions to a defined contribution plan.

Additional information with respect to Carnival plc’s compensation and reimbursement practices during fiscal 2013 for non-executive directors is included in Part II of the Carnival plc Directors’ Remuneration Report, which is attached as Annex B to this proxy statement.

Grants of Plan-Based Awards in Fiscal 2013

Equity grants and non-equity awards made to the named executive officers during fiscal 2013 are as follows:

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1) ($)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Micky Arison		1,314,575	2,629,150	3,943,726
	1/15/2013							69,743	2,625,824
	7/16/2013				12,072	24,145	45,272		831,493
Arnold W. Donald		—	—	—
	10/14/2013				21,806	43,613	81,774		1,329,978
	10/14/2013				18,691	93,457	467,285		4,395,162
David Bernstein		305,000	610,000	915,000
	1/15/2013							16,467	619,983
	7/16/2013				4,275	8,551	16,033		294,475
Gerald R. Cahill		566,500	1,133,000	1,699,500
	1/15/2013							29,216	1,099,982
	7/16/2013				5,310	10,620	19,913		365,726
Howard S. Frank		1,273,495	2,546,990	3,820,485
	1/15/2013							77,492	2,917,574
	7/16/2013				10,060	20,121	37,727		692,917
	11/26/2013							81,134	2,917,579
Michael Thamm		594,000	1,188,000	1,782,000
	1/15/2013							4,824	191,059	(5)
	7/16/2013				6,156	12,312	23,085		436,770	(6)

(1)

Represents the potential value of the payout of the annual cash bonuses under the management incentive plan applicable for each named executive officer for fiscal 2013 performance. The Non-Equity Incentive Plan awards for Messrs. Arison, Donald, Bernstein and Frank were made under the Corporate Plan. The Non-Equity Incentive Plan awards for Mr. Cahill and Mr. Thamm were made under the CCL Plan and the Costa Plan, respectively. The actual amount of a named executive officer’s annual cash bonus paid in fiscal 2014 for fiscal 2013 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. For a more detailed description of the potential payout under each plan, see the description in the Compensation Discussion and Analysis under the section “2013 Annual Cash Bonuses.”

(2)

Represents the potential number of shares under the annual PBS grants and the special PBS grant made to Mr. Donald. For a more detailed description of the potential payout under these PBS grants, see the description in the Compensation Discussion and Analysis under the sections “Annual PBS Grants” and “Special One-Time PBS Grant Made to Mr. Donald.”

(3)

Represents the number of restricted shares of Carnival Corporation common stock underlying the TBS grants made to the named executive officers in fiscal 2013 granted under the Carnival Corporation 2011 Stock Plan, with the exception of Mr. Thamm who received Carnival plc RSUs under the Carnival plc 2005 Employee Share Plan.

(4)

Represents the full grant date fair values of the stock grants made in fiscal 2013, which were determined based on the assumptions set forth in footnotes 2 and 12 in the Carnival Corporation & plc financial statements for the year ended November 30, 2013 (disregarding estimated forfeitures). The full grant date fair value for a grant is the amount that Carnival Corporation & plc will expense in its financial statements over the grant’s vesting schedule or until the retirement eligibility date, if such date is earlier than the vesting date, when vesting is not contingent upon future performance. The full grant date fair value may not correspond to the actual value that will be realized by the named executive officers.

(5)	The value for Carnival plc shares has been converted from sterling into U.S. dollars based on the January 15, 2013 exchange rate of $1.61:£1.
(6)	The value for Carnival plc shares has been converted from sterling into U.S. dollars based on the July 16, 2013 exchange rate of $1.51:£1.

Narrative Disclosure to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in Fiscal 2013” Table

Executive Long-Term Compensation Agreements. In 1998 Carnival Corporation entered into Executive Long-Term Compensation Agreements with Mr. Arison and Mr. Frank. These agreements provide that during the term of such officer’s employment, Carnival Corporation will provide equity-based compensation (in addition to his annual compensation consisting of a base salary and annual cash bonus) in the form of annual restricted share grants, contingent upon a satisfactory review of the performance of the officer. In accordance with these agreements, Mr. Arison is eligible to receive 84,000 restricted shares and Mr. Frank is eligible to receive 70,000 restricted shares. The restricted shares issued to Mr. Arison and Mr. Frank will cliff vest after a period of three years and will be subject to the forfeiture provisions described in the section entitled “Potential Payments upon Termination or Change of Control.” The Compensation Committees have discretion to grant more shares outside of the terms of these agreements.

Employment Agreements

Employment Agreement with Arnold W. Donald. Mr. Donald entered into an employment agreement in October 2013, setting forth the contractual and economic terms of his post as the President and Chief Executive Officer of Carnival Corporation & plc. The employment agreement provides for a term of three years. Mr. Donald’s base salary for fiscal 2013 is $1,000,000, which is subject to increase or decrease by the boards of directors beginning in 2014. Pursuant to the agreement, Mr. Donald’s bonus for fiscal 2013 is $1,125,000. Beginning in fiscal 2014, Mr. Donald’s annual performance-based bonus will be determined pursuant to the Corporate Plan.

For more detailed information regarding these Mr. Donald’s employment agreement, please refer to the Compensation Discussion and Analysis and the exhibit index to the Carnival Corporation & plc 2013 joint Annual Report on Form 10-K.

Employment Agreement with Michael Thamm. Mr. Thamm entered into an agreement in June 2012, which was amended in January 2013, setting forth the contractual and economic terms of his post as the Chief Executive Officer of the Costa Group. The agreement provides for an indefinite term. Mr. Thamm’s annual base salary compensation for fiscal 2013 is €700,000. Pursuant to the agreement, Mr. Thamm’s annual performance-based bonus is determined pursuant to the Costa Plan.

In the event the agreement is terminated, in consideration for non-competition and non-solicitation obligations, Mr. Thamm will receive an amount equal to his annual base salary and target bonus, payable in quarterly installments.

Annual Cash Bonus Plans

Other than Mr. Donald’s fiscal 2013 cash bonus, annual cash bonuses for the named executive officers are determined based on the Corporate Plan, the CCL Plan and the Costa Plan. For more detailed information regarding these plans, please refer to the Compensation Discussion and Analysis and the exhibit index to the Carnival Corporation & plc 2013 joint Annual Report on Form 10-K.

Equity-Based Compensation

In January 2013, the Compensation Committees made the annual TBS grants in the form of restricted shares or RSUs to the named executive officers employed at that time that cliff vest after three years, in conformity with the UK Corporate Governance Code. The closing price of Carnival Corporation common stock and Carnival plc ordinary shares on January 15, 2013, the grant date, was $37.65 and £24.60, respectively.

The restricted shares have the same rights with respect to dividends and other distributions as all other outstanding shares of Carnival Corporation common stock. RSUs do not receive dividends or have voting rights. Each RSU is credited with dividend equivalents equal to the value of cash and stock dividends paid on Carnival Corporation common stock or Carnival plc ordinary shares. The cash and stock dividend equivalents will be distributed upon the settlement of the RSUs upon vesting.

In accordance with the Compensation Committees’ focus on long-term shareholder return, the Compensation Committees also approved the 2013 annual PBS grants on July 16, 2013 for Messrs. Arison, Bernstein, Cahill, Frank and Thamm and other key executives within Carnival Corporation & plc. Mr. Donald received his annual PBS grant on October 14, 2013 when he entered into his employment agreement. The grants vest zero to 150% of target based on the extent to which Carnival Corporation & plc’s annual earnings before income and taxes (“EBIT”), as adjusted for certain fuel price changes and fuel expense in emission control areas, for each of the three fiscal years in the 2013-2015 performance cycle exceeds specified performance goals, as modified up or down by up to 25% at the end of the three year performance cycle for the Carnival Corporations total shareholder return rank relative to its peers. If the TSR modifier increase applies, the maximum payout would be 187.5% of target.

In order to establish immediate alignment between compensation opportunities for Mr. Donald and shareholder outcomes over the next four years, the Compensation Committees granted Mr. Donald a special one-time PBS grant on October 14, 2013 when he entered into his employment agreement with a target value of $3,000,000. The special PBS grant is entirely performance-based and the ultimate value is based on the compound annual growth rate (“CAGR”) of Carnival Corporation’s TSR over the three-year period ending October 14, 2016.

The special PBS grant includes an absolute TSR condition which requires Carnival Corporation’s TSR to increase as follows:

TSR growth over 3 years	Less than 2% per year	2% per year to just less than 5% per year	Between 5% and 17% per year	17% per year or greater
Vesting	0%	Such shares as have, at the end of the performance period, a value equal to $500,000	At 5%, 0.2x the shares initially granted will vest increasing by 0.2x for each additional 0.5% increase in TSR so the multiple becomes 5x at 17%

5x the initial number of shares awarded subject to a cap that the number of shares be reduced to such shares as have a value equal to $24 million if, at the end of the performance period, they would be then be worth more than $24 million

While dividends are taken into account in assessing the TSR calculation, the shares which vest do not accrue any dividends over the performance period. TSR is calculated using the stock price as of October 14, 2013 and the 90-day average stock price as of October 14, 2016. At the end of the performance period, 50% of the earned shares will immediately vest and the other 50% will vest 12 months later, if Mr. Donald continues to be employed by us.

In the event of departure before the end of the performance period, the special PBS grant will generally lapse, except in certain situations identified in the special PBS grant agreement in which case the shares shall vest in respect of the target level (subject to pro-rating for the period actually worked). In the event of a change in control, the shares shall vest according to the performance condition pro-rated through the change in control date.

For further information regarding forfeiture and treatment upon termination or change of control, refer to the section entitled “Potential Payments Upon Termination or Change of Control” below.

Outstanding Equity Awards at Fiscal 2013 Year-End

Information with respect to outstanding Carnival Corporation options, restricted shares and RSUs granted by Carnival Corporation & plc to and held by the named executive officers as of November 30, 2013, except for the options and RSUs issued to Mr. Thamm, which related to Carnival plc ordinary shares, is as follows:

	Option Awards				Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(1) ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Micky Arison	120,000	0	49.09	10/18/2014	75,683	(3)(4)	2,732,913	19,620
					86,775	(3)(5)	3,133,445	28,008	202,274	(6)
					69,743	(3)(7)	2,518,420	24,145	871,876	(8)

TOTAL	120,000	0			232,201			71,773

Arnold W. Donald	10,000	0	45.92	07/20/2014	3,188	(9)	115,119	43,613	1,574,865	(8)
	5,000	0	46.61	10/18/2015	3,840	(10)	138,662	93,457	3,374,732	(12)
	5,000	0	47.83	10/16/2016	3,611	(11)	130,393

TOTAL	20,000	0			10,639			137,070

David Bernstein	12,000	0	49.09	10/18/2014	11,673	(4)	421,512	4,841
					17,845	(5)	644,383	8,640	62,398	(6)
					16,467	(7)	594,623	8,551	308,777	(8)

TOTAL	12,000	0			45,985			22,032

Gerald Cahill	50,000	0	49.09	10/18/2014	11,889	(4)	429,312	3,082
					18,176	(5)	656,335	7,392	53,385	(6)
					14,608	(7)	527,495	6,372	230,093	(8)

TOTAL	50,000	0			44,673			16,846

Howard S. Frank	100,000	0	49.09	10/18/2014	31,534	(4)	1,138,693	9,810
					48,209	(5)	1,740,827	14,004	101,137	(6)
					38,746	(7)	1,399,118	12,073	435,956	(8)

TOTAL	100,000	0			118,489			35,887

Michael Thamm	5,700	0	48.74	2/28/2015	3,990	(4)	145,228	1,701
					6,256	(5)	227,705	7,241	52,711	(6)
					6,516	(13)	237,169	12,312	448,131	(8)
					4,824	(7)	175,583

TOTAL	5,700	0			21,586			21,254

(1)	Options issued to Mr. Thamm are in Carnival plc shares, which are priced in British Pounds Sterling. These options have been converted based on the November 29, 2013 exchange rate of $1.63:£1.
(2)

Market value of the stock awards is based on the closing price of Carnival Corporation common stock on November 29, 2013 of $36.11, except for the Carnival plc RSUs granted to Mr. Thamm under the Carnival plc 2005 Employee Share Plan, which are based on closing price of Carnival plc shares on November 29, 2013 of £22.33, which has been converted into $36.40 based on the November 29, 2013 exchange rate of $1.63:£1.

(3)	All shares are transferred upon issuance from Mr. Arison to the Nickel 2003 Revocable Trust of which Mr. Arison is a beneficiary.
(4)	Restrictions lapse on January 19, 2014.
(5)	Restrictions lapse on February 15, 2015.
(6)

Market value is based on threshold performance assuming 20% payout. Equity incentive awards are subject to certain EPS targets measured over a three-year period ending November 30, 2014. The named executive officers may receive zero to 200% of the stated number of shares depending on whether and to what extent the EPS targets have been met.

(7)	Restrictions lapse on January 15, 2016.
(8)

Market value is based on target performance assuming 100% payout on the annual 2013 PBS grants as at November 29, 2013. These grants vest zero to 150% of target based upon the extent to which annual EBIT, as adjusted for certain fuel price changes and fuel expense in emission control areas, for each of the three fiscal years in the 2013-2015 performance cycle exceeds specified performance goals, as modified up or down by up to 25% at the end of the three year performance cycle for the Carnival Corporation & plc’s total shareholder return rank relative to its peers. If the TSR modifier increase applies, the maximum payout would be 187.5% of target.

(9)	Restrictions lapse on April 13, 2014.
(10)	Restrictions lapse on April 11, 2015.
(11)	Restrictions lapse on May 22, 2016.
(12)

Market value is based on target performance assuming 100% payout on the special PBS grant to Mr. Donald as at November 29, 2013. This equity incentive award is based on Compound Annual Growth Rate (“CAGR”) of Carnival Corporation’s total shareholder return over the three-year period ending October 14, 2016. Mr. Donald may receive a number of shares valued at up to eight times the initial target value of the grant based on the CAGR growth of the closing price of a share of Carnival Corporation common stock on the date of grant compared to the 90-day average price of a share of Carnival Corporation common stock as at the end of the three-year period.

(13)	Restrictions lapse on October 8, 2015.

Option Exercises and Stock Vested for Fiscal 2013

The following table provides information for the named executive officers on (1) option exercises during fiscal 2013, including the number of shares acquired on exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted shares and RSUs and the value realized, each before the payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Micky Arison	120,000	325,200	102,551	4,008,206
Arnold W. Donald	0	0	3,088	103,710
David Bernstein	0	0	15,817	618,207
Gerald R. Cahill	30,000	81,300	34,966	1,332,162
Howard S. Frank	0	0	130,090	4,877,462
Michael Thamm	0	0	5,290	215,349

(1)

The value realized on exercise represents the difference between the exercise price of the options and the fair market value of Carnival Corporation shares at exercise. The fair market value of Carnival Corporation shares realized on exercise or vesting has been determined using the average of the highest and lowest sale prices reported as having occurred on the New York Stock Exchange on the date of exercise in the case of options or the vesting date in the case of stock. The fair market value of Carnival plc shares realized on vesting has been determined using the average of the highest and lowest sale prices reported as having occurred on the London Stock Exchange on the date of vesting. The value for Carnival plc shares has been converted from sterling into U.S. dollars based on the February 1, 2013 exchange rate of $1.58:£1.

Pension Benefits in Fiscal 2013

The following table provides information regarding defined benefit retirement plan benefits for each of the named executive officers. Messrs. Arison, Cahill and Frank participate in the Retirement Plan. Mr. Frank also participates in the Carnival SERP.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
Micky Arison	Retirement Plan	30	1,823,115	47,911
Arnold W. Donald	None	—	—	—
David Bernstein	None	—	—	—
Gerald R. Cahill	Retirement Plan	19	4,478,537	763,428
Howard S. Frank	Retirement Plan Carnival SERP	30 25	— —	— —
Michael Thamm	None	—	—	—

(1)

Credited service for benefit calculation purposes under the Retirement Plan and the Carnival SERP is limited to 30 and 25 years, respectively, although actual credited service for Messrs. Arison and Frank exceeds these amounts. In consideration of Mr. Frank’s forfeiture of retirement benefits from his prior employer, in April 1995, the Carnival Corporation Compensation Committee approved an agreement with Mr. Frank whereby Carnival Corporation agreed to compensate Mr. Frank upon his retirement for benefits he would have received if he had been credited with an additional 13 years of service in addition to the actual years of credited service. At this time, Mr. Frank only accrues benefits if his final average earnings increase during the year because he already has more than 30 years of credited service.

(2)

The present value of benefits was calculated based on the interest assumptions used to calculate the fiscal 2013 year end liabilities for each of the plans as disclosed in note 12 to the financial statements in the Carnival Corporation & plc joint Annual Report on Form 10-K for the year ended November 30, 2013. Specifically, for the Retirement Plan, benefits are assumed payable as lump sums at the later of age 65 or current age. Lump sums were calculated using an interest rate of 4.25% and the 1994 Group Annuity Reserving Table used to determine lump sum payments in 2013. They were then discounted to the current age using an interest rate of 2.65%. Due to taxation issues created by the adoption of Section 457A, Retirement Plan benefits accrued as of December 31, 2008 will be paid as lump sums at the earlier of retirement or December 31, 2017.

(3)	The benefits accrued after December 31, 2008 are being paid annually as a lump sum pursuant to an amendment to the Retirement Plan adopted in light of Section 457A.

Carnival Corporation & plc operate various group pension programs for its executives in which the named executive officers also participate. Under the Carnival plc pension plans, in line with UK best practice, pension benefits are based solely on base salary and no other elements of compensation are taken into account when determining pension benefits. Under the Carnival Corporation pension programs, base salaries and annual cash bonuses are used to determine pension benefits.

Messrs. Arison, Cahill and Frank participate in the Retirement Plan. The Retirement Plan is unfunded and is not qualified for U.S. tax purposes. Benefits under the Retirement Plan are calculated based on age, length of service with Carnival Corporation and the average of a participant’s five highest consecutive years of compensation out of the last ten years of service. The benefit formula provides an annual benefit accrual equal to 1% of the participant’s earnings for the year up to “covered compensation” plus 1.6% of earnings for the year in excess of covered compensation then multiplied by the participant’s years of service up to a maximum of 30 years of credited service. “Covered compensation” may vary over the years based in part on changes in the Social Security taxable wage base. Covered compensation in fiscal 2013 for Messrs. Arison, Cahill and Frank was $72,408, $77,124 and $51,348, respectively. The elements of compensation to determine their benefits are their base salary and annual cash bonus. Each of Messrs. Arison, Cahill and Frank are vested in their respective benefit in accordance with the terms of the Retirement Plan. As a result of the adoption of Section 457A, benefits under the Retirement Plan will be paid as elected by the participant as a lump sum or monthly payments on or prior to the earlier of separation from employment, retirement or December 31, 2017. Annual accruals are paid in a lump sum each March up through 2017. During fiscal 2013, Messrs. Arison and Cahill received the present value of their 2012 annual accruals of $47,911 and $763,428, respectively, as a lump sum. The normal form of payment is a continuous and certain annuity for five years. Benefits payable in other forms are actuarially equivalent. At December 1, 2013, the accrued annual benefit for fiscal 2013 payable as a five-year certain and continuous annuity under the Retirement Plan to Messrs. Arison and Cahill are $141,504 and $332,135, respectively, for benefits earned before December 31, 2008 and $3,471 and $40,984, respectively, for benefits earned during fiscal 2013. At December 1, 2013, Mr. Frank does not have any unpaid benefits under the Retirement Plan because he previously received the present value of his accrued benefits earned before December 31, 2008 and did not accrue any additional benefit during fiscal 2013.

The Retirement Plan provides a reduced early retirement benefit at age 55 after completion of 15 years of service. The normal retirement age under the Retirement Plan is age 65. Benefits under the Retirement Plan are reduced by 6% for each year (  1/2% for each month) that the participant retires before age 65. Mr. Arison and Mr. Cahill are currently eligible for early retirement under the Retirement Plan.

Mr. Frank also participates in the Carnival SERP. The Carnival SERP is also unfunded and is not qualified for U.S. tax purposes. The Carnival SERP provides a benefit equal to 50% of Mr. Frank’s highest cash compensation in any 12 month period within the last 60 months offset by any benefit payable under the Retirement Plan and Social Security benefits. As a result of Section 457A, benefits under the Carnival SERP are paid as a lump sum each January following the year of the accrual up through 2017. Mr. Frank received the present value of his accrued benefits earned before December 31, 2007 in 2008 and has not accrued additional SERP benefits since then as his cash compensation continues to be less than his 2007 cash compensation.

Carnival Corporation has a benefit limitation policy for the Retirement Plan that only applies to Mr. Arison. The annual compensation covered by the Retirement Plan for the calendar year 2013 for Mr. Arison has been limited to $376,826. Based on Mr. Arison’s level of compensation and his 30 credited years of service, the annual estimated benefits payable under the Carnival Corporation Retirement Plan to Mr. Arison at age 65 would be a life annuity (five-year certain benefit) $141,504 or a lump sum of $1,800,200. This lump sum is equal to the present value of his December 31, 2008 accrued benefit. The benefits accrued after December 31, 2008 are being paid annually as a lump sum pursuant to an amendment to the Retirement Plan adopted in light of Section 457A. The Retirement Plan does not reduce benefits on account of Social Security (or any other benefit), other than as reflected in the benefit formula that is integrated with Social Security.

Mr. Donald, Mr. Bernstein and Mr. Thamm do not participate in any defined benefit pension plans sponsored by Carnival Corporation or Carnival plc. Mr. Donald and Mr. Bernstein are not eligible to participate in the Retirement Plan because it was closed to participation prior to their commencement of employment.

Nonqualified Deferred Compensation in Fiscal 2013

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Micky Arison	0	0	0	0	0
Arnold W. Donald	0	0	0	0	0
David Bernstein	0	0	20,245	0	183,684
Gerald R. Cahill	0	0	1,339,381	0	10,079,252
Howard S. Frank	0	0	0	0	0
Michael Thamm	0	0	0	0	0

Carnival Corporation has established the Savings Plan, which is a nonqualified defined contribution plan for U.S. tax purposes. Until December 31, 2008, Messrs. Arison, Cahill, Bernstein and Frank could defer salary and/or bonus amounts into the Savings Plan. As described in the section of the Compensation Discussion and Analysis entitled “Impact of Regulatory Requirements on Compensation,” effective January 1, 2009, they could no longer defer any salary or bonus amounts into the Savings Plan. No company contributions were made on behalf of Messrs. Arison, Cahill and Frank since they participated in the Retirement Plan. Although the Savings Plan is unfunded, Carnival Corporation has established a “rabbi trust” that holds any executive deferrals and company contributions to the Savings Plan.

Benefits are paid based on the participant’s form and timing elections made in accordance with applicable Section 409A Treasury Regulations. Benefits are based on the participant’s deferrals of cash compensation and associated earnings and losses based on the investment allocation selected by the participant. The investment options available to participants in the Savings Plan are identical to those available to participants in the 401(k) Plan, except for the Standard & Poor’s index fund and money market investment options. A participant may change his or her investment allocation at any time.

Because Mr. Bernstein is not a participant in the Retirement Plan, which was closed to participation prior to his commencement of employment, for every dollar each of Mr. Bernstein deferred into the Savings Plan prior to January 1, 2009, Carnival Corporation matched 50% up to the lower of (i) 50% of the U.S. Internal Revenue Service qualified plan limitation or (ii) 6% of his eligible pay. “Eligible pay” includes regular pay (before any pre-tax contributions from his pay and taxes) and bonus. Carnival Corporation may also make profit sharing contributions into the Savings Plan based upon his eligible pay and years of service according to the following schedule:

Years of Service	Award (% of Eligible Pay)
Less than 2	0%
2-5	1%
6-9	2%
10-13	3%
14-16	5%
17-19	7%
20-22	9%
23-25	12%
26 and over	15%

As of November 30, 2013, Mr. Bernstein had 16 years of service.

Following the promulgation of Section 457A, salary and bonus deferrals into the Savings Plan are no longer permitted. As a result, Mr. Bernstein and all other Savings Plan participants who are deemed highly compensated employees under IRS regulations are paid the equivalent of their annual matching award (less any amount actually contributed by Carnival Corporation to the 401(k) Plan on their behalf as a matching contribution) and profit sharing contribution as additional cash compensation. The effect of this change will result in no additional benefit for Mr. Bernstein and will not result in a material incremental cost to Carnival Corporation.

As of his hire date, Mr. Donald was eligible to participate in the 401(k) Plan. However, Mr. Donald is not currently participating in the 401(k) Plan. Once Mr. Donald begins participation in the 401(K) Plan and upon completion of one year of service, he will be paid the equivalent of his annual matching award (less any amount actually contributed by Carnival Corporation to the 401(k) Plan on his behalf as a matching contribution) as additional cash compensation. He will be eligible to receive profit sharing contributions upon completion of two years of service, which will also be paid as additional cash compensation.

Additional information with respect to pension plan arrangements for Carnival plc for the year ended November 30, 2013 is included in Part I of the Carnival plc Directors’ Remuneration Report included in this proxy statement as the Compensation Discussion and Analysis and Part II of the Carnival plc Directors’ Remuneration Report, which is attached as Annex B to this proxy statement.

Potential Payments Upon Termination or Change of Control

Each of our named executive officers may be eligible to receive certain payments and benefits in connection with termination of employment under various circumstances. The potential benefits payable to our named executive officers in the event of termination of employment under various scenarios on November 30, 2013 are described below.

In addition to benefits described below, the named executive officers will be eligible to receive any benefits accrued under Carnival Corporation & plc broad-based benefit plans, such as distributions under life insurance and disability benefits and accrued vacation pay, in accordance with those plans and policies. These benefits are generally available to all employees. Our named executive officers will also be eligible to receive any account balances at the fiscal 2013 year-end under our nonqualified deferred compensation plans and programs as set forth in the “Nonqualified Deferred Compensation in Fiscal 2013” table in accordance with their payout election. Our named executive officers will also be eligible to receive any vested benefits under our pension programs upon termination of employment in accordance with those plans and policies. These benefits are described in the “Pension Benefits in Fiscal 2013” table and the description that follows that table. There are no special or enhanced executive benefits under our pension and nonqualified deferred compensation plans and programs, and all of our named executive officers are fully vested in those benefits.

Cash Severance Benefits

It is the policy of the Compensation Committees for executive officers to have notice periods, if any, of not more than 12 months in duration. Following U.S. accepted practice on remuneration; the Compensation Committees ordinarily do not enter into service contracts with U.S. executives. The Compensation Committees may make an exception to this practice where they believe doing so would be in the best interests of Carnival Corporation and Carnival plc and their shareholders. The Compensation Committees will continue to have regard to the individual circumstances of each case taking account of best practice in the UK and the U.S. and the expected cost to Carnival Corporation & plc of any termination of an executive’s employment arrangements.

Accordingly, Messrs. Arison, Bernstein, Cahill and Frank have no employment agreements and no entitlement to severance except for possible retention of unvested options and restricted share grants depending on the circumstances of their separation of employment discussed below.

Mr. Donald and Mr. Thamm are the only named executive officers with employment agreements providing cash severance and other benefits. In addition, in the Compensation Discussion & Analysis, the boards of directors provided Mr. Frank with a severance package upon his retirement. The table below detailed the various payments associated with certain termination events and, in Mr. Frank’s case, provides actual payments associated with his retirement on November 30, 2013. Payment outcomes associated with the treatment of equity is detailed below in the section entitled “Potential Value of Equity Grants upon Termination of Employment or Change of Control.”

Post-Employment Cash Compensation Obligations to Mr. Donald

Upon termination of Mr. Donald’s employment during the three-year term, Mr. Donald shall be entitled to certain payments. If Mr. Donald’s employment is terminated by Carnival Corporation & plc for cause (as defined in Mr. Donald’s employment agreement) or by Mr. Donald other than for good reason (as defined in the employment agreement), Carnival Corporation & plc shall pay Mr. Donald all amounts earned or accrued through the termination date. If Mr. Donald’s employment with Carnival Corporation & plc is terminated by reason of his death or disability, Carnival Corporation & plc shall provide Mr. Donald with benefits or payments under any applicable disability or life insurance benefit plans, programs or arrangements maintained by Carnival Corporation & plc, which benefits shall be provided and amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. If Mr. Donald’s employment by Carnival Corporation & plc shall be terminated by Carnival Corporation & plc other than for cause, death or disability, or by Mr. Donald for good reason, then Mr. Donald shall be entitled to (i) severance pay equal to one times his base salary and target bonus for the year of termination (or, if terminated prior to October 14, 2014, one and a half times that amount); and (ii) continued medical and dental coverage for up to 18 months. If Mr. Donald is terminated after a qualifying change in control event, he would also be eligible to receive cash severance in an amount equal to two times the sum of his base salary and target bonus for the year of termination. In the event any benefit payments to which Mr. Donald is entitled to upon a change in control are subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, Carnival Corporation & plc shall not reimburse Mr. Donald for any such taxes; instead, such benefits shall be either paid to Mr. Donald or reduced to avoid such excise taxes.

Post-Employment Compensation Obligations to Mr. Thamm

Mr. Thamm is eligible to receive 12 months of base salary plus his target bonus if his employment is terminated as compensation for his non-competition and non-solicitation obligations. If Mr. Thamm’s employment had terminated on November 30, 2013, he would have received a payment equal to one year’s base salary of $924,000 plus a bonus equal to his target bonus of $1,188,000. These amounts would be payable in euros. His potential compensation has been converted into U.S. dollars at the average exchange rate of the dollar for fiscal 2013 of $1.32: €1.

Cash and Benefit Payments

The following table and footnotes quantify the cash compensation or value of benefits that Mr. Donald and Mr. Thamm, the only named executive officers with employment agreements, would receive upon various scenarios for termination of employment or a change in control. The amounts shown assume the event that triggered the treatment occurred on November 30, 2013. The table does not include amounts they would be entitled to without regard to the circumstances of termination, such as accrued compensation.

Estimated Cash and Benefit Payments Upon Termination of Employment or Change of Control

Name	Benefit	Termination without Cause ($)	Voluntary Termination (without Good Reason) ($)	Voluntary Termination (with Good Reason) ($)	Death or Disability ($)	Change of Control ($)
Arnold W. Donald	Separation Payment	3,187,500	0	3,187,500	0	4,250,000
	Post-Employment Benefits(1)	78,160	0	78,160	0	104,213

	TOTAL	3,265,660		3,265,600		4,354,213

Michael Thamm	Non-Competition Compensation	2,112,000	2,112,000	2,112,000	2,112,000	2,112,000

	TOTAL	2,112,000	2,112,000	2,112,000	2,112,000	2,112,000

(1)	Includes medical, dental, group life, accidental death or dismemberment, and long-term disability insurance premiums.

Equity-Based Compensation

Vesting of options, restricted shares and RSUs upon termination of a named executive officer’s employment is dependent upon the reasons the named executive officer is terminated, the terms of the respective equity plan and the associated equity grant agreement. Equity grants made to Messrs. Donald, Bernstein, Cahill and Thamm are subject to the same terms as all other participants generally, except as described below. Mr. Arison and Mr. Frank have Executive Long-Term Compensation Agreements that provide for accelerated or continued vesting of grants upon termination of employment under certain circumstances described below. Absent an Executive Long-Term Compensation Agreement or an employment and/or equity grant agreement specifying a different treatment, equity grants held by named executive officers will be treated according to the respective provisions of the plans described further below.

Carnival Corporation 2011 Stock Plan

All named executive officers except Mr. Thamm receive equity grants under the Carnival Corporation 2011 Stock Plan. The terms of the Carnival Corporation 2011 Stock Plan and the equity grant agreements applicable to participants generally provide that upon termination for death or disability all unvested equity grants will immediately vest. Upon retirement, grants continue to vest according to their terms as though employment had not ended; provided, however, that as each participant reaches retirement age 50% of the grant will immediately vest, if such participant becomes subject to tax withholding at that time. Retirement is defined as voluntary termination of an employee being at least 60 years of age with 15 years of service or at least 65 years of age with five years of service. Upon involuntary termination within 12 months of a change of control, all options become immediately exercisable and the restricted period on all restricted shares and RSUs immediately expires. Change of control means the occurrence of any of the following (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (A) the then outstanding shares of common stock of Carnival Corporation or (B) the combined voting power of the then outstanding voting securities of Carnival Corporation and Carnival plc entitled to vote generally in the election of directors, except that this provision does not apply to affiliated companies or the Arison family, (ii) incumbent directors cease to constitute at least a majority of the boards of directors, (iii) the dissolution or liquidation of Carnival Corporation, (iv) the sale, transfer or other disposition of all or substantially all of the business or assets of Carnival Corporation, or (v) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving Carnival Corporation that requires the approval of the shareholders, whether for such transaction or the issuance of securities in the transaction.

All of the equity grant made to participants, including the named executive officers, contain claw back and forfeiture provisions in the event of a violation of confidentiality and non-compete provisions (which restrict them from competing with Carnival Corporation & plc for the remainder of the award’s vesting period) or fraud or conduct contributing to any financial restatements or irregularities.

Carnival Corporation 2002 Stock Plan

All named executive officers except Mr. Donald and Mr. Thamm received equity grants under the Carnival Corporation 2002 Stock Plan. The terms of the Carnival Corporation 2002 Stock Plan and the equity grant agreements applicable to participants generally provide that upon termination for death or disability all unvested equity grants will immediately vest. Upon retirement, grants continue to vest according to their terms as though employment had not ended; provided, however, that as each participant reaches retirement age after December 31, 2008 the grant will immediately vest as to 50% of the grant if such participant becomes subject to tax withholding at that time. For equity grants made prior to December 2008, retirement is defined as voluntary termination of an employee being at least 55 years of age with 15 years of service or at least 65 years of age with five years of service. In December 2008, the Compensation Committees amended the definition of retirement to increase the retirement age to 60 years of age with 15 years of service or at least 65 years of age with five years of service. Upon voluntary termination prior to qualifying for retirement, all unvested equity grants are forfeited. Upon a change of control, all options become immediately exercisable and the restricted period on all restricted shares and RSUs immediately expires. Change of control means the occurrence of any of the following (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (A) the then outstanding shares of common stock of Carnival Corporation or (B) the combined voting power of the then outstanding voting securities of Carnival Corporation and Carnival plc entitled to vote generally in the election of directors, except that this provision does not apply to affiliated companies or the Arison family, (ii) incumbent directors cease to constitute at least a majority of the boards of directors, (iii) the dissolution or liquidation of Carnival Corporation, (iv) the sale, transfer or other disposition of all or substantially all of the business or assets of Carnival Corporation, or (v) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving Carnival Corporation that requires the approval of the shareholders, whether for such transaction or the issuance of securities in the transaction.

All of the outstanding restricted share and RSU grants made to participants, including the named executive officers contain confidentiality and non-compete provisions (which restrict them from competing with Carnival Corporation for the remainder of the award’s vesting period). If they breach either of these provisions, they will forfeit the right to receive all unvested restricted share and RSU grants.

Carnival Corporation 2001 Outside Director Stock Plan

Mr. Donald is the only named executive officer that holds outstanding options under the Carnival Corporation 2001 Outside Director Stock Plan by virtue of his prior status as a non-executive director. The terms of the Carnival Corporation 2001 Outside Director Stock Plan and the equity grant agreements applicable to participants generally provide that upon termination for death or disability all unvested equity grants will immediately vest. Upon termination for any other reason, equity grants continue to vest according to their terms.

Individual Arrangements Related to Equity Grants under the Carnival Corporation 2002 Stock Plan and Carnival Corporation 2011 Stock Plan

Micky Arison. In 1998, Mr. Arison entered into a Executive Long-Term Compensation Agreement with Carnival Corporation that contain additional provisions pertaining to all of his equity grants under the Carnival Corporation 2002 Stock Plan and the Carnival Corporation 2011 Stock Plan. This agreement includes provisions that differ from the standard terms of the plan described above that result in the vesting of grants upon termination of employment under certain circumstances. If his employment is terminated without cause, restricted shares granted will vest in 33.33% annual installments on each of the first through third anniversaries of the date the restricted shares were granted.

In December 2008, the Executive Long-Term Compensation Agreement with Mr. Arison was amended to change the age after which Mr. Arison may voluntarily terminate his employment and be eligible to continue to vest in the equity grants made to him under the agreement from 60 to 65 years of age. If Mr. Arison’s employment terminates due to diagnosis of a terminal medical condition or if Mr. Arison voluntarily terminates his employment after attaining age 65, all of his outstanding restricted share grants will continue to vest according to their original vesting schedule. For purposes of the agreement, “cause” is defined as any action or inaction which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by the boards of directors.

If Mr. Arison voluntarily terminates his employment within 14 days of notice that the Compensation Committees elect to reduce the number of restricted shares granted under the agreement by more than 25%, then his restricted share grants will vest according to an alternate vesting schedule. The alternate vesting schedule allows Mr. Arison to retain 33.33% per year beginning with the first anniversary date of the restricted shares grant. Any restricted shares remaining unvested after application of this alternate vesting schedule are forfeited. If Mr. Arison voluntarily terminates his employment before age 65, all unvested restricted shares are forfeited. If termination occurs before the first anniversary date of the grant, all restricted shares are forfeited.

Arnold Donald, David Bernstein and Gerald R. Cahill. The terms of Mr. Donald, Mr. Bernstein and Mr. Cahill’s restricted stock agreement provide that if their employment is terminated without cause or they voluntarily terminate due to a diagnosis of terminal medical condition, the restricted shares will continue to vest according to their original vesting schedule. For purposes of the agreement, “cause” is defined as any action or inaction which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by the boards of directors.

Special RSU Grant to Arnold Donald. Pursuant to the terms of his employment agreement, Mr. Donald received a one-time special PBS grant. The terms of the special PBS grant provide that if Mr. Donald’s employment is terminated without cause (as defined in the employment agreement) or by Mr. Donald for good reason (as defined in the employment agreement), he will vest in the target number of special PBS grant on a pro-rata basis as of the date of termination. In addition, in the event of a change in control, the special PBS grant would be pro-rated as of the date of the change in control.

Carnival plc Executive Share Option Plan

Mr. Thamm is the only named executive officer that holds outstanding options under this plan. Mr. Thamm receives the same treatment as other Carnival Executive Share Option Plan participants generally. Under the terms of the plan and Mr. Thamm’s equity agreements, upon termination for cause or voluntary termination, all options will be forfeited. Upon change of control or termination of employment for retirement, injury, disability, ill health or termination by Carnival plc without cause, all options will remain exercisable. Change of control is defined to mean (i) a person, alone or in concert with others making a general offer to acquire the whole of the share capital of Carnival plc, (ii) a person becoming bound or entitled to give notice under sections 428 to 430F of the Companies Act 1985 to acquire shares, (iii) a court directing that a meeting of the holders of shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement of Carnival plc or its amalgamation with any other company or companies and the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the court, or (iv) notice being duly given of a resolution for the voluntary winding-up of Carnival plc. Cause is not specifically defined in this plan.

Carnival plc 2005 Employee Share Plan

Mr. Thamm is the only named executive officer who receives grants under the Carnival plc 2005 Employee Share Plan. Mr. Thamm receives the same treatment under the Carnival plc 2005 Employee Share Plan as other participants generally for grants made through fiscal 2011, except as described in the section entitled “Individual Arrangements Related to Equity Grants under the Carnival plc Equity Plans.” All grants vest upon termination of employment for death or disability. Upon retirement, all grants will continue to vest according to their terms as if employment had not been terminated. For equity grants made prior to December 2008, retirement is defined as voluntary termination of an employee being at least 55 years of age with 15 years of service or at least 65 years of age with five years of service. In December 2008, the Compensation Committees amended the definition of retirement to increase the retirement age to 60 years of age with 15 years of service. Upon a change of control, all grants will vest. Change of control is defined to mean the occurrence of any of the following (i) a person (either alone or together with any person acting in concert with him) obtaining control of Carnival plc as a result of a general offer or otherwise for the whole of the share capital of Carnival plc (other than those shares which are already owned by him and/or any person acting in concert with him), (ii) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (A) the then outstanding shares of Carnival plc or (B) the combined voting power of the then outstanding voting securities of Carnival plc entitled to vote generally in the election of directors, except that this provision does not apply to affiliated companies or members of the Arison family, (iii) incumbent directors cease to constitute at least a majority of the boards of directors, (iv) a person becoming bound or entitled to give notice under sections 428 to 430F of the Companies Act 1985 to acquire shares, (v) a court directing that a meeting of the holders of shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement of Carnival plc or its amalgamation with any other company or companies and the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the court, (vi) notice being duly given of a resolution for the voluntary winding-up of Carnival plc, (vii) the sale, transfer or other disposition of all or substantially all of the business or assets of Carnival plc, or (viii) the completion of a reorganization, recapitalization, merger, consolidation, share exchange or similar form of corporate transaction involving Carnival plc that requires the approval of the shareholders, whether for such transaction or the issuance of securities in the transaction.

All of the equity grants made to the named executive officers in February 2008 and thereafter contain confidentiality and non-compete provisions that restrict them from competing with Carnival plc. If they breach either of these provisions, they will forfeit the right to receive all unvested and unexercised equity grants.

Individual Arrangements Related to Equity Grants under the Carnival plc Equity Plans

Michael Thamm. The terms of Mr. Thamm’s RSU agreement for RSUs granted in October 2012 and thereafter provide that if his employment is terminated without cause or he voluntarily terminates due to diagnosis of a terminal medical condition, the RSU grant will continue to vest according to its original vesting schedule.

Potential Value of Equity Grants Upon Termination of Employment or Change of Control

The following chart shows the value of all outstanding option, restricted share and RSU grants that would have become vested, or that could have continued to vest, subject to any non-compete and confidentiality requirement, for termination of employment or upon a change of control as of November 30, 2013. All option grants are fully vested. No termination of employment is required to trigger acceleration upon a change of control, except for grants made under the Carnival Corporation 2011 Stock Plan. For this purpose, options were valued as the difference between the closing price of Carnival Corporation common stock or Carnival plc ordinary shares, as applicable, as of that date and the applicable exercise price of the options. Restricted shares and RSUs were valued based on the closing price of Carnival Corporation common stock or Carnival plc ordinary shares, as applicable, as of that date. The value for Carnival Corporation common shares is based on $36.11, which is the closing price reported as having occurred on the New York Stock Exchange on November 29, 2013 and the value for Carnival plc ordinary shares is based on $36.40, which is the closing price reported as having occurred on the London Stock Exchange on November 29, 2013 of £22.33, which has been converted at November 29, 2013 exchange rate of $1.63:£1. The value of options includes only those options with an exercise price above these closing prices. As described above, certain options, restricted shares or RSUs do not vest upon termination of employment, but continue to vest over time according to the terms of the relevant equity plan, or Executive Long-Term Compensation, employment, service or equity agreements. The true value of these equity grants for future vesting periods is subject to market fluctuations occurring over time.

Estimated Potential Value of Equity Grants

Name	Termination without Cause ($)	Voluntary Termination (without Good Reason) ($)	Voluntary Termination (with Good Reason) ($)	Retirement ($)	Death or Disability ($)	Voluntary Termination upon Diagnosis of Terminal Medical Condition ($)	Change of Control ($)
Micky Arison	8,384,778	0	0	0	10,058,128	8,384,778	9,256,654
Arnold W. Donald	384,174	384,174	529,026	384,174	1,053,981	384,174	5,333,772
David Bernstein	1,660,518	0	0	0	2,146,246	1,660,518	1,969,295
Gerald R. Cahill	1,613,142	1,613,142	0	1,613,142	1,979,081	1,613,142	1,843,235
Michael Thamm	412,776	0	0	0	1,172,747	412,776	1,233,887

Total	12,455,389	1,997,316	529,026	1,997,316	16,410,183	12,455,389	19,636,843

Mr. Frank’s Separation and Consulting Arrangements

Mr. Frank retired effective November 30, 2013. On January 27, 2014, Carnival Corporation and Carnival plc entered into a separation agreement (the “Separation Agreement”) with Mr. Frank, former Chief Operating Officer. In addition, on January 27, 2014, Carnival Corporation and Carnival plc entered into a consulting agreement (the “Consulting Agreement”) regarding Mr. Frank’s role as special advisor to the President and Chief Executive Officer and the Chairman.

Under the Separation Agreement, Mr. Frank received benefits as follows: (1) a lump sum of $7,500,000; (2) his annual cash bonus for fiscal 2013 based on the formula used for other executives, which includes Mr. Frank’s annual performance review; (3) his benefit, if any, under the Carnival Corporation Nonqualified Retirement Plan and the Carnival Corporation Supplemental Executive Retirement Plan, in accordance with the terms of such arrangements. In addition, under the Separation Agreement, medical and dental coverage will be provided to Mr. Frank and his spouse, for their lifetimes, equivalent to the coverage provided to active senior-level executives of Carnival Corporation & plc, to the extent permissible under applicable law. Mr. Frank shall pay for such coverage to the extent active executives pay for such coverage. Pursuant to the Separation Agreement, Mr. Frank is subject to three year non-competition, non-solicitation and confidentiality provisions.

Under the terms of the Consulting Agreement, Mr. Frank will receive $575,000 per year as compensation for all services provided to Carnival Corporation and Carnival plc and their affiliates. The term of the Consulting Agreement is 12 months and will renew automatically unless either party provides 60 days’ notice.

Mr. Frank will retain his TBS grants under the terms of his Long-Term Compensation Agreement, the 2002 Stock Plan and the respective TBS grant agreements. Release of the TBS grants will not be accelerated. Mr. Frank will retain the right to participate in his PBS grants according to their terms during the term of his Consulting Agreement.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

PricewaterhouseCoopers LLP were the auditors of Carnival Corporation & plc during fiscal 2013 and fiscal 2012. Aggregate fees for professional services rendered to Carnival Corporation & plc by PricewaterhouseCoopers LLP for the years ended November 30, 2013 and 2012 were as follows (in millions):

	2013		2012
Audit Fees	$5.4		$5.3
Audit-Related Fees	0.0	(1)	0.0
Tax Fees	0.0	(1)	0.0	(1)
All Other Fees	0.1		0.2

Total	$5.5		$5.5

(1)	Less than $50,000

Audit Fees for 2013 and 2012 were for professional services rendered for the integrated audits of the Carnival Corporation & plc consolidated financial statements and system of internal control over financial reporting, quarterly reviews of our joint Quarterly Reports on Form 10-Q, the audits of the Carnival plc IFRS annual consolidated financial statements, consents, comfort letters, registration statements, statutory audits of various international subsidiaries and other agreed-upon procedures.

Audit-Related Fees for 2013 were for services performed on one of our pension plans. There were no Audit-Related Fees for 2012.

Tax fees for 2013 and 2012 were for international tax research.

All Other Fees for 2013 and 2012 were primarily for consulting and other services.

All of the services described above were approved by the Audit Committees, and in doing so, the Audit Committees did not rely on the de minimis exception set forth in Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Certified Public Accounting Firm

In December 2003, the Audit Committees adopted Key Policies and Procedures which address, among other matters, pre-approval of audit and permissible non-audit services provided by the independent registered certified public accounting firm. The Key Policies and Procedures require that all services to be provided by the independent registered certified public accounting firm must be approved by the Audit Committees prior to the performance of such services. The Audit Committees consider whether the services requested are consistent with the rules of the SEC on auditor independence.

REPORT OF THE AUDIT COMMITTEES

Carnival Corporation and Carnival plc are two separate legal entities and, therefore, each has a separate board of directors, each of which in turn has its own Audit Committee. In accordance with their charter, each Audit Committee assists the relevant board of directors in carrying out its oversight of:

•	the integrity of the relevant financial statements;

•	Carnival Corporation and Carnival plc’s compliance with legal and regulatory requirements, other than requirements related to HESS;

•	the auditors’ qualifications and independence; and

•	the performance of Carnival Corporation & plc’s internal audit functions and independent auditors.

Both Audit Committees are subject to the audit committee independence requirements under the corporate governance standards of the New York Stock Exchange and relevant SEC rules, and the Audit Committee of Carnival plc is also subject to the requirements of the UK Corporate Governance Code. The two Audit Committees have identical members and each currently consists of four independent (as defined by the listing standards of the New York Stock Exchange, SEC rules and the UK Corporate Governance Code), non-executive directors. The Carnival Corporation board of directors has determined that Richard J. Glasier is both “independent” and an “audit committee financial expert,” as defined by SEC rules. In addition, the Carnival plc board of directors has determined that Mr. Glasier has “recent and relevant financial experience” for purposes of the UK Corporate Governance Code.

Management has primary responsibility for Carnival Corporation & plc’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements. Carnival Corporation & plc’s independent auditor is responsible for performing an independent audit of those financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committees are responsible for monitoring and overseeing the financial reporting process and the preparation of consolidated financial statements and for supervising the relationship between Carnival Corporation & plc and its independent auditor, as well as reviewing the group’s systems of internal controls and compliance with the group Code of Business Conduct and Ethics. The Audit Committees have met and held discussions with management of Carnival Corporation & plc and the independent auditor. In this context, management represented to the Audit Committees that Carnival Corporation & plc’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committees (i) reviewed and discussed Carnival Corporation & plc’s audited consolidated financial statements for the year ended November 30, 2013 with Carnival Corporation & plc’s management and with Carnival Corporation & plc’s independent auditor; (ii) discussed with Carnival Corporation & plc’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Carnival Corporation & plc’s independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committees concerning independence and discussed with Carnival Corporation & plc’s independent auditor the independent auditors’ independence. The Audit Committees also considered whether the provision to the relevant entity by the independent auditor of non-audit services was compatible with maintaining the independence of the independent auditor. Based on the reviews and discussions described above, the Audit Committees recommended to the boards of directors that the audited consolidated financial statements of Carnival Corporation & plc be included in Carnival Corporation & plc’s Annual Report on Form 10-K for the year ended November 30, 2013 for filing with the SEC.

The Audit Committee of Carnival Corporation	The Audit Committee of Carnival plc
Richard J. Glasier, Chairman	Richard J. Glasier, Chairman
Stuart Subotnick	Stuart Subotnick
Laura Weil	Laura Weil
Randall J. Weisenburger	Randall J. Weisenburger

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

It is our practice to review all relationships and transactions in which Carnival Corporation & plc and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Legal and Global Accounting and Reporting Services Departments are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions in which the amount involved exceeds $120,000 in which Carnival Corporation & plc was or is to be a participant and a related person had or will have a direct or indirect material interest are disclosed in our proxy statement. In addition, in accordance with our Schedule of Matters Reserved to the Boards and their Committees for their Decision, the boards review and approve or ratify any related person transaction involving (1) a director regardless of the amount and (2) a non-director executive officer with an aggregate value in excess of $50,000.

In the course of its review and approval or ratification of a related person transaction, the boards may consider the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Carnival Corporation & plc;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the boards deem appropriate.

Any member of the boards who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the board that considers the transaction.

Transactions with Related Persons

Transactions with Micky Arison. Micky Arison, our Chairman, is also the Chairman, President and the indirect sole shareholder of FBA II, Inc., the sole general partner of Miami Heat Limited Partnership (“MHLP”), the owner of the Miami Heat, a professional basketball team. He is also the indirect sole shareholder of Basketball Properties, Inc., the sole general partner of Basketball Properties, Ltd. (“BPL”), the manager and operator of the American Airlines Arena. Pursuant to a three-year advertising and promotion agreement between Carnival Cruise Lines, MHLP and BPL, Carnival Cruise Lines paid approximately $562,000 during fiscal 2013. In addition, Carnival Cruise Lines paid approximately $203,700 to complete the Carnival Cruise Lines-sponsored restaurants in the arena. Carnival Cruise Lines also paid approximately $5,500 for in-game promotions to publicize Carnival Cruise Lines during Miami Heat games.

Registration Rights. Pursuant to a letter agreement (the “Trust Registration Rights Agreement”) dated July 11, 1989, Carnival Corporation granted to the Ted Arison Irrevocable Trust (the “Irrevocable Trust”) and the Arison Children’s Irrevocable Trust (the “Children’s Trust,” and together with the Irrevocable Trust, the “Trusts”) certain registration rights with respect to certain shares of Carnival Corporation common stock held for investment by the Trusts (the “Shares”). The beneficiaries of the Trusts included the children of Ted Arison, including Micky Arison, our Chairman, and Shari Arison. Effective December 26, 1991, the Children’s Trust was divided into three separate continued trusts, including continued trusts for Micky Arison, Shari Arison and Michael Arison.

Under the Trust Registration Rights Agreement, Carnival Corporation has granted the Trusts demand and piggyback registration rights. Carnival Corporation is not required to effect any demand registration unless all of the Shares owned by either of the Trusts are included in the demand. Carnival Corporation has agreed to bear all expenses relating to such demand and piggyback registrations, except for fees and disbursements of counsel for the Trusts, selling costs, underwriting discounts and applicable filing fees.

Under a registration rights agreement dated June 14, 1991, as amended by an amendment dated July 31, 1991 and a succession agreement dated May 28, 2002 (together, the “Arison Registration Rights Agreement”), Carnival Corporation granted certain registration rights to Ted Arison with respect to certain shares of common stock beneficially owned by him (the “Arison Shares”) in consideration for $10,000. The registration rights were held by the Estate of Ted Arison. The Estate of Ted Arison subsequently transferred the Arison Shares to the Nickel 1997 Irrevocable Trust (formerly known as The 1997 Irrevocable Trust of Micky Arison), the Artsfare 1992 Irrevocable Trust (formerly known as the Ted Arison 1992 Irrevocable Trust for Lin No. 2) and the Eternity Four Trust (formerly known as the Ted Arison 1994 Irrevocable Trust for Shari No. 1) (collectively, the “Family Trusts”). The Arison Registration Rights Agreement provides the Family Trusts and certain transferees with demand and piggyback registration rights. Carnival Corporation has agreed to bear all expenses relating to such demand and piggyback registrations, except for fees and disbursements of counsel for the Family Trusts, selling costs, underwriting discounts and applicable filing fees.

Transactions with Omnicom Group, Inc. Randall J. Weisenburger, a member of our boards, is the Executive Vice President and Chief Financial Officer of Omnicom Group Inc., an advertising, marketing and corporate communications company. During fiscal 2013, Omnicom Group Inc. received approximately $6 million from Carnival Corporation & plc for advertising and marketing services. Such fees represented less than 0.042% of the consolidated revenues of Omnicom Group Inc. It is anticipated that Carnival Corporation & plc will continue to do business with Omnicom Group Inc. in the future.

The boards have reviewed and approved or ratified these transactions.

Annex D

CARNIVAL PLC 2014 EMPLOYEE SHARE PLAN

Purpose. The purpose of the Carnival plc 2014 Employee Share Plan is to provide a means through which the members of the plc Group may attract and retain key personnel, and to provide a means whereby employees and executive directors of members of the plc Group can acquire and maintain an interest in Shares, or be paid incentive compensation, measured by reference to the value of Shares, thereby strengthening their commitment to the welfare of members of the plc Group and aligning their interests with those of the holders of Shares. It is intended that the Plan will be an employees’ share scheme within the meaning of section 1166 of the Companies Act 2006.

1. Definitions. The following definitions shall be applicable throughout the Plan:

(a) “ADRs” means American Depositary Receipts evidencing American Depositary Shares deposited by the Company with a depositary pursuant to a depositary agreement.

(b) “Affiliate” means (i) any person or entity that directly or indirectly Controls, is Controlled by or is under common Control with the Company or Carnival Corporation and/or (ii) to the extent provided by the Committee, any person or entity in which the Company or Carnival Corporation has a significant interest.

(c) “Approved Option” means an Option granted under the HMRC approved share plan contained in the Appendix to this Plan.

(d) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Unapproved Option, Approved Option, Stock Appreciation Right, Restricted Shares, Restricted Share Unit and Other Share-Based Award granted under the Plan.

(e) “Board” means the Board of Directors of the Company (or any duly appointed committee thereof).

(f) “Capital Reorganisation” means any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation, or reduction).

(g) “Carnival Corporation” means Carnival Corporation, a corporation organised under the laws of the Republic of Panama and any successor thereto.

(h) “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise:

(i) a member of the plc Group having “cause” to terminate a Participant’s employment, as defined in any employment or other agreement between the Participant and the plc Group in effect at the time of such termination; or

(ii) in the absence of any such employment or other agreement (or the absence of any definition of “cause” or term of similar import therein):

(A) the Participant has failed to reasonably perform his or her duties to the plc Group, or has failed to follow the lawful instructions of the Board or his or her direct superiors, in each case other than as a result of his or her incapacity due to physical or mental illness or injury, that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Combined Group;

(B) the Participant has engaged or is about to engage in conduct harmful (whether financially, reputationally or otherwise) to the Combined Group;

(C) the Participant having been convicted of, or pleaded guilty to, a crime involving as a material element fraud or dishonesty;

(D) the wilful misconduct or gross neglect of the Participant that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Combined Group;

(E) the wilful violation by the Participant of the Combined Group’s written policies that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Combined Group;

(F) the Participant’s fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Combined Group (other than good faith expense account disputes);

(G) the Participant’s act of personal dishonesty which involves personal profit in connection with the Participant’s employment with the plc Group; or

(H) the wilful breach by the Participant of fiduciary duty owed to the plc Group,

provided, however, that the Participant shall be provided a 10-day period to cure any of the events or occurrences described in the immediately preceding clause (A) hereof, to the extent capable of cure during such 10-day period. References in the preceding sentence to the “plc Group” or to the “Combined Group” shall be deemed to refer to any member of the plc Group or the Combined Group, as the case may be. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(i) “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i) a person (either alone or together with any person acting in concert with him) obtaining Control of the Company as a result of a general offer or otherwise for the whole of the share capital of the Company (other than those shares which are already owned by him and/or any person acting in concert with him);

(ii) a person (either alone or together with any person acting in concert with him) acquiring 50% or more (on a fully diluted basis) of either:

(a) the then outstanding Shares taking into account as outstanding for this purpose such Shares as are issuable upon the exercise of options or warrants, the conversion of convertible shares or debt and the exercise of any similar right to acquire such Shares (the “Outstanding Shares”); or

(b) the combined voting power of the then outstanding voting shares or securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

and for the purposes of this Plan an event falling within sub-paragraphs (i) or (ii) of this definition shall be referred to as an Acquisition; provided, however, that for purposes of this Plan, the following Acquisitions shall not constitute a Change of Control:

(A) any acquisition by the Company or any Affiliate;

(B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate;

(C) any acquisition by Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses or lineal descendents, any trust established for the benefit of any of the aforementioned Arison family members, or any person directly or indirectly controlling, controlled by or under common control with any of the aforementioned Arison family members or any trust established for the benefit of any of the aforementioned Arison family members or any charitable trust or non-profit entity established by any person or entity described in this sub-paragraph (C);

(D) any acquisition by any person which falls within the proviso to paragraph (v) below or sub-paragraphs (A), (B) or (C) of paragraph (vii) below; or

(E) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant) (persons described in clauses (A), (B), (C), (D) and (E) being referred to hereafter as “Excluded Persons”);

(iii) individuals who, during any consecutive 12-month period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement or annual report and accounts of the Company in which such person is nominated for election by shareholders, without written objection to such nomination) shall be an Incumbent Director and for the purposes of this Plan an event falling within this sub-paragraph (iii) shall be referred to as a Board Change;

(iv) a person becoming entitled or required under sections 979 to 985 of the Companies Act 2006 to acquire Shares (a “Compulsory Acquisition Procedure”);

(v) a Court directing that a meeting of the holders of Shares be convened pursuant to section 896 of the Companies Act 2006 for the purposes of considering a scheme of arrangement of the Company or its amalgamation with any other company or companies and the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the Court (as the

Committee may determine) (the “Relevant Condition”) provided, however, that the Committee may determine that the scheme of arrangement shall not constitute a Change of Control if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders with the same proportionate shareholdings as the Company had immediately prior to the scheme of arrangement, and for the purposes of this Plan an event falling within this sub-paragraph (v) shall be referred to as a Scheme of Arrangement;

(vi) notice being duly given of a resolution for the voluntary winding-up of the Company (a “Voluntary Winding Up”);

(vii) the completion of a reorganization, recapitalization, merger, consolidation, share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s shareholders (whether for such Business Combination or Sale or the issue of securities in such Business Combination or Sale), unless immediately following such Business Combination or Sale:

(A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination or the entity which has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale;

(B) no Person (other than any Excluded Person or any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company); and

(C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the completion of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale, and for the purposes of this Plan a transaction falling within this sub-paragraph (vii) shall be referred to as a Corporate Transaction.

Notwithstanding the foregoing, the Committee may determine that a transaction or series of transactions pursuant to which (x) the Company is acquired by or otherwise becomes a subsidiary of or merges, consolidates or amalgamates with Carnival Corporation or (y) Carnival Corporation is acquired by or otherwise becomes a subsidiary of or merges, consolidates or amalgamates with the Company, shall not be a Change in Control.

(j) “Code” means the US Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(k) “Combined Group” means the Company and Carnival Corporation.

(l) “Committee” means the Compensation Committee of the Board or subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board. Unless the Board determines otherwise, each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the mere fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award which is otherwise validly granted under the Plan.

(m) “Company” means Carnival plc, a company incorporated under the laws of England and Wales.

(n) The term “Control” (including, with correlative meaning, the terms “controlled by” and “under common Control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(o) “Date of Grant” means the date on which the granting of an Award is authorised, or such other date as may be specified in such authorization or, if there is no such date, the date indicated on the applicable Award agreement.

(p) “Dealing Day” means any day on which the London Stock Exchange is open for the transaction of business.

(q) “Detrimental Activity” means any of the following: (i) unauthorised disclosure of any confidential or proprietary information of the Combined Group, (ii) any activity that would be grounds to terminate the Participant’s employment with the Combined Group for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Combined Group or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Combined Group. For purposes of the preceding sentence the phrase “the Combined Group” shall mean “any member of the Combined Group or any Affiliate”.

(r) “Disability” means, unless in the case of a particular Award the applicable Award agreement states otherwise, a member of the Combined Group or an Affiliate having cause to terminate a Participant’s employment on account of “disability,” as defined in any then-existing employment or other similar agreement between the Participant and a member of the Combined Group or an Affiliate or, in the absence of such an employment or other similar agreement, a Participant’s total disability as defined below and (in the case of a US Participant to the extent required by Code Section 409A) determined in a manner consistent with Code Section 409A and the regulations thereunder:

(i) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(ii) A Participant will be deemed to have suffered a Disability if determined to be totally disabled by the relevant social security authority. In addition, the Participant will be deemed to have suffered a Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company.

(s) “Discretionary Share Plan” means an Employee Share Plan in which participation is solely at the discretion of the Board or the Committee.

(t) “Effective Date” means April 17, 2014, if the Plan is approved by the shareholders of the Company at the annual meeting of shareholders held on such day.

(u) “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” under the rules of the New York Stock Exchange or any securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

(v) “Employee” means any employee (including an executive director) of a member of the plc Group whose terms of service require him to devote substantially the whole of his working time to the affairs of a member of the Combined Group or an Affiliate.

(w) “Employee Share Plan” means any share option plan or other employees’ share incentive plan established by the Company.

(x) “Exchange Act” means the US Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(y) “Exercise Price” has the meaning given such term in Section 7(c) of the Plan.

(z) “Fair Market Value” means, on a given date:

(i) for so long as the Shares are traded on the London Stock Exchange, the closing middle market quotation for a Share as derived from the Daily Official List of the London Stock Exchange for that day; or

(ii) subject to (i) above, its market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and in the case of any Award under which Shares are to be issued, the nominal value of a Share.

(aa) “HMRC” means H.M. Revenue & Customs.

(bb) “ICTA” means the United Kingdom Income and Corporation Taxes Act 1988.

(cc) “ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

(dd) “Incentive Stock Option” means an Option granted to a US Participant in the Plan which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(ee) “the London Stock Exchange” means London Stock Exchange plc or any recognised investment exchange for the purposes of the UK Financial Services and Markets Act 2000 which may take over the functions of the London Stock Exchange plc.

(ff) “Model Code” means the UKLA’s Model Code for Securities Transactions by Directors of Listed Companies.

(gg) “Nonqualified Stock Option” means an Option granted to a US Participant in the Plan which is not designated by the Committee as an Incentive Stock Option.

(hh) “Option” means an Award granted under Section 7 being either an Incentive Share Option, a Nonqualified Share Option, an Unapproved Option or an Approved Option.

(ii) “Option Holder” means any individual who holds a subsisting Option (including, where the context permits, the legal personal representative of a deceased Option Holder).

(jj) “Option Period” means such period commencing on the Date of Grant and not exceeding ten years, as the Committee may be determine under Section 7(g) and (h) in respect of an Option or portions of an Option.

(kk) “Other Share-Based Award” means an Award granted under Section 10 of the Plan.

(ll) “Participant” means an Employee who pursuant to Section 5 of the Plan has been selected by the Committee to participate in the Plan and to receive an Award.

(mm) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under the Plan.

(nn) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(oo) “Performance Period” shall mean the one or more periods of time of not less than 12 months, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of an Award.

(pp) “Person” has the meaning given such term in the definition of “Change in Control”.

(qq) “Plan” means this Carnival PLC 2014 Employee Share Plan, as amended.

(rr) “the plc Group” means the Company and the Subsidiaries and member of the plc Group shall be construed accordingly.

(ss) “Registered Holder” means any person or persons nominated by the Committee to hold Restricted Shares on behalf of a Participant.

(tt) “Released Unit” shall have the meaning given such term in Section 9(g).

(uu) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(vv) “Restricted Shares” means Shares, subject to forfeiture and certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(ww) “Restricted Share Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(xx) “Retirement” means a termination of employment with a member of the Combined Group and all Affiliates by a Participant on or after the Participant’s Retirement Age.

(yy) “Retirement Age” means, unless determined otherwise by the Committee, attainment of the earlier of (i) age 65 with at least five years of employment with a member of the Combined Group and/or its Affiliates or (ii) age 60 with at least 15 years of employment with a member of the Combined Group and/or its Affiliates.

(zz) “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(aaa) “Securities Act” means the US Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(bbb) “Shares” means fully paid and irredeemable ordinary shares in the capital of the Company or shares representing those shares following any Capital Reorganisation. References to Shares in relation to the granting, operation or satisfaction of any Award include, if the Committee so decides, reference to ADRs.

(ccc) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(ddd) “Strike Price” has the meaning given such term in Section 8(b) of the Plan.

(eee) “Subsidiary” means any subsidiary of the Company, as defined in Section 1159 of the Companies Act 2006, of which the Company has Control.

(fff) “Substitute Award” has the meaning given such term in Section 5(c).

(ggg) “UKLA” means the United Kingdom Listing Authority.

(hhh) “Unapproved Option” means an Option granted to a Participant other than a US Participant under the Plan which is not designated by the Committee as an Approved Option.

(iii) “US Participant” means a Participant who is a US citizen or US tax resident subject to taxation in the United States.

2. Effective Date; Duration and Shareholder Approval. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

3. Administration. (a) The Committee shall administer the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), or any exception or exemption under the rules of the London Stock Exchange or any other securities exchange or inter-dealer quotation system on which the Shares (or ADRs or common stock of Carnival Corporation) are listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to:

(i) designate Participants;

(ii) determine the type or types of Awards to be granted to a Participant;

(iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards;

(iv) determine the terms and conditions of any Award;

(v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property or cancelled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vi) determine whether, to what extent and under what circumstances the delivery of cash, Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred, either automatically or at the election of the Participant or the Committee;

(vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan;

(viii) establish, amend, suspend or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and

(ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the Shares or any successor securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Combined Group or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law.

(d) The Committee shall have the authority to amend the Plan (including by the adaptation of appendices or subplans) and/or the terms and conditions relating to an Award to the extent necessary to permit participation in the Plan by Employees who are located outside of the United Kingdom on terms and conditions comparable to those afforded to Employees located within the United Kingdom; provided, however, that no such action shall be taken without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan.

(e) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, each member of the Combined Group, each Affiliate, any Participant, any holder or beneficiary of any Award and any shareholder.

(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the London Stock Exchange or any other securities exchange or inter-dealer quotation system on which the Shares are listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

4. Grant of Awards; Shares Subject to the Plan; Limitations. (a) The Committee may from time to time grant Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units and/or Other Share-Based Awards to one or more Employees.

(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 11 of the Plan, grants of Options or SARs in respect of no more than 3,000,000 Shares may be made to any individual Participant during any period of 36 consecutive months; (ii) subject to Section 11 of the Plan, no more than 1,000,000 Shares may be delivered in respect of an Award subject to performance conditions to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year), or in the event such Award subject to performance conditions is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of such Shares on the last day of the Performance Period to which such Award relates; and (iii) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year) pursuant to an award subject to performance conditions that is denominated in cash shall be $10,000,000.

(c) (i) no Award to subscribe for Shares shall be granted to the extent that the aggregate number of Shares that could be issued pursuant to that Award and any other Awards granted at the same time when added to the number of Shares that:

(a) could be issued on the exercise or vesting of any other subsisting share options or awards granted during the preceding ten years under the Plan or any other Employee Share Plan; and

(b) have been issued on the exercise or vesting of any share options or awards granted during the preceding ten years under the Plan or any other Employee Share Plan; and

(c) have been issued during the preceding ten years under any Employee Share Plan or any profit sharing or other employee share incentive plan established by the Company,

would exceed 10% of the ordinary share capital of the Company for the time being in issue.

(ii) no Award to subscribe for Shares shall be granted to the extent that the aggregate number of Shares that could be issued pursuant to that Award and any other Awards granted at the same time when added to the number of Shares that:

(a) could be issued on the exercise or vesting of any other subsisting share options or awards granted during the preceding ten years under the Plan or any other Discretionary Share Plan; and

(b) have been issued on the exercise or vesting of any share options or awards granted during the preceding ten years under the Plan or any other Discretionary Share Plan; and

(c) have been issued during the preceding ten years under any Discretionary Share Plan established by the Company;

would exceed 5% of the ordinary share capital of the Company for the time being in issue.

(d) Shares delivered by the Company in settlement of Awards may be authorised and unissued Shares, Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase or a combination of the foregoing.

(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a shareholder approved plan of an entity directly or indirectly acquired by the Company or with which the

Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for delivery under the Plan.

(f) Any member of the plc Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 678 of the Companies Act 2006.

5. Eligibility. Participation shall be limited to Employees who have received written notification from the Committee or from a person designated by the Committee, that they have been selected to participate in the Plan.

6. Options. (a) Generally. The Committee is authorised to grant one or more Approved Options, Unapproved Options, Incentive Share Options or Nonqualified Share Options to any Employee. Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

(b) NQSO and Incentive Options. All Options granted under the Plan to US Participants shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to US Participants who are employees of a member of the plc Group, and no Incentive Stock Option shall be granted to any Employee who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code, provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(c) Exercise Price. The Exercise Price per Share for each Option shall be set by the Committee at the Date of Grant but shall not be less than the Fair Market Value of a Share on the Date of Grant and, if the Shares are to be issued, the nominal value of a Share. Any modification to the Exercise Price of an outstanding Option shall be subject to the prohibition on repricing set forth in the proviso to Section 13(b).

(d) Tax conditions. An Option may be granted subject to such conditions for payment of taxation, employees’ National Insurance contributions and employer’s National Insurance contributions liability as the Committee may determine (including without limitation the right to sell on an Option Holder’s behalf sufficient Shares to satisfy any taxation, National Insurance or other social security contributions) and if any condition is imposed relating to the assumption, payment or reimbursement by the Option Holder of employer’s National Insurance contributions liability, such conditions shall comply with any applicable legislation or regulations and the Company shall be entitled to waive in whole or in part the Option Holder’s obligation in respect of such liability.

(e) Performance Goals. The Committee shall determine prior to the Date of Grant whether any Performance Goals shall apply to the vesting of an Option and if so these shall be set out in the applicable Award agreement.

(f) Model Code. The Committee shall not grant Options at any time when it would be prohibited from doing so by the Model Code (or the Company’s dealing code).

(g) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates as the Committee may determine at the Date of Grant and set out in a vesting schedule (a “Vesting Schedule”) in the applicable Award agreement. The Committee may determine that an Option may vest in full on one date only or may vest partially as to different portions on different dates so that an Option may have one Option Period or a number of Option Periods applying to determine when each portion shall vest. Subject to Section 13, Options shall lapse on the earlier of:

(i) the expiry of the Option Period; and

(ii) the Option Holder being declared bankrupt or entering into any general composition with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986;

provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability; provided, further, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition; provided, however, that in no event shall the Option Period exceed ten years from the Date of Grant or five years from the Date of Grant in the case of an Incentive Stock Option granted to a US Participant who on the Date of Grant owns share representing more than 10% of the voting power of all classes of share capital of the Company or any Affiliate. If an Option is exercisable in instalments, such instalments or portions thereof which vest and become exercisable shall remain exercisable until the Option lapses but subject to any earlier lapse provisions under Sections 7(h) and 12.

(h) Exercise and Lapse of Options - Cessation of Employment. Unless otherwise stated in the applicable Award agreement, an Option shall expire earlier than the end of the Option Period in the following circumstances:

(i) If prior to the end of the Option Period, the Participant’s employment with each member of the Combined Group and all Affiliates is terminated without Cause or by the Participant for any reason other than Retirement, the Option shall expire on the earlier of the last day of the Option Period or the date that is three months after the date of such termination; provided, however, that any Participant whose employment with a member of the Combined Group or any Affiliate is terminated and who is subsequently rehired or reengaged by a member of the Combined Group or any Affiliate within three months following such termination and prior to the expiration of the Option shall be treated as if his employment had not terminated. In the event of a termination described in this clause (i), the Option shall remain exercisable by the Participant until its expiration only to the extent the Option was exercisable at the time of such termination.

(ii) If the Participant dies or his employment is terminated on account of Disability prior to the end of the Option Period and while still in the employment of a member of the Combined Group or an Affiliate, or dies following a termination described in clause (i) above but prior to the expiration of an Option, the Option shall expire on the earlier of the last day of the Option Period or the date that is one year after the date of death or cessation on account of Disability of the Participant, as applicable. In such event, the Option shall remain exercisable by the Participant or his or her beneficiary determined in accordance with Section 14(g), as applicable, until its expiration only to the extent the Option was exercisable by the Participant at the time of such event.

(iii) If the Participant ceases employment with a member of the Combined Group or any Affiliates due to a termination for Cause, the Option shall expire immediately upon such cessation of employment.

(iv) If the Participant’s employment ceases by reason of Retirement prior to the end of the Option Period, the Option shall (i) expire at the end of the Option Period and (ii) continue vesting in accordance with the Vesting Schedule set forth in the Award agreement, without regard to any requirement in such Vesting Schedule that the Participant remain employed with a member of the Combined Group or an Affiliate as a condition to vesting.

(v) If the Participant’s employment ceases on account of Disability at a time when the Participant has attained the age and service requirements for Retirement, the Participant shall receive the better of the treatment under clause (ii) and clause (iv) above.

(vi) For the avoidance of doubt, an Option exercisable under Sections (i) to (v) may lapse at an earlier date by virtue of Section 12 and may not be exercised after the expiry of the Option Period.

(vii) For the purposes of this Section 7 a female Option Holder shall not be treated as ceasing to be an employee of a member of the Combined Group or an Affiliate if absent from work wholly or partly because of pregnancy or confinement until she ceases to be entitled to exercise any statutory or contractual right to return to work.

(viii) Where any exercise of an Option under this Section 7 would be prohibited by law or the Model Code (or the Company’s dealing rules) the period during which the Option Holder may exercise his Options shall be extended by an additional period equal to the length of the period of prohibition but not beyond the expiry of the Option Period.

(i) Other Terms and Conditions. Each Option granted under the Plan shall be evidenced by an Award agreement. Immediately prior to the granting of any Options, the Committee may, in its absolute discretion, enter into a deed poll recording its intention to be bound by the share option certificates to be issued to the Option Holder in respect of such Option. Except as specifically provided otherwise in an Award agreement, each Option granted under the Plan shall be subject to the following terms and conditions:

(i) Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

(ii) Each Share acquired through the exercise of an Option shall be treated as fully paid up at the time of issue or transfer. Each Option shall cease to be exercisable, as to any Share, when the Participant purchases the Share or when the Option expires.

(iii) Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant.

(iv) each Option shall vest and become exercisable by the Participant in accordance with the Vesting Schedule established by the Committee and set forth in the Award agreement;

(v) at the time of any exercise of an Option, a Participant must take whatever action is reasonably required by the Committee to ensure compliance with applicable securities laws; and

(vi) Except as specifically provided otherwise in an Award agreement, any Participant who is classified as a “shipboard employee,” and who has not otherwise evidenced a specific intent to permanently terminate his employment with each member of the Combined Group and all Affiliates (as reasonably determined by the Committee) shall not be considered to have terminated employment with each member of the Combined Group and all Affiliates until a six-month period has expired from his signing off of a ship without physically signing on to another ship.

(j) Method of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefore is received by the Company or the Participant has made arrangements acceptable to the Company for the payment of the Option Price. Options which have become exercisable may be exercised by delivery of written notice (or electronic notice or telephonic instructions to the extent provided by the Committee) of exercise to the Company or its designee (including a third party administrator) in accordance with the terms of the Option accompanied by payment of, or an understanding to pay, the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual delivery of such shares to the Company or such other method as determined by the Committee); provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay the Exercise Price and all applicable required withholding taxes.

(k) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Shares acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Share.

(l) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate any applicable law or the applicable rules and regulations of the London Stock Exchange or the UKLA or of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

(m) Incentive Stock Option Grants to 10% Shareholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Participant who owns shares representing more than ten percent of the voting power of all classes of share capital of the Company or of a Subsidiary or a parent of the Company, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110 percent of the Fair Market Value (on the Date of Grant) of the Shares subject to the Option.

(n) $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

7. Stock Appreciation Rights. (a) Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Employees independent of any Option.

(b) Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per Share for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option. Any modification to the Strike Price of an outstanding SAR shall be subject to the prohibition on repricing set forth in Section 13(b).

(c) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the Shares is prohibited by a member of the Combined Group’s insider trading policy (or a member of the Combined Group’s-imposed “blackout period”), the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

Unless otherwise stated in the applicable Award agreement, a SAR shall expire earlier than the end of the SAR Period in the following circumstances:

(i) If prior to the end of the SAR Period, the Participant’s employment with each member of the Combined Group and all Affiliates is terminated without Cause or by the Participant for any reason other than Retirement, the SAR shall expire on the earlier of the last day of the SAR Period or the date that is three months after the date of such termination; provided, however, that any Participant whose employment with a member of the Combined Group or any Affiliate is terminated and who is subsequently rehired or reengaged by a member of the Combined Group or any Affiliate within three months following such termination and prior to the expiration of the SAR shall be treated as if his employment had not terminated. In the event of a termination described in this clause (i), the SAR shall remain exercisable by the Participant until its expiration only to the extent the SAR was exercisable at the time of such termination.

(ii) If the Participant dies or his employment is terminated on account of Disability prior to the end of the SAR Period and while still in the employment of a member of the Combined Group or an Affiliate, or dies following a termination described in clause (i) above but prior to the expiration of an SAR, the SAR shall expire on the earlier of the last day of the SAR Period or the date that is one year after the date of death or cessation on account of Disability of the Participant, as applicable. In such event, the SAR shall remain exercisable by the Participant or his or her beneficiary determined in accordance with Section 14(g), as applicable, until its expiration only to the extent the SAR was exercisable by the Participant at the time of such event.

(iii) If the Participant ceases employment with a member of the Combined Group or any Affiliates due to a termination for Cause, the SAR shall expire immediately upon such cessation of employment.

(iv) If the Participant’s employment ceases by reason of Retirement prior to the end of the SAR Period, the SAR shall (i) expire at the end of the SAR Period and (ii) continue vesting in accordance with the Vesting Schedule set forth in the Award agreement, without regard to any requirement in such Vesting Schedule that the Participant remain employed with a member of the Combined Group or an Affiliate as a condition to vesting.

(v) If the Participant’s employment ceases on account of Disability at a time when the Participant has attained the age and service requirements for Retirement, the Participant shall receive the better of the treatment under clause (ii) and clause (iv) above.

(d) Method of Exercise. SARs which have become exercisable may be exercised by delivery of written notice (or electronic notice or telephonic instructions to the extent provided by the Committee) of exercise to the Company or its designee (including a third party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e) Payment. Upon the exercise of a SAR, a member of the plc Group shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the Strike Price, less an amount equal to any income and employment taxes, National Insurance or other social security contributions required to be withheld. A member of the plc Group shall pay such amount in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(f) Substitution of SARs for Nonqualified Stock Options. The Committee shall have the authority in its sole discretion to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in Shares (or settled in shares or cash in the sole discretion of the Committee) for outstanding Nonqualified Stock Options, provided that (i) the substitution shall not otherwise result in a modification of the terms of any such Nonqualified Stock Option, (ii) the number of Shares underlying the substituted SARs shall be the same as the number of Shares underlying such Nonqualified Stock Options and (iii) the Strike Price of the substituted SARs shall be equal to the Exercise Price of such Nonqualified Stock Options; provided, however, that if, in the opinion of the Company’s auditors, the foregoing provision creates adverse accounting consequences for a member of the Combined Group, such provision shall be considered null and void.

8. Restricted Shares and Restricted Share Units. (a) Generally. The Committee shall have the authority:

(i) to grant Restricted Share Awards and Restricted Share Unit Awards to Employees;

(ii) to issue or transfer Restricted Shares to Registered Holders on behalf of Participants; and

(iii) to establish terms, conditions and restrictions applicable to such Restricted Shares and Restricted Share Units, including the Restricted Period, which may differ with respect to each Participant, the time or times at which Restricted Shares or Restricted Share Units shall become vested and the number of Shares or units to be covered by each grant and whether the Award shall be subject to Performance Goals.

Each Restricted Share and Restricted Share Unit grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as determined by the Committee and may be reflected in the applicable Award agreement. No Restricted Share Awards or Restricted Share Unit Awards shall be granted at any time when the Committee is prohibited from doing so by the Model Code (or the Company’s dealing rules).

(b) Holding of Restricted Shares. The Committee may require a Participant granted a Restricted Share Award to execute and deliver to the Company a Restricted Share Agreement with respect to the Restricted Shares setting forth the restrictions applicable to such Restricted Shares. The Committee shall determine the terms of such Restricted Share Agreement and in particular whether:

(i) the Restricted Shares shall be held in escrow rather than delivered to the Participant pending the release of the applicable restrictions, in which case the Committee may require the Participant to additionally execute and deliver to the Company an escrow agreement satisfactory to the Company; or

(ii) the Restricted Shares shall be registered in the name of the nominated Registered Holder during the Restricted Period; or

(iii) other arrangements shall apply to the holding of Restricted Shares during the Restricted Period, the terms of such arrangements being consistent with the terms of this Plan.

(c) Rights of a Participant: Subject to the restrictions set forth in this Section 9 and the applicable Restricted Share Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Shares, including without limitation the right to direct the Registered Holder how to vote such Restricted Shares. Subject to Section 14(c), at the discretion of the Committee, cash dividends and share dividends with respect to the Restricted Shares may be either currently paid to the Participant or withheld by the Company or the Registered Holder for the Participant’s account, and interest may be credited on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or share dividends so withheld by the Committee and attributable to any particular Restricted Shares (and earnings thereon, if applicable) shall be distributed to the Participant upon the release of restrictions on such Restricted Shares. To the extent Restricted Shares are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto, including, but not limited to, the right to any cash dividends and share dividends, shall terminate without further obligation on the part of the Company.

(d) Restricted Share Units: The terms and conditions of a grant of a Restricted Share Unit Award will be reflected in a written Restricted Share Unit Award Agreement. The Committee may determine that a Restricted Share Unit Award be granted in the form of a nil cost option or a conditional or contingent right to acquire shares. Where a Restricted Share Unit Award is granted in the form of a nil cost option, any reference to the Restricted Period expiring in respect of Restricted Share Units shall be construed as meaning that a Participant may call for the Restricted Share Units within the period determined by the Committee. A Participant shall not have any beneficial interest in any Shares during the Restricted Period as a result of being granted a Restricted Share Unit Award. The Company will not be required to set aside a fund for the payment of any such Award. At the discretion of the Committee, each Restricted Share Unit (representing one Share) awarded to a Participant may be credited with cash and share dividends paid in respect of one Share (“Dividend Equivalents”). Subject to Section 14(c), at the discretion of the Committee, Dividend Equivalents may be either currently paid to the Participant or withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Share Unit (and earnings thereon, if applicable) shall be distributed to the Participant upon settlement of such Restricted Share Unit and, if such Restricted Share Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(e) Restrictions; Forfeiture: (i) Restricted Shares comprised in a Restricted Share Award awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and to such other terms and conditions as may be set forth in the applicable Restricted Share Agreement: (A) the Participant shall not be entitled to delivery of the share certificate; (B) the Restricted Shares shall be subject to the restrictions on transferability set forth in the Restricted Share Agreement; (C) the Shares shall be subject to forfeiture to the extent provided in the applicable Restricted Share Award Agreement. In the event of any forfeiture all rights of the Participant to such Restricted Shares and as a shareholder shall terminate without further obligation on the part of the Company.

(ii) Restricted Share Units awarded to any Participant shall be subject to (1) forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, to the extent provided in these Rules and the applicable Restricted Share Unit Agreement. In the event of any forfeiture, all rights of the Participant to such Restricted Share Units shall terminate without further obligation on the part of the Company and (2) such other terms and conditions as may be set forth in the applicable Restricted Share Unit Agreement.

(iii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Shares and Restricted Share Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Share Award or Restricted Share Unit Award, such action is appropriate.

(f) Restricted Period: The Restricted Period applicable to Restricted Shares and Restricted Share Units comprised in an Award shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Shares and Restricted Share Units indicated in a schedule (the “Vesting Schedule”) established by the Committee and set out in the applicable Restricted Share Agreement or Restricted Share Unit Agreement.

(g) Delivery of Restricted Shares and Settlement of Restricted Share Units. (i) Upon the expiration of the Restricted Period with respect to any Restricted Shares covered by a Restricted

Share Award, the restrictions set forth in these Rules and the applicable Restricted Share Agreement shall be of no further force or effect with respect to such Restricted Shares, except as set forth in the applicable Restricted Share Agreement. Dividends, if any, that may have been withheld by the Committee and attributable to any particular Restricted Share (and the interest thereon, if any) shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Shares having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such Restricted Share.

(ii) Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Share Units covered by a Restricted Share Unit Award, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Share (or other securities or other property, as applicable) for each such outstanding Restricted Share Unit which has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Shares in lieu of delivering only Shares in respect of such Released Units or (ii) defer the delivery of Shares (or cash or part Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences (whether under Section 409A of the Code or otherwise). If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Share Units. Dividend Equivalent payments due in accordance with Section 9(d) shall be payable at the same time as the underlying Restricted Share Units are settled following the release of restrictions on such Restricted Share Units.

(h) Tax Conditions: Restricted Share Awards and Restricted Share Unit Awards may be granted subject to such conditions for payment of tax and employees’ National Insurance contributions and employer’s National Insurance contributions as the Committee may determine, including that, with respect to Awards of Restricted Shares which qualify as employment related restricted securities under Chapter 2 of Part VII of ITEPA, any member of the plc Group may require a Participant to enter into an election under section 430 or section 431 of ITEPA.

9. Other Share-Based Awards. The Committee may issue unrestricted Shares, rights to receive grants of Awards at a future date, the grant of securities convertible into Shares, the grant of other Awards denominated in Shares (including, without limitation, performance shares, or performance units), or valued with reference to Shares, under the Plan to Employees, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Share-Based Award granted under the Plan shall be evidenced by an Award agreement. Each Other Share-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement including, without limitation, the payment by the Participant of the Fair Market Value of such Shares on the Date of Grant.

10. Changes in Capital Structure and Similar Events. In the event of any:

(a) Capital Reorganisation;

(b) Corporate Transaction; or

(c) the implementation by the Company of a demerger, or the payment by the Company of a dividend in specie or a super dividend or other transaction or any change in applicable laws or any change in circumstances which in the opinion of the Committee (acting fairly and reasonably and taking into account any criteria it may consider to be relevant) would materially affect (whether by increasing or reducing) the current or future value of an Award, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of the following:

(i) adjusting any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or other property) which may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(ii) providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and

(iii) cancelling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor);

provided, however, that:

(i) in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) (“ASC 718”)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring;

(ii) except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 11 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h) (3) of the Code, and any adjustments under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Any such adjustment shall be conclusive and binding for all purposes;

(iii) except as provided in this sub-paragraph (iii), no adjustment may have the effect of reducing the Exercise Price of any Option to less than the nominal value of a Share. Where an

Option subsists over both issued and unissued Shares, any such adjustment may only be made if the reduction of the Exercise Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment to the Exercise Price of Options over unissued Shares shall only be made if and to the extent that the Committee shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price. The Company may apply such sum in paying up such amount on such Shares and so that, on exercise of any Option in respect of which such reduction shall have been made, the Company shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid; and

(iv) any adjustment in Incentive Share Options under this Section 11 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act.

11. Effect of Change of Control: Except to the extent a particular Award agreement or Award agreement otherwise provides:

(a) In the event a Participant’s employment with the Combined Group is terminated by the Combined Group without Cause (and other than due to death or Disability) on or within 12 months following a Change of Control, notwithstanding any provision of the Plan to the contrary, all Options and SARs held by such Participant shall become immediately exercisable with respect to 100 percent of the Shares subject to such Options and SARs, and the Restricted Period shall expire immediately with respect to 100 percent of the Restricted Shares and Restricted Share Units and any other Awards held by such Participant (including a waiver of any applicable Performance Goals); provided that in the event the vesting or exercisability of any Award would otherwise be subject to the achievement of performance conditions, a portion of any such Award that shall become fully vested and immediately exercisable shall be based on (a) actual performance through the date of termination as determined by the Committee or (b) if the Committee determines that measurements of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee.

(b) In addition, in the event of a Change of Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Award and pay to the holders thereof, in cash or shares, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event. Notwithstanding the above, the Committee shall, in the case of US Participants, exercise such discretion over any Award subject to Code Section 409A at the time such Award is granted.

(c) The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

12. Amendments and Termination. (a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no amendment to the advantage of Employees or may be made to:

(i) the definition of Employee in Section 2;

(ii) the limitations on the number of Shares subject to the Plan;

(iii) the basis for determining an Executive’s entitlement to Shares under the Plan;

(iv) the terms of Shares to be provided under the Plan;

(v) the adjustment provisions of Section 11 of the Plan; or

(vi) the Option Price applicable to an Option (other than in the circumstances permitted in Section 11),

without the prior approval of the Company in general meeting except in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Employees or any member of the Combined Group.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant’s termination of employment with the Company); provided, that without shareholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike, as the case may be) or other Award or cash and (iii) the Committee may not take any other action which is considered a “repricing” for the purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

provided, further, that any such amendment that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of or sanction of a majority of Participants who, having been notified of the proposed amendment express their views. For this purpose a majority is determined by reference to the position if the affected Participants exercised their Options in full or the Restricted Period in respect of their Award expired, and they became entitled to all the Shares which would fall to be allotted, transferred or released upon exercise in full of all outstanding Options and expiry of the Restricted Period. Notwithstanding the foregoing, no amendment shall be made to proviso (iii) of this Section 13(b) without shareholder approval.

(c) Notwithstanding any other provision of the Plan, the Committee may establish appendices to the Plan for the purpose of granting Approved Options to Employees who are primarily liable to tax in the United Kingdom and Awards to Employees who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control or securities laws provided that any shares made available under such appendices shall count towards the limits set out in Section 5.

(d) Benefits under the Plan shall not be pensionable.

13. General. (a) Award Agreements.

(i) Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the

Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, Disability or termination of employment of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award agreement to be signed by the Participant or a duly authorised representative of the Company.

(ii) Awards granted to a Participant under the Plan also may be subject to such other provisions (whether or not applicable to Awards granted to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the acquisition of Shares upon the exercise of Options (provided that the Committee determines that providing such financing does not violate the US Sarbanes-Oxley Act of 2002 and applicable UK law), provisions for the forfeiture of or restrictions on resale or other disposition of Shares acquired under any Award, provisions giving the Company the right to repurchase Shares acquired under any Award in the event the Participant elects to dispose of such Shares, provisions allowing the Participant to elect to defer the receipt of Shares upon the exercise of Awards for a specified period or until a specified event, and provisions to comply with any applicable securities laws or tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement.

(b) Nontransferability. Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against each member of the plc Group or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) Options or SARs or (ii) unearned Awards subject to performance conditions (other than or in addition to the passage of time) (although dividend equivalents may be accumulated in respect of unearned Awards and paid as soon as administratively practicable (but not more than 60 days) after such Awards are earned and become payable or distributable).

(d) Tax Withholding. (i) A Participant may be required to pay to a member of the Combined Group, and each member of the Combined Group shall have the right and is hereby authorised to withhold from any Shares or other property deliverable under any Award or from any compensation or other amounts owing to a Participant the amount (in cash, Shares or other property) of any required tax withholding and payroll taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii) Without limiting the generality of the above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability if using method (B) or (C) of this subsection) by:

(A) payment in cash;

(B) delivery of Shares owned by the Participant with a Fair Market Value equal to such withholding liability;

(C) having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Award a number of Shares with a Fair Market Value equal to such withholding liability; or

(D) authorising the Company to arrange the sale of sufficient Shares to generate proceeds sufficient to discharge any withholding liability.

(e) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of a member of a Combined Group or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of a member of the Combined Group or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. A member of the Combined Group or any of its Affiliates may at any time dismiss a Participant from employment (lawfully or unlawfully), free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between a member of the Combined Group and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(f) Terms of employment. The rights and obligations of an Employee under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation and damages in consequence of the termination of his office or employment with any company for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from his ceasing to have rights under or his entitlement to an Award under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of conflict between the terms of this Section 14(f) and the Employee’s terms of employment, this Section will take precedence.

(g) Designation and Change of Beneficiary. Each Participant may file with the Company a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse (or domestic partner if such status is recognized by the Company according to the procedures established by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, his or her estate. After receipt of Options in accordance with this paragraph, beneficiaries will only be able to exercise such Options in accordance with Section 7(h)(ii) of this Plan.

(h) Termination of Employment. Except as otherwise provided in an Award agreement or an employment, severance, consulting, letter or other agreement with a Participant, unless determined otherwise by the Committee at any point following such event, neither a temporary absence from employment due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a reserve unit) nor a transfer from employment with a member of the Combined Group to employment with another member of the Combined Group or an Affiliate (or vice-versa) shall be considered a termination of employment of such Participant with a member of the Combined Group or an Affiliate.

(i) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Shares which are subject to Awards hereunder until such Shares have been issued or delivered to that person.

(j) Government and Other Regulations. (i) The obligation of the Company to settle Awards in Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price (in the case of an Option) or any amount payable as a condition of delivery of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(k) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the US Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of share options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(o) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Combined Group and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Combined Group or the Committee or the Board, other than himself.

(p) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Combined Group except as otherwise specifically provided in such other plan.

(q) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of England. All disputes arising out of or in connection with the rules shall be subject to the exclusive jurisdiction of the courts of England and Wales.

(r) Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(s) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(t) 409A of the Code. (i) Notwithstanding any provision of the Plan to the contrary, it is intended that, to the extent this Plan applies to US Participants, the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither any member of the Combined Group nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each payment that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(u) Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, an Award agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant, without the consent of a member of the Combined Group, while employed by a member of the Combined Group or any Affiliate or after termination of such employment, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in Detrimental Activity that is in conflict with or adverse to the interest of a member of the Combined Group or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award agreement that if the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of such Award, and must repay the gain to the Company. The Committee may also provide in an Award agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company.

(v) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the plc Group. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control. Words in the singular shall include the plural and words in plural shall include the singular.

APPENDIX

HMRC approved part of the Scheme

In relation to any Employee whose remuneration is subject to taxation in the UK and to whom the Committee wishes to grant Approved Options, the following provisions relating to Options shall apply:

(A)	Sections 1 to 14 of the Plan shall apply to the grant of Approved Options under this Appendix subject to the modifications contained in the following paragraphs.

(B)

This Appendix shall not apply to Awards of Restricted Shares, Restricted Share Units, Stock Appreciation Rights or Other Share-Based Awards and, accordingly, Sections 8 to 12 shall not apply to this Appendix.

(C)	The definition of Employee in Section 2 shall be construed so that:

(1)

no Option may be granted under this Appendix to a director of any member of the plc Group unless such director is required to devote not less than 25 hours per week to the affairs of the plc Group; and

(2)	no Option may be granted under this Appendix to an employee (including one who is a director) who is ineligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 to ITEPA.

(D)	Part (b) of the definition of Fair Market Value shall not apply to the grant of Options under this Appendix. In its place, a new paragraph (b) shall be inserted as follows:

“(b)	subject to (a) above, the value as agreed between HMRC and the Company in writing in advance of the Date of Grant;”

(E)

The definition of Shares shall be subject to the condition that they satisfy paragraphs 16 to 20 of Schedule 4 to ITEPA. For the avoidance of doubt, Options may not be granted over ADRs under this Appendix.

(F)

In addition to its powers under Section 4, the Committee may make such amendments to this Appendix without the approval of shareholders in general meeting as are necessary or desirable to obtain or maintain HMRC approval of this Appendix.

(G)	Any Option granted under this Appendix may only be exercised by an Option Holder who is not ineligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 to ITEPA.

(H)	Section 4(b)(v) shall not apply to the grant of Options under this Appendix.

(I)	Section 4(b)(vi) shall not apply to the grant of Options under this Appendix.

(J)	Any correction pursuant to Section 4(b)(vii) to an Option granted under this Appendix shall be subject to the exercise of the amendment power under Section 13, as modified by this Appendix.

(K)	Section 6 shall not apply to the grant of Options under this Appendix. In its place a new Section 6 shall be inserted as follows:

“6.	ELIGIBILITY

6.1	No Employee shall be granted an Option unless:

(a)	he has received written notification from the Committee, or from a person designated by the Committee, that he has been selected to participate in the Plan; and

(b)

immediately following such grant the aggregate Fair Market Value of the Shares which he may acquire by exercise of the Option and any Shares which he may acquire by exercise of any other options granted under the Plan or any other approved CSOP scheme (within the meaning of section 521(4) of ITEPA) established by the plc Group will not exceed £30,000 or such other amount as may be specified pursuant to paragraph 6 of Schedule 4 to ITEPA and for this purpose Fair Market Value shall be determined on the date on which the relevant Option is granted.”

(L)	Section 7(d) shall not apply to the grant of Options under this Appendix. In its place a new Section 7(d) shall be inserted as follows:

“Conditions of Exercise

(d)

The exercise of an Option may be subject to such conditions for payment of taxation, employees’ National Insurance contributions and employer’s National Insurance contributions liability as the Committee may determine (including without limitation the right to sell on an Option Holder’s behalf sufficient Shares to satisfy any taxation or National Insurance contributions) and if any condition is imposed relating to the assumption, payment or reimbursement by the Option Holder of employer’s National Insurance contributions liability, such conditions shall comply with any applicable legislation or regulations and the Company shall be entitled to waive in whole or in part the Option Holder’s obligation in respect of such liability.”

(M)	Section 7(e) shall not apply to the grant of Options under this Appendix. In its place a new Section 7(e) shall be inserted as follows:

“Performance Goals

(e)

The Committee shall determine prior to the Date of Grant whether any Performance Goals shall apply to the vesting of an Option and if so these shall be set out in the applicable Award agreement or share option certificate. Any Performance Goals applied by the Committee must be objective. If events subsequently occur which cause the Committee to consider that a different Performance Goal would be a fairer measure of the performance of the job-holder, an amendment may be made to the extent that the Committee reasonably consider would result in the Performance Goal being no more nor less difficult to satisfy than it would have been without such amendment.”

(N)	The provisos to Section 7(g) shall not apply to Options granted under this Appendix.

(O)	Section 7(i)(iii) shall not apply to the grant of Options under this Appendix. In its place a new Section 7(i)(iii) shall be inserted as follows:

“Options shall not be transferable by the Participant other than to the Option Holder’s personal representative on his death and shall be exercisable during the Participant’s lifetime by him alone;”

(P)

Section 11 shall be amended so that the Committee shall not have power to adjust Options granted under this Appendix in the circumstances envisaged by (b) or (c) of Section 11, nor to adjust the type of Shares subject to an Option. Any adjustment pursuant to Section 11 to an Option granted under this Appendix shall not take effect without the prior approval of HMRC.

(Q)	Section 12(b) shall not apply to Options granted under this Appendix.

(R)	New Sections 12(d) and (e) shall be inserted as follows:

“Roll-over of Options

(d)

If any event occurs which falls within sub-section (i), (iv) or (v) of the definition of Change of Control, each Participant who holds an Option granted under this Appendix may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26(3) of Schedule 4 of ITEPA), by agreement with the acquiring company, release any Option which has not lapsed (the “Old Option”) in consideration of the grant to him of an option (the “New Option”) which (in accordance with Section 12(e) below) is equivalent to the Old Option but relates to shares in a different company (whether the acquiring company itself or another company falling within paragraph 27(2)(b) of Schedule 4 of ITEPA) (the “New Grantor”).

(e)

The New Option shall not be regarded for the purposes of Section 12(d) as equivalent to the Old Option unless the conditions set out in paragraph 27(4) of Schedule 4 of ITEPA are satisfied and, in relation to the New Option, the provisions of the Plan shall be construed as if:

(i)	the New Option were an option granted under the Plan at the same time as the Old Option;

(ii)

references to any Performance Goals were references to such new Performance Goals (if any) relating to the business of the New Grantor or any member of the New Grantor’s group as the Committee may consider are appropriate in the circumstances;

(iii)	references to the Company in Sections 2 to 12 and in the definition of plc Group were references to the New Grantor;

(iv)	references to Shares were references to shares in the New Grantor.”

(S)

Options granted under this Appendix may be exercised by delivery of written notice of exercise (or electronic notice or telephonic instructions to the extent provided by the Committee) accompanied by payment of, or an undertaking to pay, the aggregate Exercise Price). The Exercise Price shall be payable in cash. Section 7(j) shall be modified accordingly.

(T)	Section 14(a)(ii) shall not apply to Options granted under this Appendix. In its place, a new Section 14(a)(ii) shall be inserted as follows:

“Additional Provisions of an Award

(ii)	Awards granted to a Participant under the Plan may also be subject to such other provisions (whether or not applicable to other Awards granted to any such Participant) as the

Committee determines appropriate to be offered to a Participant to assist the Participant in financing the acquisition of Shares upon the exercise of Options (provided that such financing does not violate the US Sarbanes-Oxley Act of 2002 and applicable UK law). Any such arrangements are subject to the prior approval of HMRC”

(U)	Section 14(b) shall not apply to Options granted under this Appendix.

(V)	Section 14(c) shall not apply to Options granted under this Appendix.

(W)	Section 14(d) shall not apply to the grant of Options under this Appendix. In its place a new Section 14(d) shall be inserted as follows:

“Tax Withholding

(i)

Subject to Section 14(d)(ii) below, a Participant may be required to pay to a member of the Combined Group, and each member of the Combined Group shall have the right and is hereby authorised to withhold from any Shares or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash) of any required tax withholding and payroll taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii)

Prior to the exercise of an Option, the Committee shall offer a Participant the opportunity to elect to satisfy, in whole or in part, any withholding liability by the methods set out in this subsection (but no more than the minimum required withholding liability if using method (b) or (c) of this subsection):

(a)	payment in cash;

(b)	delivery of Shares owned by the Participant with a Fair Market Value equal to such withholding liability;

(c)	authorising the Company to arrange the sale of sufficient Shares to generate proceeds sufficient to discharge any withholding liability.

In the event that the Participant fails to satisfy the liability within 7 days, the Committee shall be authorised to arrange the sale of sufficient Shares to generate proceeds sufficient to discharge.”

(X)	Section 14(g) shall not apply to Options granted under this Appendix.

(Y)	The second sentence of Section 14(j)(i) and the whole of Section 14(j)(ii) shall not apply to Options granted under this Appendix.

(Z)	Section 14(l) shall not apply to Options granted under this Appendix.

(AA)	Sections 14(u) and (v) shall not apply to Options granted under this Appendix.

(BB)

At a time when this Appendix is approved by HMRC, and if such approved status is to be maintained, no amendment to any key feature (as defined by paragraph 30(4) of Schedule 4 to ITEPA) of the rules of the Plan or this Appendix may take effect as regards this Appendix without the prior approval of HMRC (and if such approved status is not to be maintained, the Company shall notify HMRC of the relevant amendment).

(CC)

All Shares allotted or transferred upon the exercise of an Option granted under this Appendix shall rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.

CARNIVAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 2014

The undersigned shareholders of Carnival Corporation hereby revoke all prior proxies and appoint Micky Arison and Arnaldo Perez, and each of them, proxies and attorneys in fact, each with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of common stock of Carnival Corporation which the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 17, 2014 or any postponement or adjournment of the annual meeting.

Please mark your vote as indicated in this example:  ☒

The boards of directors unanimously recommend that you cast your vote “FOR” Proposals 1-19.

1.	To re-elect Micky Arison as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To re-elect Sir Jonathon Band as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To re-elect Arnold W. Donald as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To re-elect Richard J. Glasier as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	To re-elect Debra Kelly-Ennis as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6.	To re-elect Sir John Parker as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

7.	To re-elect Stuart Subotnick as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

8.	To re-elect Laura Weil as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

9.	To re-elect Randall J. Weisenburger as a director of Carnival Corporation and as a director of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

10.	To re-appoint the UK firm of PricewaterhouseCoopers LLP as independent auditors for Carnival plc and to ratify the selection of the U.S. firm of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for Carnival Corporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

11.	To authorize the Audit Committee of Carnival plc to agree the remuneration of the independent auditors of Carnival plc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

12.	To receive the UK accounts and reports of the directors and auditors of Carnival plc for the year ended November 30, 2013 (in accordance with legal requirements applicable to UK companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

13.	To approve the fiscal 2013 compensation of the named executive officers of Carnival Corporation & plc (in accordance with legal requirements applicable to U.S. companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

14.	To approve the Carnival plc Directors’ Remuneration Report (other than the Carnival plc Directors’ Remuneration Policy set out in Part A of Part II of the Carnival plc Directors’ Remuneration Report) for the year ended November 30, 2013 (in accordance with legal requirements applicable to UK companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

15.	To approve the Carnival plc Directors’ Remuneration Policy set out in Part A of Part II of the Carnival plc Directors’ Remuneration Report for the year ended November 30, 2013 (in accordance with legal requirements applicable to UK companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

16.	To approve the giving of authority for the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

17.	To approve the disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies).

FOR	AGAINST	ABSTAIN
☐	☐	☐

18.	To approve a general authority for Carnival plc to buy back Carnival plc ordinary shares in the open market (in accordance with legal requirements applicable to UK companies desiring to implement share buy back programs).

FOR	AGAINST	ABSTAIN
☐	☐	☐

19.	To approve the Carnival plc 2014 Employee Share Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

20.	In their discretion, the proxies are authorized to vote upon such other business as may come before the annual meeting, or any adjournment(s) thereof.

	Yes	No
Please indicate if you plan to attend the annual meeting.	☐	☐

PERSONS WHO DO NOT INDICATE ATTENDANCE AT THE ANNUAL MEETING ON THIS PROXY CARD WILL BE REQUIRED TO PRESENT PROOF OF STOCK OWNERSHIP TO ATTEND.

The shares represented by this Proxy will be voted as specified herein. If not otherwise specified, such shares will be voted by the proxies FOR Proposals 1-19.

Signature	Signature
(Please sign exactly as name appears above.)

Dated: ___________________, 2014

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Notes:

Carnival

plc Logo

Admission Card

Annual General Meeting –

Thursday, April 17, 2014

at 8:00 a.m. (EDT)

Four Seasons Hotel

57 East 57th Street

New York, New York 10022

United States of America

1 A shareholder entitled to attend and vote at the meeting may appoint one or more proxies to attend, speak and vote instead of him. All of the proposed resolutions will be voted on a poll. A proxy need not be a shareholder of the Company.

Name of Shareholder.

Address of Shareholder.

Address of Shareholder.

Address of Shareholder.

2. A shareholder who appoints more than one proxy must appoint each proxy to exercise the votes attaching to specified shares held by that shareholder. To appoint more than one proxy, (an) additional proxy card(s) may be obtained by contacting the Company’s registrars on 0871 384 2665* from within the United Kingdom (or +44 (0)121 415 7107 from elsewhere) or you may photocopy this proxy card. Please indicate in the box next to the proxy holder’s name the number of shares in relation to which they are authorised to act as your proxy. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. All proxy cards must be signed and should be returned together in the same envelope. When two or more valid proxy appointments are delivered or received in respect of the same share for use at the same meeting, the one which was executed last shall be treated as replacing and revoking the others in their entirety as regards that share. If the Company is unable to determine which was executed last, none of them shall be valid in respect of that share.

3. To be valid, your signed and dated proxy card must be completed, signed and deposited together with any power of attorney or authority under which it is signed or a certified copy of such power of attorney or authority (whether delivered personally or by post), at the offices of the Company’s registrars, Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA as soon as possible and no later than 1:00 p.m. (BST) on April 15, 2014. In the case of a corporation, the proxy card should be executed under its common seal and/or the hand of a duly authorised officer or person.

4. The “Vote Abstained” box is provided to enable you to abstain on any particular resolution. However, it should be noted that a “vote abstained” is not a vote in law and will not be counted in the calculation of the proportion of votes “for” and “against” a resolution but will be counted to establish if a quorum is present.

5. If you would like to submit your proxy vote via the Internet, you can do so by accessing the www.sharevote.co.uk website. To do this you will need to use the Voting ID, Task ID and Shareholder Reference Number, which are given opposite. Alternatively CREST members can submit their proxy through the CREST Electronic Proxy Appointment Service (ID RA19).

6. Only those shareholders registered on the register of members of the Company at 6:00 p.m. (BST) on April 15, 2014 shall be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to the entries on the register of members after 6.00 p.m. (BST) on April 15, 2014 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

7. In the case of joint registered holders, the signature of one holder on a proxy card will be accepted and the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names stand on the register of members of the Company in respect of the relevant joint holding.

8. To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via the CREST system, CREST messages must be received by the issuer’s agent (ID RA19) by 1:00 p.m. (BST) on April 15, 2014. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST System) from which the issuer’s agent is able to retrieve the message. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

9. Return of this proxy card will not prevent a registered shareholder from attending the meeting and voting in person.

If you come to the meeting please bring this card with you. It is evidence of your right to attend and vote at the meeting and will help you gain admission as quickly as possible. Please also see overleaf.

10. In respect of any resolution for which you have not given specific instructions on how your proxy should vote, your proxy will have discretion to vote on that resolution, in respect of your total holding, as they see fit. Your proxy will also have discretion to vote as they see fit on any other business which may properly come before the meeting, including amendments to resolutions, and at any adjournment of the meeting.

*Calls to this number cost 8p per minute plus network extras. Lines are open 8.30 a.m. to 5. 30 p.m., Monday to Friday.

Name of Shareholder (s)

VOTING ID

TASK ID

SHAREHOLDER REFERENCE NUMBER

I/We, hereby appoint the Chairman of the meeting, or

As my/our proxy to attend and vote on my/our behalf at the Annual General Meeting of Carnival plc (the Company) to be held on Thursday, April 17, 2014 and at any adjournment of the meeting. I would like my proxy to vote on the resolutions proposed at the meeting as indicated on this proxy card.

Please indicate your vote by marking the appropriate boxes in black ink like this: X

Proposal For Against Abstain Proposal For Against Abstain

1. To re-elect Micky Arison as a director of Carnival Corporation and Carnival plc

11. To authorize the Audit Committee of Carnival plc to agree the remuneration of the independent auditors

2. To re-elect Sir Jonathon Band as a director of Carnival Corporation and Carnival plc

12. To receive the UK annual accounts and reports of the directors and auditors of Carnival plc

3. To re-elect Arnold W. Donald as a director of Carnival Corporation and Carnival plc

13. To approve the compensation of the named executive officers

4. To re-elect Richard J. Glasier as a director of Carnival Corporation and Carnival plc

14. To approve the Carnival plc Directors’ Remuneration Report (other than the Directors’ Remuneration Policy)

5. To re-elect Debra Kelly-Ennis as a director of Carnival Corporation and Carnival plc

15. To approve the Carnival plc Directors’ Remuneration Policy

6. To re-elect Sir John Parker as a director of Carnival Corporation and Carnival plc

16. To approve the giving of authority for the allotment of new shares by Carnival plc

7. To re-elect Stuart Subotnick as a director of Carnival Corporation and Carnival

17. Special resolution to approve disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc

8. To re-elect Laura Weil as a director of Carnival Corporation and Carnival plc

18. Special resolution to authorize market purchases of ordinary shares of US$1.66 each in the capital of Carnival plc

9. To re-elect Randall J. Weisenburger as a director of Carnival Corporation and Carnival plc

19. To approve the Carnival plc 2014 Employee Share Plan

10. To re-appoint Carnival plc’s independent auditors and to ratify Carnival Corporation’s independent registered certified public accounting firm

*Please tick here if this proxy appointment is one of multiple appointments being made.

Date

Signature

*For the appointment of more than one proxy, please refer to Note 2.

This card should not used by any comments, change of address, or other inquiries. Please send a separate instruction.

RESPONSE LICENCE No. 1

BARCODE

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex BN99 6GL

Poll Card

Please bring this card with you to the meeting. Do NOT post this card to the Registrar.

RESOLUTIONS For Against Abstain

1. To re-elect Micky Arison as a director of Carnival Corporation and Carnival plc

2. To re-elect Sir Jonathon Band as a director of Carnival Corporation and Carnival plc

3. To re-elect Arnold W. Donald as a director of Carnival Corporation and Carnival plc

4. To re-elect Richard J. Glasier as a director of Carnival Corporation and Carnival plc

5. To re-elect Debra Kelly-Ennis as a director of Carnival Corporation and Carnival plc

6. To re-elect Sir John Parker as a director of Carnival Corporation and Carnival plc

7. To re-elect Stuart Subotnick as a director of Carnival Corporation and Carnival plc

8. To re-elect Laura Weil as a director of Carnival Corporation and Carnival plc

9. To re-elect Randall J. Weisenburger as a director of Carnival Corporation and Carnival plc

10. To re-appoint Carnival plc’s independent auditors and to ratify Carnival Corporation’s independent registered certified public accounting firm

11. To authorize Carnival plc’s audit committee to agree the remuneration of the independent auditors

12. To receive the UK annual accounts and reports of the directors and auditors of

Carnival plc for the year ended November 30, 2013 (in accordance with legal requirements applicable to UK companies)

13. To approve the fiscal 2013 compensation of the named executive officers of Carnival Corporation & plc (in accordance with legal requirements applicable to U.S. companies)

14. To approve the Carnival plc Directors’ Remuneration Report (other than the Carnival plc Directors’ Remuneration Policy set out in Part A of Part II of the Carnival plc Directors’ Remuneration Report) for the year ended November 30, 2013 (in accordance with legal requirements applicable to UK companies)

15. To approve the Carnival plc Directors’ Remuneration Policy set out in Part A of Part II of the Carnival plc Directors’ Remuneration Report, for the year ended November 30, 2013 (in accordance with legal requirements applicable to UK companies)

16. To approve the giving of authority for the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies)

17. Special resolution to approve disapplication of pre-emption rights in relation to the allotment of new shares by Carnival plc (in accordance with customary practice for UK companies)

18. Special resolution to authorize market purchases of ordinary shares of US$1.66 each in the capital of Carnival plc (in accordance with legal requirements applicable to UK companies desiring to implement share buy back programs)

19. To approve the Carnival plc 2014 Employee Share Plan

Name:

Signature: